As filed with the Securities and Exchange Commission on June 8, 2012

Registration No. 333-174803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USA COMPRESSION PARTNERS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	75-2771546 (I.R.S. Employer Identification Number)

100 Congress Avenue, Suite 450
Austin, Texas 78701
(512) 473-2662
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

J. Gregory Holloway
Vice President, General Counsel and Secretary
100 Congress Avenue, Suite 450
Austin, Texas 78701
(512) 473-2662
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Sean T. Wheeler Keith Benson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Mike Rosenwasser E. Ramey Layne Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 237-0000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 8, 2012

PROSPECTUS

USA Compression Partners, LP

Common Units

Representing Limited Partner Interests

          This is the initial public offering of our common units. We are offering            common units in this offering. No public market currently exists for our common units. We currently estimate that the initial public offering price will be between $            and $            per common unit. Our common units have been approved for listing (subject to official notice of issuance) on the New York Stock Exchange under the symbol "USAC".

          Investing in our common units involves risks. Please read "Risk Factors" beginning on page 22 of this prospectus.

          These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

  •
  A long-term reduction in the demand for or production of natural gas or crude oil in the locations where we operate could adversely affect the demand for our services or the prices we charge for our services, which could result in a decrease in our revenues and cash available for distribution to our unitholders.

  •
  We have several key customers. The loss of any of these customers would result in a decrease in our revenues and cash available for distribution to our unitholders.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Our general partner and its affiliates have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our common unitholders.

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

          We are an "emerging growth company" within the meaning of the federal securities laws and will be eligible for reduced reporting requirements.

Per Common Unit	Total

Public Offering Price	$	$

Underwriting Discounts and Commissions	$	$

Proceeds to USA Compression Partners, LP (before expenses)	$	$

          We have granted the underwriters a 30-day option to purchase up to an additional            common units on the same terms and conditions as set forth above if the underwriters sell more than             common units in this offering.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the common units on or about            , 2012.

Barclays	Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Raymond James	RBC Capital Markets	UBS Investment Bank

                    , 2012

        [GRAPHIC]

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        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common units in any circumstances under which the offer or solicitation is unlawful.

        Until                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements included in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes an initial public offering price of $           per common unit and that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus as Appendix B.

        References in this prospectus to "USA Compression," "we," "our," "us," "the Partnership" or like terms refer to USA Compression Partners, LP and its wholly owned subsidiaries, including USA Compression Partners, LLC ("USAC Operating"). References to "USA Compression Holdings" refer to USA Compression Holdings, LLC, the owner of USA Compression GP, LLC, our general partner. References to "Riverstone" refer to Riverstone/Carlyle Global Energy and Power Fund IV, L.P., and affiliated entities, including Riverstone Holdings LLC.

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. As of March 31, 2012, we had 774,514 horsepower in our fleet and 123,842 horsepower on order for delivery by September 30, 2012, of which 92,671 horsepower on order was committed under customer contracts. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012. We employ a customer-focused business philosophy in partnering with our diverse customer base, which is comprised of producers, processors, gatherers and transporters of natural gas. Natural gas compression, a mechanical process whereby natural gas is compressed to a smaller volume resulting in a higher pressure, is an essential part of the production and transportation of natural gas. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment. The compression units in our modern fleet are designed to be easily adaptable to fit our customers' dynamic compression requirements. By focusing on the needs of our customers and by providing them with reliable and flexible compression services, we are able to develop long-term relationships, which lead to more stable cash flows for our unitholders. From 2003 through the first quarter of 2012, our average horsepower utilization was over 90%. We have been providing compression services since 1998.

        We focus primarily on large-horsepower infrastructure applications. As of March 31, 2012, we estimate that over 90% of our revenue generating horsepower was deployed in large-volume gathering systems, processing facilities and transportation applications. We utilize a modern fleet, with an average age of our compression units of approximately five years. Our standard new-build compression unit is generally configured for multiple compression stages, allowing us to operate our units across a broad range of operating conditions. This flexibility allows us to enter into longer-term contracts and reduces the redeployment risk of our horsepower in the field. Our modern and standardized fleet, decentralized field-level operating structure and technical proficiency in predictive and preventive maintenance and overhaul operations have enabled us to achieve average service run times consistently above the levels required by our customers.

        The following table provides a summary of our compression units by horsepower as of March 31, 2012 (including additional new compression unit horsepower on order for delivery between April 2012 and September 2012):

Unit Horsepower	Fleet Horsepower	Horsepower on Order(1)	Total Horsepower(2)	Percentage of Total Horsepower
<500	140,524	3,790	144,314	16.1%
>500 <1,000	106,944	9,830	116,774	13.0%
>1,000	527,046	110,222	637,268	70.9%

Total	774,514	123,842	898,356	100.0%

(1)
89,964 of this horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 of this horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(2)
Comprised of 1,164 compression units, including 97 new compression units on order.

        We generally provide compression services to our customers under long-term, fixed-fee contracts, with initial contract terms of up to five years. We typically continue to provide compression services to our customers beyond their initial contract terms, either through contract renewals or on a month-to-month basis. Our customers are typically required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. We are not directly exposed to natural gas price risk because we do not take title to the natural gas we compress and because the natural gas used as fuel by our compression units is supplied by our customers without cost to us.

        We provide compression services primarily in shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. We believe compression services for shale production will increase in the future. According to the Annual Energy Outlook 2012 Early Release Overview prepared by the U.S. Energy Information Administration, or EIA, natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035. Not only are the production and transportation volumes in these and other shale plays increasing, but the geological and reservoir characteristics of these shales are also particularly attractive for compression services. The changes in production volume and pressure of shale plays over time result in a wider range of compression requirements than in conventional basins. We believe we are well-positioned to meet these changing operating conditions as a result of the flexibility of our compression units. While our business focus is largely compression serving shale plays, we also provide compression services in more mature conventional basins. These conventional basins require increasing amounts of compression as they age and pressures decline, which we believe will provide an additional source of stable and growing cash flows for our unitholders.

        For the year ended December 31, 2011, our business generated revenues, net income and net income before interest, taxes, depreciation and amortization, and certain other adjustments, or Adjusted EBITDA, of $98.7 million, $0.1 million and $51.3 million, respectively. For the three months ended March 31, 2012, our business generated revenues, net income and Adjusted EBITDA of $27.1 million, $1.2 million and $14.3 million, respectively. Please read "—Non-GAAP Financial Measures" for an explanation of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP.

 Natural Gas Compression Fundamentals

        Demand for our compression services is directly linked to the production and consumption of natural gas. We believe we will be able to build our business organically by capitalizing on the following positive long-term fundamentals for the domestic natural gas compression services industry:

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  Natural gas is a critical component of energy supply in the U.S., accounting for approximately 25% of all energy used in the U.S. in 2010, according to the EIA Annual Energy Outlook 2012 Early Release Overview.

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  The EIA forecasts in its Annual Energy Outlook 2012 Early Release Overview that natural gas consumption in the U.S. will increase approximately 10% from 2010 to 2035.

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  New sources of natural gas are necessary not only to accommodate this increase in demand, but also to offset an established trend of declining production from maturing and aging basins that historically dominated U.S. natural gas production.

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  The EIA estimates that natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035.

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  Due to the production profile of wells in these shale formations, producers are generally able to continue to produce natural gas economically across varying commodity price environments.

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  Natural gas producers, processors, gatherers and transporters have continued to outsource some or all of their natural gas compression requirements.

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  Outsourced compression services enable our customers to meet their changing compression needs more efficiently over time while limiting their capital investments in compression equipment and the cost of specialized employees.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability and growth of our business. We expect to achieve this objective by executing on the following strategies:

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  Capitalize on the increased need for natural gas compression in conventional and unconventional plays.  We expect additional demand for compression services to result from the continuing shift of natural gas production to domestic shale plays as well as the declining production pressures of aging conventional basins. Our fleet of modern, flexible compression units, which are capable of being rapidly deployed and redeployed and many of which are designed to operate in multiple compression stages, will enable us to capitalize on opportunities both in these emerging shale plays as well as conventional fields.

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  Continue to execute on attractive organic growth opportunities.  Between 2003 and 2011, we grew the horsepower in our fleet of compression units at a compound annual growth rate of 23% and grew our compression revenues at a compound annual growth rate of 24%, primarily through organic growth. We believe organic growth opportunities will continue to be our most attractive source of near-term growth. We seek to achieve continued organic growth by (i) increasing our business with existing customers, (ii) obtaining new customers in our existing areas of operations and (iii) expanding our operations into new geographic areas.

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  Partner with customers who have significant compression needs.  We actively seek to identify customers with major acreage positions in active and growing areas. We work with these customers to jointly develop long-term and adaptable solutions designed to optimize their lifecycle compression costs. We believe this is important in determining the overall economics of producing, gathering and transporting natural gas. Our proactive and collaborative approach positions us to serve as our customers' compression provider of choice.

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  Pursue accretive acquisition opportunities.  While our principal growth strategy will be to continue to grow organically, we may pursue accretive acquisition opportunities, including the acquisition of complementary businesses, participation in joint ventures or purchase of compression units from existing or new customers in conjunction with providing compression services to them. We will consider opportunities that (i) are in our existing geographic areas of operations or new, high-growth regions, (ii) meet internally established economic thresholds and (iii) may be financed on reasonable terms. We have reviewed potential acquisition opportunities in the past, and will continue to do so in the future, but to date have not actively pursued any acquisitions.

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  Maintain financial flexibility.  We intend to maintain financial flexibility to be able to take advantage of growth opportunities. Historically, we have utilized our cash flow from operations, borrowings under available debt facilities and operating leases to fund capital expenditures to expand our compression services business. This approach has allowed us to significantly grow our fleet and the amount of cash we generate, while maintaining our debt at levels we believe are manageable for our business. Pro forma for this offering, we will have $           million in borrowing capacity available under our revolving credit facility. We believe our financial flexibility positions us to take advantage of future growth opportunities without incurring debt beyond appropriate levels.

Competitive Strengths

        We believe that we are well positioned to successfully execute our business strategies and achieve our principal business objective because of the following competitive strengths:

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  Stable and growing fee-based cash flows.  We charge our customers a fixed monthly fee for our compression services, regardless of the volume of natural gas we compress in that month. Our contracts have initial terms of up to five years and typically extend beyond their initial contract terms, either through contract renewals or on a month-to-month basis. We believe the long-term nature of our fixed-fee contracts enhances our ability to generate stable cash flows and mitigates our exposure to short-term volatility in natural gas and crude oil commodity prices. Our focus on large-horsepower compression installations associated with large-volume gathering and transportation-related applications also mitigates our exposure to the higher volatility associated with smaller wellhead applications.

  •
  Modern and efficient large-horsepower compression fleet with multi-stage compression capabilities that can be rapidly and efficiently deployed or relocated.  We maintain and utilize a modern, flexible and reliable fleet of compression units to provide compression services. As of March 31, 2012, approximately 84% of our fleet by horsepower (including compression units on order) was comprised of units with greater than 500 horsepower. Our compression units are built on a standardized equipment package and have an average age of approximately five years. Approximately 70% of our fleet horsepower as of March 31, 2012 was comprised of convertible multi-stage compression units. The flexible configuration of our units enables us to quickly and effectively adapt to changing field conditions, allowing us to render our compression services across a broad range of operating conditions without the need to replace equipment. This adaptability results in lower downtime and operating costs for our customers, generally allowing us to obtain longer-term contracts and provide our compression services more efficiently within fields and across geographies.

  •
  Long-standing and strategic customer relationships.  We have developed long-standing and strategic customer relationships by consistently delivering outstanding service run time and superior service, and by effectively adapting to our customers' specific and continually changing compression needs. Our top ten customers, which accounted for 53% of our revenues for the year ended December 31, 2011, have contracted compression services from us for an average of nine years. Of these all have been customers for at least six years and six have been customers for over ten years. These relationships provide a strong platform for continued organic growth as we respond to our customers' increasing and dynamic natural gas compression needs.

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  Broad geographic presence in key domestic markets.  Our primary business focus is providing compression services in high-growth shale plays where typically steep declines in production volumes and changes in production pressures require significant compression. We also provide compression services in more mature conventional basins that will require increasing amounts of compression as these fields age and pressures decline.

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  Experienced management team with a proven ability to deliver strong organic growth.  Our Chief Executive Officer, Eric D. Long, co-founded our company and has over 20 years of experience in the compression industry. The members of our management team have an average of over 25 years of experience in energy and service industries, and several key executive members of our sales and operating team have worked together for over 14 years. Our organic growth has resulted from our management's commitment to optimize compression lifecycle cost for our customers by delivering outstanding customer service.

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  Supportive sponsor with significant industry expertise.  Riverstone is the principal owner of our general partner. Riverstone has substantial experience as a private equity investor in master limited partnerships, with current or prior investments in the general partners or managing members of Buckeye Partners, L.P., Kinder Morgan Energy Partners, L.P., Magellan Midstream Partners, L.P. and Niska Gas Storage Partners LLC. Riverstone's management has substantial experience in identifying, evaluating, negotiating and financing acquisitions and investments. By providing us with strategic guidance and financial expertise, we believe our relationship with Riverstone will greatly enhance our ability to grow our asset base and cash flow.

        The compression services business is highly competitive. Some of our competitors have a broader geographic scope, as well as greater financial and other resources than we do. Smaller companies that compete with us may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole. Additionally, the current availability of attractive financing terms makes the purchase of individual compression units increasingly affordable to our customers. For further discussion of the risks that we face, please read "Risk Factors."

Recent Developments

        On June 1, 2012, we amended our revolving credit facility to increase the overall commitments under the facility from $500 million to $600 million. In addition, on June 1, 2012, we entered into a fourth amended and restated credit agreement, or the amended and restated credit agreement, to, among other things, permit the offering-related transactions. This amended and restated credit agreement will become effective only upon the closing of this offering. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Revolving Credit Facility" for a description of the terms of the amended and restated revolving credit facility.

 Our Relationship with Riverstone

        Over 97% of the equity in USA Compression Holdings is owned by Riverstone, with the balance owned by our current officers and employees and a small, non-controlling investor. Riverstone, a global energy- and power-focused private equity firm founded in 2000, has raised over $19 billion of assets under management across seven investment funds. Riverstone conducts buyout and growth capital investments in the midstream, exploration and production, energy services, power and renewable sectors of the energy industry. With offices in New York, London and Houston, Riverstone has committed approximately $17.8 billion to 84 investments in North America, South America, Europe and Asia. As the owner of our general partner, approximately      % of our outstanding common units, all of our subordinated units and all of our incentive distribution rights, USA Compression Holdings and Riverstone are incentivized to support and promote the successful execution of our business plan.

Risk Factors

        An investment in our common units involves risks. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. This list is not exhaustive. Please read the full discussion of these risks and other risks described under "Risk Factors."

Risks Related to Our Business

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  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

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  The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause us to be unable to pay our minimum quarterly distributions to holders of our common units and subordinated units.

  •
  A long-term reduction in the demand for, or production of, natural gas or crude oil in the locations where we operate could adversely affect the demand for our services or the prices we charge for our services, which could result in a decrease in our revenues and cash available for distribution to our unitholders.

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  We have several key customers. The loss of any of these customers would result in a decrease in our revenues and cash available for distribution to our unitholders.

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  We face significant competition that may cause us to lose market share and reduce our ability to make distributions to our unitholders.

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  We depend on a limited number of suppliers and are vulnerable to product shortages and price increases, which could have a negative impact on our results of operations.

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  We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities.

Risks Inherent in an Investment in Us

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  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

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  Our general partner and its affiliates, including USA Compression Holdings, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our common unitholders.

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  Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

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  You will experience immediate and substantial dilution in pro forma net tangible book value of $      per common unit.

Tax Risks to Common Unitholders

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  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

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  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

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  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Partnership Structure and Offering-Related Transactions

        We were formed in 2008 as a Texas limited partnership and converted to a Delaware limited partnership in 2011. USA Compression Holdings currently holds all of our limited partner interests. In order to maximize operational flexibility, we will conduct our operations through subsidiaries. At or prior to the closing of this offering, the following transactions, which we refer to as the offering-related transactions, will occur:

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  we will convert the general partner interest held by USA Compression GP, LLC, our general partner, into a 2.0% general partner interest in us and our incentive distribution rights;

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  we will convert the limited partner interest held by USA Compression Holdings into    common units and       subordinated units, representing an aggregate      % limited partner interest in us;

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  we will receive net proceeds of $           million from the issuance and sale of        common units to the public, representing a        % limited partner interest in us;

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  we will use the net proceeds from this offering in the manner described in "Use of Proceeds"; and

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  our amended and restated credit agreement will become effective and, after using the net proceeds from this offering in the manner described in "Use of Proceeds," will have $         million of long-term borrowing capacity available to us under the revolving credit facility.

 Organizational Structure After the Offering

        The following diagram depicts our organizational structure and ownership after giving effect to this offering and the related offering-related transactions.

Public Common Units	%(1)
Common Units held by USA Compression Holdings	%(1)
Subordinated Units held by USA Compression Holdings	49.0%
Incentive Distribution Rights	(2)
General Partner Interest	2.0%
Total	100.0%

(1)
Assumes the underwriters do not exercise their option to purchase additional common units.

(2)
Incentive distribution rights represent a potentially variable interest in distributions and thus are not expressed as a fixed percentage. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights."

Our Management

        Our general partner has sole responsibility for conducting our business and for managing our operations and is controlled by USA Compression Holdings, which is controlled by Riverstone. Our general partner will not receive any management fee or other compensation in connection with the management of our business or this offering, but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf, which we expect to be approximately $                        for the year ending December 31, 2012. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

        The board of directors of our general partner will initially be comprised of five members, all of whom will be designated by USA Compression Holdings and one of whom will be independent. In compliance with the rules of the New York Stock Exchange, or the NYSE, a second independent director will be appointed to the board of directors of USA Compression GP, LLC within 90 days of listing and a third independent director will be appointed within twelve months of listing. Neither our general partner nor its board of directors will be elected by our unitholders. USA Compression Holdings is the sole member of our general partner and will have the right to appoint our general partner's entire board of directors, including the independent directors.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 100 Congress Avenue, Suite 450, Austin, Texas 78701 and our telephone number is (512) 473-2662. Our website is located at www.usacpartners.com and will be activated in connection with the closing of this offering. We will make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

        Our general partner has a legal duty to manage us in a manner beneficial to our partners. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owner, USA Compression Holdings. Certain of the officers and directors of our general partner are also officers and directors of USA Compression Holdings. As a result, conflicts of interest will arise in the future between us and holders of our common units, on the one hand, and USA Compression Holdings and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of distributions we make to the holders of common and subordinated units, which in turn has an effect on whether our general partner receives incentive distributions.

        Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner to holders of our common units. Our partnership agreement also restricts the remedies available to holders of our common units for actions that might otherwise constitute a breach of our general partner's fiduciary duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and pursuant to the terms of our partnership agreement each holder of common units consents to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

        For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties."

 Implications of Being an Emerging Growth Company

        We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to:

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  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002,

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  comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,

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  provide certain disclosure regarding executive compensation required of larger public companies, or

  •
  hold shareholder advisory votes on executive compensation.

        We will remain an emerging growth company for five years unless, prior to that time, we have more than $1.0 billion in annual revenues, have a market value for our common units held by non-affiliates of more than $700 million, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced obligations. We have availed ourselves of the reduced reporting obligations with respect to executive compensation disclosure in this prospectus, and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than might be provided by other public companies in which you hold equity interests.

        We are also choosing to "opt out" of the extended transition period for complying with new or revised accounting standards available to emerging growth companies, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.

 The Offering

Common units offered to the public	common units.
common units, if the underwriters exercise in full their option to purchase additional common units.
Units outstanding after this offering

            common units and            subordinated units, representing a            % and 49.0% limited partner interest in us, respectively. The exercise of the underwriters' option to purchase additional common units will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Our general partner will own a 2.0% general partner interest in us.

Use of proceeds

We expect to receive net proceeds from the issuance and sale of common units offered by this prospectus of approximately $       million, after deducting underwriting discounts and commissions and offering expenses.

We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units) to repay indebtedness outstanding under our revolving credit facility. We will incur indebtedness under our revolving credit facility to fund capital expenditures, terminate interest rate swaps related to our revolving credit facility and for working capital needs. We have incurred indebtedness from time to time under our revolving credit facility to fund capital expenditures and for working capital purposes and on December 15, 2011 we used borrowings under the facility to purchase the compression units previously leased from Caterpillar Financial Services Corporation, or Caterpillar. On June 1, 2012, we amended our revolving credit facility to increase the overall commitments under the facility from $500 million to $600 million and entered into our amended and restated credit facility, which will become effective only upon the closing of this offering, to, among other things, permit the offering-related transactions. At March 31, 2012, the interest rate on amounts borrowed under the revolving credit facility was 3.0%. Affiliates of each of the underwriters participating in this offering are lenders under our revolving credit facility and will receive a substantial portion of the proceeds from this offering pursuant to the repayment of a portion of the borrowings thereunder. Please read "Underwriting (Conflicts of Interest)—Conflicts of Interest/FINRA Rules."

We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to redeem from USA Compression Holdings a number of common units equal to the number of common units issued upon the exercise of the underwriters' option.

Cash distributions

Our general partner will adopt a cash distribution policy that will require us to pay a minimum quarterly distribution of $      per unit ($      per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and it is defined in our partnership agreement included in this prospectus as Appendix A and in the glossary included in this prospectus as Appendix B. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions." For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period from the completion of this offering through June 30, 2012, based on the actual length of that period.

Our partnership agreement requires that we distribute all of our available cash each quarter in the following manner:
• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $ , plus any arrearages from prior quarters;
• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $          per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

The amount of pro forma available cash generated during the year ended December 31, 2011 would have been sufficient to allow us to pay the full minimum quarterly distribution on all common units and a cash distribution of $          per quarter ($          on an annualized basis), or approximately          % of the minimum quarterly distribution, on all of our subordinated units for such period.

The amount of pro forma available cash generated during the twelve months ended March 31, 2012 would have been sufficient to allow us to pay the full minimum quarterly distribution on all common units and a cash distribution of $          per quarter ($          on an annualized basis), or approximately          % of the minimum quarterly distribution, on all of our subordinated units for such period.

We believe that, based on our estimated cash available for distribution as described under the caption "Our Cash Distribution Policy and Restrictions on Distributions," we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $          per unit on all common and subordinated units and the corresponding distributions on our general partner's 2.0% interest for the four-quarter period ending June 30, 2013. This estimate is based in part on the assumption that we will institute a distribution reinvestment plan, or DRIP, following completion of this offering, and that USA Compression Holdings will reinvest under the DRIP all distributions it receives on its common and subordinated units in additional newly issued common units, and that our general partner will make capital contributions to maintain its 2.0% general partner interest in us. We have not assumed participation in the DRIP by any public unit holder. Please read "Risk Factors" and "Our Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

USA Compression Holdings will initially own all of our subordinated units. The principal difference between our common and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after we have earned and paid at least (i) $          (the minimum quarterly distribution on an annualized basis) on each outstanding unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2015 or (ii) $          (150.0% of the annualized minimum quarterly distribution) on each outstanding unit and the corresponding distributions on our general partner's 2.0% interest and the related distribution on the incentive distribution rights for the four-quarter period immediately preceding that date.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. For a description of the subordination period, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

General Partner's right to reset the target distribution levels

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its general partner interest. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Issuance of additional units	We can issue an unlimited number of units without the consent of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Partnership Units."
Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class, including any units owned by our general partner and its affiliates, including USA Compression Holdings. Upon consummation of this offering, USA Compression Holdings will own an aggregate of          % of our common and subordinated units. This will give USA Compression Holdings the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price that is not less than the then-current market price of the common units, as calculated pursuant to the terms of our partnership agreement. At the end of the subordination period (which could occur as early as June 30, 2013), assuming no additional issuances of common units (other than upon the conversion of the subordinated units), USA Compression Holdings will own an aggregate of approximately          % of our outstanding common units. Following completion of this offering, we intend to institute a DRIP. USA Compression Holdings has informed us that it intends to reinvest under the DRIP all distributions it receives on its common and subordinated units. To the extent that USA Compression Holdings participates in the DRIP, its percentage ownership of us will increase relative to public unit holders that do not participate in the DRIP. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be          % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $          per unit, we estimate that your average allocable federal taxable income per year will be no more than $          per unit. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read "Material Federal Income Tax Consequences." All statements of legal conclusions contained in "Material Federal Income Tax Consequences," unless otherwise noted, are the opinion of Latham & Watkins LLP with respect to the matters discussed therein.

Exchange listing	Our common units have been approved for listing (subject to official notice of issuance) on the NYSE under the symbol "USAC".

Summary Historical and Pro Forma Financial and Operating Data

        The following table presents our summary historical financial and operating data and pro forma financial data for the periods and as of the dates presented. The following table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus.

        The summary historical financial and operating data has been prepared on the following basis:

  •
  the historical financial information as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 is derived from our audited financial statements, which are included elsewhere in this prospectus;

  •
  the historical financial information as of December 31, 2009 is derived from our audited financial statements, which are not included in this prospectus;

  •
  the historical financial information as of March 31, 2012 and for the three months ended March 31, 2011 and March 31, 2012 is derived from our unaudited financial statements, which are included elsewhere in this prospectus; and

  •
  the historical financial information as of March 31, 2011 is derived from our unaudited financial statements, which are not included in this prospectus.

        We were acquired by USA Compression Holdings on December 23, 2010, which we refer to as the Holdings Acquisition. In connection with this acquisition, our assets and liabilities were adjusted to fair value on the closing date by application of "push-down" accounting. Due to these adjustments, our audited consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (i) the periods prior to the acquisition date for accounting purposes, using a date of convenience of December 31, 2010, are identified as "Predecessor," and (ii) the periods from December 31, 2010 forward are identified as "Successor." Please read note 1 to our audited financial statements as of December 31, 2011 included elsewhere in this prospectus.

        The summary pro forma financial information for the year ended December 31, 2011 and as of and for the three months ended March 31, 2012 is derived from our unaudited pro forma financial statements included elsewhere in this prospectus. The pro forma adjustments have been prepared as if the transactions described below had taken place on March 31, 2012, in the case of the pro forma balance sheet, or as of January 1, 2011, in the case of the pro forma statement of operations for the year ended December 31, 2011 and for the three months ended March 31, 2012. These transactions include:

  •
  the entry into the second amendment to our revolving credit facility on November 16, 2011;

  •
  the entry into the third amendment to our revolving credit facility on June 1, 2012 and the effectiveness of our amended and restated credit agreement, which we entered into on June 1, 2012;

  •
  the conversion of our limited partner interests held by USA Compression Holdings into                    of our common units and                    of our subordinated units;

  •
  the conversion of our general partner interest held by USA Compression GP, LLC, our general partner, into a 2.0% general partner interest in us;

  •
  the issuance by us of all of our incentive distribution rights to USA Compression GP, LLC; and

  •
  the issuance by us of                    common units to the public in exchange for net proceeds of approximately $                 million, all of which will be used to repay indebtedness outstanding under our revolving credit facility.

        The pro forma financial information should not be considered as indicative of the historical results we would have had or the results we will have after this offering.

        The following table includes the non-GAAP financial measure of Adjusted EBITDA. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures."

	Historical					Pro Forma
	Predecessor		Successor(1)
	Year Ended December 31,		Year Ended December 31,
				Three Months Ended March 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2009	2010	2011
	(in thousands, except per unit and operating data)
Revenues:
Contract operations	$93,178	$89,785	$93,896	$22,758	$26,552	$93,896	$26,552
Parts and service	2,050	2,243	4,824	738	572	4,824	572

Total revenues	95,228	92,028	98,720	23,496	27,124	98,720	27,124
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	30,096	33,292	39,605	8,941	9,021	39,605	9,021
Selling, general and administrative(2)	9,136	11,370	12,726	2,703	3,694	12,726	3,694
Restructuring charges(3)	—	—	300	—	—	300	—
Depreciation and amortization	22,957	24,569	32,738	7,902	9,428	32,738	9,428
(Gain) loss on sale of assets	(74)	(90)	178	202	161	178	161
Impairment of compression equipment	1,677	—	—	—	—	—	—

Total costs and expenses	63,792	69,141	85,547	19,748	22,304	85,547	22,304

Operating income	31,436	22,887	13,173	3,748	4,820	13,173	4,820
Other income (expense):
Interest expense	(10,043)	(12,279)	(12,970)	(3,182)	(3,534)	(6,239)	(2,890)
Other	25	26	21	5	5	21	5

Total other expense	(10,018)	(12,253)	(12,949)	(3,177)	(3,529)	(6,218)	(2,885)

Income before income tax expense	21,418	10,634	224	571	1,291	6,955	1,935

Income tax expense(4)	190	155	155	36	48	155	48

Net income	$21,228	$10,479	$69	$535	$1,243	$6,800	$1,887

Adjusted EBITDA	$56,917	$51,987	$51,285	$12,874	$14,253	$51,285	$14,253
Pro forma net income per limited partner unit:
Common unit
Subordinated unit
Other Financial Data:
Capital expenditures(5)	$29,580	$18,886	$133,264	$4,765	$43,395
Cash flows provided by (used in):
Operating activities	42,945	38,572	33,782	9,871	4,523
Investing activities	(26,763)	(18,768)	(140,444)	(4,250)	(43,348)
Financing activities	(16,545)	(19,804)	106,662	(3,070)	38,828
Operating Data (at period end, except averages)—unaudited
Fleet horsepower(6)	582,530	609,730	722,201	622,039	774,514
Total available horsepower(7)	582,530	612,410	809,418	632,215	866,596
Revenue generating horsepower(8)	502,177	533,692	649,285	533,693	697,500
Average revenue generating horsepower(9)	489,243	516,703	570,900	534,007	680,063
Revenue generating compression units	749	795	888	793	920
Average horsepower per revenue generating compression unit(10)	655	667	692	673	748
Horsepower utilization(11)
At period end	92.0%	91.8%	95.7%	90.4%	95.7%
Average for the period(12)	92.7%	92.6%	92.3%	90.1%	95.8%

	Predecessor		Successor(1)				Pro Forma
Balance Sheet Data (at period end):
Working capital(13)	$(4,678)	$(3,984)	$(11,295)	$(2,848)	$(5,253)		$(5,253)
Total assets	352,757	614,718	727,876	612,591	763,633		763,783
Long-term debt	260,470	255,491	363,773	252,519	402,682		218,676
Partners' capital	72,626	338,954	339,023	339,489	340,266		524,422

(1)
Reflects the push-down of the purchase accounting for the Holdings Acquisition.

(2)
Pro forma selling, general and administrative expense does not include incremental general and administrative expenses we expect to incur as a result of being a publicly traded partnership. We expect these expenses to total approximately $3.1 million per year.

(3)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012, and we expect to pay the remaining $0.2 million in the three-month period ending June 30, 2012.

(4)
This represents the Texas franchise tax (applicable to income apportioned to Texas) which, in accordance with Financial Accounting Standards Board Accounting Standards Codification 740 "Income Taxes," or ASC 740, is classified as income tax for reporting purposes.

(5)
On December 15, 2011, we purchased all the compression units previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. This amount is included in capital expenditures for the year ended December 31, 2011. On December 16, 2011, the Partnership entered into an agreement with a compression equipment supplier to reduce certain previously made progress payments from $10 million to $2 million. The Partnership applied this $8 million credit to new compression unit purchases from this supplier in the three months ended March 31, 2012. Before the application of this credit, capital expenditures were $51.4 million for the three months ended March 31, 2012.

(6)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes any units on order). As of March 31, 2012, we had 123,842 of additional new compression unit horsepower on order, of which 89,964 horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(7)
Total available horsepower is revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(8)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(9)
Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(10)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(11)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.2%, 87.5% and 89.9% for the years ended December 31, 2009, 2010 and 2011, respectively, and 85.8% and 90.1% for the three months ended March 31, 2011 and 2012, respectively.

(12)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

(13)
Working capital is defined as current assets minus current liabilities.

 Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measure of Adjusted EBITDA. We view Adjusted EBITDA as one of our primary management tools, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

        Adjusted EBITDA does not include interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Because we borrow money under our revolving credit facility and have historically utilized operating leases to finance our operations, interest expense and operating lease expense are necessary elements of our costs. Because we use capital assets, depreciation and impairment of compression equipment is also a necessary element of our costs. Expense related to share-based compensation expense related to equity awards to employees is also necessary to operate our business. Therefore, measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making processes.

        The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Historical					Pro Forma
	Predecessor		Successor
	Year Ended December 31,		Year Ended December 31,
				Three Months Ended March 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2009	2010	2011
	(in thousands)

Net income	$21,228	$10,479	$69	$535	$1,243	$6,800	$1,887
Interest expense	10,043	12,279	12,970	3,182	3,534	6,239	2,890
Depreciation and amortization	22,957	24,569	32,738	7,902	9,428	32,738	9,428
Income taxes	190	155	155	36	48	155	48
Impairment of compression equipment(1)	1,677	—	—	—	—	—	—
Share-based compensation expense	269	382	—	—	—	—	—
Equipment operating lease expense(2)	553	2,285	4,053	969	—	4,053	—
Riverstone management fee(3)	—	—	1,000	250	—	1,000	—
Restructuring charges(4)	—	—	300	—	—	300	—
Fees and expenses related to the Holdings Acquisition(5)	—	1,838	—	—	—	—	—

Adjusted EBITDA	$56,917	$51,987	$51,285	$12,874	$14,253	$51,285	$14,253

Interest expense	(10,043)	(12,279)	(12,970)	(3,182)	(3,534)
Income tax expense	(190)	(155)	(155)	(36)	(48)
Equipment operating lease expense	(553)	(2,285)	(4,053)	(969)	—
Riverstone management fee	—	—	(1,000)	(250)	—
Restructuring charges	—	—	(300)	—	—
Fees and expenses related to the Holdings Acquisition	—	(1,838)	—	—	—
Other	288	3,362	(920)	(167)	(152)
Changes in operating assets and liabilities:
Accounts receivable and advance to employee	1,865	(336)	(976)	529	(439)
Inventory	(3,680)	503	1,974	(180)	(1,577)
Prepaids	608	(18)	(219)	196	371
Other non-current assets	(4)	1	(2,601)	—	(163)
Accounts payable	(857)	(825)	1,987	(473)	(6,090)
Accrued liabilities and deferred revenue	(1,406)	455	1,730	1,529	1,902

Net cash provided by operating activities	$42,945	$38,572	$33,782	$9,871	$4,523

(1)
Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

(2)
Represents expenses for the respective periods under the operating lease facility with Caterpillar, from whom we historically leased compression units and other equipment. On December 15, 2011, we purchased the compression units that were previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. As such, we believe it is useful to investors to view our results excluding these lease payments.

(3)
Represents management fees paid to Riverstone for services performed during 2011. As these fees have not been paid by us after December 31, 2011 and will not be paid by us following this offering, we believe it is useful to investors to view our results excluding these fees.

(4)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012, and we expect to pay the remaining $0.2 million in the three month period ending June 30, 2012. We believe that it is useful to investors to view our results excluding this non-core expense.

(5)
Represents one-time fees and expenses related to the Holdings Acquisition. These fees and expenses are not related to our operations, and we do not expect to incur similar fees or expenses in the future as a publicly traded partnership.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the compression services business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to pay the minimum quarterly distribution to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

 Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

        In order to pay our minimum quarterly distribution of $            per unit per quarter, or $            per unit per year, we will require available cash of approximately $             million per quarter, or approximately $             million per year, based on the number of common units, subordinated units and the 2.0% general partner interest to be outstanding immediately after completion of this offering. Under our cash distribution policy, the amount of cash we can distribute to our unitholders principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

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  the level of production of, demand for, and price of natural gas and crude oil, particularly the level of production in the locations where we provide compression services;

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  the fees we charge, and the margins we realize, from our compression services;

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  the cost of achieving organic growth in current and new markets;

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  the level of competition from other companies; and

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  prevailing global and regional economic and regulatory conditions, and their impact on our customers.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

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  the levels of our maintenance capital expenditures and expansion capital expenditures;

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  the level of our operating costs and expenses;

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  our debt service requirements and other liabilities;

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  fluctuations in our working capital needs;

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  restrictions contained in our revolving credit facility;

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  the cost of acquisitions, if any;

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  fluctuations in interest rates;

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  our ability to borrow funds and access capital markets; and

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  the amount of cash reserves established by our general partner.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions."

On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the twelve months ended December 31, 2011 and March 31, 2012.

        The amount of cash available for distribution we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the 2.0% general partner interest to be outstanding immediately after this offering is approximately $             million. Our pro forma cash available for distribution generated during the twelve months ended December 31, 2011 and March 31, 2012 of $33.6 million and $33.2 million, respectively, would have been sufficient to allow us to pay the full minimum quarterly distribution on all of the common units, but would only allow us to pay        % and      %, respectively, of the full minimum quarterly distribution on all of the subordinated units during those periods. For a calculation of our ability to make distributions to unitholders based on our pro forma results for the twelve months ended December 31, 2011 and March 31, 2012, please read "Our Cash Distribution Policy and Restrictions on Distributions—Pro Forma Cash Available for Distribution for the Twelve Months Ended December 31, 2011 and March 31, 2012."

The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause us to be unable to pay our minimum quarterly distributions to holders of our common units and subordinated units.

        Our estimate of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" is based on assumptions that are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. The estimate was prepared by our management, and we have not received an opinion or report on it from our independent registered public accounting firm or any other independent auditor. If we do not achieve the estimated results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units will likely decline materially.

A long-term reduction in the demand for, or production of, natural gas or crude oil in the locations where we operate could adversely affect the demand for our services or the prices we charge for our services, which could result in a decrease in our revenues and cash available for distribution to our unitholders.

        The demand for our compression services depends upon the continued demand for, and production of, natural gas and crude oil. Demand may be affected by, among other factors, natural gas prices, crude oil prices, weather, availability of alternative energy sources, governmental regulation and general demand for energy. Any prolonged, substantial reduction in the demand for natural gas or crude oil would, in all likelihood, depress the level of production activity and result in a decline in the demand for our compression services, which would reduce our cash available for distribution. Lower natural gas prices or crude oil prices over the long term could result in a decline in the production of natural gas or crude oil, respectively, resulting in reduced demand for our compression services. Additionally, production from unconventional natural gas sources, such as tight sands, shales and coalbeds, constitute an increasing percentage of our compression services business. Such sources can be less economically feasible to produce in low natural gas price environments, in part due to costs related to compression requirements, and a reduction in demand for natural gas or natural gas lift for crude oil may cause such sources of natural gas to be uneconomic to drill and produce, which could in turn negatively impact the demand for our services. In addition, governmental regulation and tax policy may impact the demand for natural gas or impact the economic feasibility of development of new natural gas fields or production of existing fields.

We have several key customers. The loss of any of these customers would result in a decrease in our revenues and cash available for distribution to our unitholders.

        We provide compression services under contracts with several key customers. The loss of one of these key customers may have a greater effect on our financial results than for a company with a more diverse customer base. Our largest customer for the year ended December 31, 2011 and three months ended March 31, 2012 was Southwestern Energy Company and its subsidiaries, or Southwestern Energy. Southwestern Energy accounted for 15.9% of our revenue for the year ended December 31, 2011 and 13.5% of our revenues for the three months ended March 31, 2012. Our ten largest customers accounted for 53% of our revenues for the year ended December 31, 2011 and 54% of our revenues for the three months ended March 31, 2012. The loss of all or even a portion of the compression services we provide to our key customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

The erosion of the financial condition of our customers could adversely affect our business.

        During times when the natural gas or oil markets weaken, our customers are more likely to experience financial difficulties and the lack of availability of debt or equity financing, which could result in a reduction in our customers' spending for our services. For example, our customers could seek to preserve capital by using lower cost providers, not renewing month-to-month contracts or determining not to enter into any new compression service contracts. Reduced demand for our services could adversely affect our business, results of operations, financial condition and cash flows. In addition, in the event of the financial failure of a customer, we could experience a loss of all or a portion of our outstanding accounts receivable associated with that customer.

We face significant competition that may cause us to lose market share and reduce our ability to make distributions to our unitholders.

        The compression business is highly competitive. Some of our competitors have a broader geographic scope, as well as greater financial and other resources than we do. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to compete effectively. Some of these competitors may expand or construct newer, more powerful or more flexible compression fleets that would create additional competition for us. Additionally, there are lower barriers to entry for customers as competitors seeking to purchase individual compression units. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and reduce our ability to make cash distributions to our unitholders.

Our customers may choose to vertically integrate their operations by purchasing and operating their own compression fleet, or expanding the amount of compression units they currently own.

        Our customers that are significant producers, processors, gatherers and transporters of natural gas and crude oil may choose to vertically integrate their operations by purchasing and operating their own compression fleets in lieu of using our compression services. Currently, the availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual compression units increasingly affordable to our customers. Such vertical integration or increases in vertical integration could result in decreased demand for our compression services, which may have a material adverse effect on our business, results of operations, financial condition and reduce our ability to make cash distributions to our unitholders.

A significant portion of our services are provided to customers on a month-to-month basis, and we cannot be sure that our customers will continue to contract for these services that have continued beyond the primary term.

        As of March 31, 2012, approximately 38% of our compression services on a horsepower basis (and 43% on a revenue basis for the three months ended March 31, 2012) were provided on a month-to-month basis to customers who continue to utilize our services following expiration of the primary term of their contracts with us. These customers can generally terminate their month-to-month compression services contracts on 30-days' written notice. If a significant number of these customers were to terminate their month-to-month services, or attempt to renegotiate their month-to-month contracts at substantially lower rates, it could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We may be unable to grow our cash flows if we are unable to expand our business, which could limit our ability to increase distributions to our unitholders.

        A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our business. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

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  develop new business and enter into service contracts with new customers;

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  retain our existing customers and maintain or expand the services we provide them;

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  recruit and train qualified personnel and retain valued employees;

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  expand our geographic presence;

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  effectively manage our costs and expenses, including costs and expenses related to growth;

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  consummate accretive acquisitions;

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  obtain required debt or equity financing for our existing and new operations; and

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  meet customer-specific contract requirements or pre-qualifications.

        If we do not achieve our expected growth, we may not be able to achieve our estimated results and, as a result, we may not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the 2.0% general partner interest, in which event the market price of our common units will likely decline materially.

We may be unable to grow successfully through future acquisitions, and we may not be able to integrate effectively the businesses we may acquire, which may impact our operations and limit our ability to increase distributions to our unitholders.

        From time to time, we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. While we have reviewed acquisition opportunities in the past and will continue to do so in the future, we have not actively pursued any acquisitions, and in the future we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management's attention. Even if we are successful in integrating future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions, or to integrate successfully future acquisitions into our existing operations, may adversely impact our operations and limit our ability to increase distributions to our unitholders.

Our ability to grow in the future is dependent on our ability to access external expansion capital.

        We will distribute all of our available cash after expenses and prudent operating reserves to our unitholders. We expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund expansion capital expenditures. However, we may not be able to obtain equity or debt financing on terms favorable to us, or at all. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with other expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would affect the available cash that we have to distribute to our unitholders.

Our ability to manage and grow our business effectively may be adversely affected if we lose management or operational personnel.

        We depend on the continuing efforts of our executive officers. The departure of any of our executive officers, and in particular, Eric D. Long, President and Chief Executive Officer of our general partner, could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace.

        Additionally, our ability to hire, train and retain qualified personnel will continue to be important and will become more challenging as we grow and if energy industry market conditions continue to be positive. When general industry conditions are good, the competition for experienced operational and field technicians increases as other energy and manufacturing companies' needs for the same personnel increases. Our ability to grow or even to continue our current level of service to our current customers will be adversely impacted if we are unable to successfully hire, train and retain these important personnel.

We depend on a limited number of suppliers and are vulnerable to product shortages and price increases, which could have a negative impact on our results of operations.

        The substantial majority of the components for our natural gas compression equipment are supplied by Caterpillar (for engines), Air-X-Changers and Air Cooled Exchangers (for coolers), and Ariel Corporation (for compressor frames and cylinders). Our reliance on these suppliers involves several risks, including price increases and a potential inability to obtain an adequate supply of required components in a timely manner. We also rely primarily on two vendors, A G Equipment Company and Standard Equipment Corp., to package and assemble our compression units. We do not have long-term contracts with these suppliers or packagers, and a partial or complete loss of any of these sources could have a negative impact on our results of operations and could damage our customer relationships. Some of these suppliers manufacture the components we purchase in a single facility, and any damage to that facility could lead to significant delays in delivery of completed units. In addition, since we expect any increase in component prices for compression equipment or packaging costs will be passed on to us, a significant increase in their pricing could have a negative impact on our results of operations.

We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities.

        We are subject to stringent and complex federal, state and local laws and regulations, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, which may render us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact our financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties and the issuance of injunctions delaying or prohibiting operations.

        We conduct operations in a wide variety of locations across the continental U.S. These operations require U.S. federal, state or local environmental permits or other authorizations. We may need to apply for or amend facility permits or licenses from time to time with respect to storm water discharges, waste handling, or air emissions relating to equipment operations, which subject us to new or revised permitting conditions that may be onerous or costly to comply with. Additionally, the operation of compression units may require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the wide variety of locations in which we operate, and the numerous environmental permits and other authorizations that are applicable to our operations, we may occasionally identify or be notified of technical violations of certain requirements existing in various permits or other authorizations. We could be subject to penalties for any noncompliance in the future.

        We routinely deal with natural gas, oil and other petroleum products. Hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties used by us to provide compression services or inactive compression unit storage or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under federal, state and local environmental laws and regulations.

        The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production, gathering and pipeline companies, including our customers, which in turn could have a negative impact on us.

New regulations, proposed regulations and proposed modifications to existing regulations under the Clean Air Act, or CAA, if implemented, could result in increased compliance costs.

        On August 20, 2010, the U.S. Environmental Protection Agency, or the EPA, published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocating internal combustion engines. On May 22, 2012, the EPA proposed amendments to the final rule in response to several petitions for reconsideration. The EPA must finalize the proposed amendments by December 14, 2012. All engines subject to these regulations are required to comply by October 2013. The rule will require us to undertake certain expenditures and activities, including purchasing and installing emissions control equipment on a portion of our engines located at major sources of hazardous air pollutants, following prescribed maintenance practices for engines (which are consistent with our existing practices), and implementing additional emissions testing and monitoring. We do not believe the costs associated with achieving compliance with these standards and proposed amendments by the October 2013 compliance date will be material.

        On June 28, 2011, the EPA issued a final rule modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines. The final rule will require us to undertake certain expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment on some of our natural gas compression fleet. Compliance with the final rule is not required until at least 2013. On May 22, 2012, the EPA proposed minor amendments which must be finalized by December 14, 2012. We are currently evaluating the impact that this final rule and proposed amendments will have on our operations.

        On April 17, 2012 the EPA finalized rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish specific new requirements regarding emissions from compressors and controllers at natural gas processing plants, dehydrators, storage tanks and other production equipment. In addition, the rules establish new leak detection requirements for natural gas processing plants at 500 ppm. These rules may require a number of modifications to our operations, including the installation of new equipment to control emissions from our compressors at initial startup, or 60 days after the final rule is published in the Federal Register, whichever is later. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

        In addition, the Texas Commission on Environmental Quality, or the TCEQ, has finalized revisions to certain air permit programs that significantly increase the air permitting requirements for new and certain existing oil and gas production and gathering sites for 23 counties in the Barnett Shale production area. The final rule establishes new emissions standards for engines, which could impact the operation of specific categories of engines by requiring the use of alternative engines, compression packages or the installation of aftermarket emissions control equipment. The rule became effective for the Barnett Shale production area in April 2011, with the lower emissions standards becoming applicable between 2015 and 2030 depending on the type of engine and the permitting requirements. The cost to comply with the revised air permit programs is not expected to be material at this time. However, the TCEQ has stated it will consider expanding application of the new air permit program statewide. At this point, we cannot predict the cost to comply with such requirements if the geographic scope is expanded.

        These new regulations and proposals, when finalized, and any other new regulations requiring the installation of more sophisticated pollution control equipment could have a material adverse impact on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Climate change legislation and regulatory initiatives could result in increased compliance costs.

        Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing Clean Air Act authority. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the

EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. This new permitting program may affect some of our customers' largest new or modified facilities going forward. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs, additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenue.

        A portion of our customers' natural gas production is from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act, or SDWA, to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by the end of 2012. The EPA also has recently announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing. Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce demand for our compression services, which would materially adversely affect our revenue and results of operations.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        Our operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Our insurance may be inadequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be adversely affected. Please read "Our Operations—Environmental and Safety Regulations" for a description of how we are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and environment.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions.

        We have a $600 million revolving credit facility that matures on October 5, 2015. In addition, we have the option to increase the amount of available borrowings under the revolving credit facility by

$50 million, subject to receipt of lender commitments and satisfaction of other conditions. Approximately $             million is expected to be outstanding under the revolving credit facility after the closing of this offering, assuming a price per unit in the offering equal to the midpoint of the range set forth on the cover page of this prospectus and the application of net proceeds as discussed under "Use of Proceeds."

        Following this offering, our ability to incur additional debt will be subject to limitations in our revolving credit facility. Our level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  we will need a portion of our cash flow to make payments on our indebtedness, reducing the funds that would otherwise be available for operation, future business opportunities and distributions; and

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt under the revolving credit facility will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may be unable to effect any of these actions on satisfactory terms, or at all.

Restrictions in our revolving credit facility may limit our ability to make distributions to our unitholders and may limit our ability to capitalize on acquisition and other business opportunities.

        The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. Our amended and restated credit agreement, which will become effective upon the closing of this offering, restricts or limits our ability to:

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  grant liens;

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  make certain loans or investments;

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  incur additional indebtedness or guarantee other indebtedness;

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  subject to exceptions, enter into transactions with affiliates;

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  sell our assets; and

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  acquire additional assets.

        Furthermore, our revolving credit facility contains certain operating and financial covenants. Our ability to comply with the covenants and restrictions contained in the revolving credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our lenders' commitment to make further loans to us may terminate, and we will be prohibited from making distributions to our unitholders. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our revolving credit facility or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Revolving Credit Facility."

An impairment of goodwill or other intangible assets could reduce our earnings.

        We have recorded approximately $157.1 million of goodwill and $83.8 million of other intangible assets as of March 31, 2012. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP requires us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Any event that causes a reduction in demand for our services could result in a reduction of our estimates of future cash flows and growth rates in our business. These events could cause us to record impairments of goodwill or other intangible assets. If we determine that any of our goodwill or other intangible assets are impaired, we will be required to take an immediate charge to earnings with a corresponding reduction of partners' capital resulting in an increase in balance sheet leverage as measured by debt to total capitalization. There was no impairment recorded for goodwill or other intangible assets for the year ended December 31, 2011 or during the three months ended March 31, 2012.

Terrorist attacks, the threat of terrorist attacks, hostilities in the Middle East, or other sustained military campaigns may adversely impact our results of operations.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the magnitude of the threat of future terrorist attacks on the energy industry in general and on us in particular are not known at this time. Uncertainty surrounding hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of natural gas supplies and markets for natural gas and natural gas liquids and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror. Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. For example, Section 404(a) will require us, among other things, to review and report annually on the effectiveness of our internal control over financial reporting. We must comply with Section 404(a) for our fiscal year ending December 31, 2013. In addition, our independent registered public accountants will be required to assess the effectiveness of an internal control over financial reporting at the end of the fiscal year after we are no longer an "emerging growth company" under the Jumpstart Our Business Startups Act, which may be for up to five fiscal years after the completion of this offering. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Risks Inherent in an Investment in Us

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. USA Compression Holdings is the sole member of our general partner and will have the right to appoint our general partner's entire board of directors, including its independent directors. If the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

USA Compression Holdings owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including USA Compression Holdings, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our common unitholders.

        Following this offering, USA Compression Holdings, which is principally owned and controlled by Riverstone, will own and control our general partner and will appoint all of the officers and directors of our general partner, some of whom will also be officers and directors of USA Compression Holdings. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owners. Conflicts of interest will arise between USA Compression Holdings, Riverstone and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of USA Compression Holdings and the other owners of USA Compression Holdings over our interests and the interests of our common unitholders. These conflicts include the following situations, among others:

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  neither our partnership agreement nor any other agreement requires USA Compression Holdings to pursue a business strategy that favors us;

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  our general partner is allowed to take into account the interests of parties other than us, such as USA Compression Holdings, in resolving conflicts of interest;

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  our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership interests and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert to common units;

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  our general partner determines which costs incurred by it are reimbursable by us;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our partnership agreement permits us to classify up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units;

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  our general partner controls the enforcement of the obligations that it and its affiliates owe to us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Fiduciary Duties."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement limits our general partner's fiduciary duties to holders of our common and subordinated units.

        Our partnership agreement contains provisions that modify and reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without USA Compression Holdings' consent.

        The unitholders initially will be unable to remove our general partner because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, USA Compression Holdings will own an aggregate of            % of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates (including the general partner and its affiliates) are voted in favor of that removal, all subordinated units will automatically be converted into common units. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning that it believed that the decisions were in the best interest of our partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

    (a)
    approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

    (b)
    approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

      (c)
      on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

      (d)
      fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in subclauses (c) and (d) above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and to maintain its general partner interest. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner (which approval may be granted in its sole discretion) and persons who acquired such units with the prior approval of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of USA Compression Holdings to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

You will experience immediate and substantial dilution in pro forma net tangible book value of $        per common unit.

        The assumed initial public offering price of $            per common unit exceeds our pro forma net tangible book value of $            per common unit as of March 31, 2012. Based on the initial public offering price of $            per common unit, you will incur immediate and substantial dilution of $            per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read "Dilution."

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units, including pursuant to our planned DRIP, or other equity securities of equal or senior rank, will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units during the subordination period, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

USA Compression Holdings may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, USA Compression Holdings will hold an aggregate of                     common units and                    subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. In addition, USA Compression Holdings may acquire additional common units in connection with our planned DRIP. We have agreed to provide USA Compression Holdings with certain registration rights for any common and subordinated units it owns. Please read "The Partnership Agreement—Registration Rights." The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price. You may also incur a tax liability upon a sale of your units. At the completion of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, USA Compression Holdings will own an aggregate of approximately        % of our outstanding common units. At the end of the subordination period (which could occur as early as June 30, 2013), assuming no additional issuances of common units (other than upon the conversion of the subordinated units), USA Compression Holdings will own an aggregate of approximately        % of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

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  we were conducting business in a state but had not complied with that particular state's partnership statute; or

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  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only                     publicly traded common units. In addition, USA Compression Holdings will own an aggregate of                    common and                    subordinated units, representing an aggregate        % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  other factors described in these "Risk Factors."

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        Our common units have been approved for listing (subject to official notice of issuance) on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to investors in certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management of USA Compression Partners, LP."

We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of being a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and result in our general partner possibly having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We have included $3.1 million of estimated incremental costs per year associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Pursuant to recently enacted federal securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

        We will be required to disclose changes made in our internal control over financial reporting on a quarterly basis, and we will be required to assess the effectiveness of our controls annually. However, for as long as we are an "emerging growth company" under federal securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. See "Summary—Implications of Being an Emerging Growth Company." Even if we conclude that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay Texas franchise tax each year at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of any similar taxes by any other state may substantially reduce the cash available for distribution to our unitholders and, therefore, negatively impact the value of an investment in our common units. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, judicial interpretations of the U.S. federal income tax laws may have a direct or indirect impact on our status as a partnership and, in some instances, a court's conclusions may heighten the risk of a challenge regarding our status as a partnership. Moreover, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes or differing judicial interpretations of existing laws could be applied retroactively and could negatively impact the value of an investment in our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A technical termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for such tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby a publicly traded partnership that technically terminated may request publicly traded partnership technical termination relief which, if granted by the IRS, among other things would permit the partnership to provide only one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in thirteen states. Many of these states currently impose a personal income tax on individuals. Many of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may control assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all foreign, federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million from this offering, after deducting the underwriting discounts and commissions and offering expenses. Our estimate assumes an initial public offering price of $            per common unit and no exercise of the underwriters' option to purchase additional common units.

        We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units) to repay $             of indebtedness outstanding under our revolving credit facility. We will incur indebtedness under our revolving credit facility to fund capital expenditures, terminate interest rate swaps related to our revolving credit facility and for working capital needs. We have incurred indebtedness from time to time under our revolving credit facility to fund capital expenditures and for working capital purposes. On December 15, 2011 we used borrowings under the facility to purchase the compression units previously leased from Caterpillar for $43 million. On June 1, 2012, we amended our revolving credit facility to increase the overall commitments under the facility from $500 million to $600 million and entered into our amended and restated credit facility, which will become effective only upon the closing of this offering, to, among other things, permit the offering-related transactions. At March 31, 2012, the interest rate on amounts borrowed under the revolving credit facility was 3.0%. Affiliates of each of the underwriters participating in this offering are lenders under our revolving credit facility and will receive a substantial portion of the proceeds from this offering pursuant to the repayment of a portion of the borrowings thereunder. Please read "Underwriting (Conflicts of Interest)—Conflicts of Interest/FINRA Rules." A $1.00 increase or decrease in the initial public offering price per common unit would cause the net proceeds from the offering, after deducting the underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by approximately $             million. If the initial public offering price were to exceed $            per common unit or if we were to increase the number of common units in this offering (other than through the underwriters' exercise of their option to purchase additional units), we would repay more indebtedness under our revolving credit facility. If the initial public offering price were to be less than $            per common unit or if we were to decrease the number of common units in this offering, we would repay less indebtedness under the revolving credit facility, which will increase our pro forma interest expense and reduce our cash available for distribution.

        We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to redeem from USA Compression Holdings a number of common units equal to the number of common units issued upon the exercise of the underwriters' option.

 CAPITALIZATION

        The following table shows:

  •
  our historical cash and capitalization as of March 31, 2012; and

  •
  our historical cash and capitalization as of March 31, 2012, as adjusted to reflect this offering, the use of the net proceeds from this offering to repay $       million of indebtedness outstanding under our revolving credit facility, and the conversion of our limited partner and general partner interests in connection with the closing of this offering as described under "Summary—Partnership Structure and Offering-Related Transactions." See "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Historical	As Adjusted
	(in thousands)
Cash	$7	$

Long-term debt (including current maturities):
Revolving credit facility(1)	$402,682	$
Other notes payable	29

Total long-term debt	402,711
Partners' equity:
Limited partner's capital(2)	337,902		—
General partner's capital(3)	2,364		—
Common unitholders	—
Subordinated unitholder	—
General partner interest	—

Total partners' equity	340,266

Total capitalization	$742,977	$

(1)
As of                        , 2012, there was $       million outstanding under our revolving credit facility.

(2)
We will convert the limited partner interest held by USA Compression Holdings into common units and subordinated units, representing an aggregate       % limited partner interest in us.

(3)
We will convert the general partner interest held by USA Compression GP, LLC, our general partner, into a 2.0% general partner interest in us and our incentive distribution rights.

        A $1.00 increase or decrease in the initial public offering price per common unit would cause the net proceeds from the offering, after deducting the underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by $             million. If the initial public offering price were to exceed $            per common unit or if we were to increase the number of common units in this offering (other than through the underwriters' exercise of their option to purchase additional units), we would repay more indebtedness under our revolving credit facility. If the initial public offering price were to be less than $            per common unit or if we were to decrease the number of common units in this offering, we would repay less indebtedness under our revolving credit facility. The as adjusted information set forth above is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of March 31, 2012, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $             million, or $            per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$
Net tangible book value per unit before the offering(1)	$
Decrease in net tangible book value per unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per unit after the offering(2)
Immediate dilution in net tangible book value per common unit to new investors(3)		$

(1)
Determined by dividing the number of units (                common units,                     subordinated units and the 2.0% general partner interest) to be issued to USA Compression Holdings and its affiliates in connection with this offering by the net tangible book value of the contributed interests.

(2)
Determined by dividing the total number of units to be outstanding after the offering (                common units,                     subordinated units and                 units representing the 2.0% general partner interest) by our pro forma net tangible book value.

(3)
For each increase or decrease in the initial public offering price of $1.00 per common unit, dilution in net tangible book value per common unit would increase or decrease by $            per common unit.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
General partner and affiliates(1)			%	$		%
New investors			%	$		%

Total		100.0%		$	100.0%

(1)
The units held by our general partner and its affiliates consist of            common units,                     subordinated units and the 2.0% general partner interest.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and Considerations" below. In addition, please read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical and pro forma operating results, you should refer to our historical financial statements and pro forma financial data, and the notes thereto, included elsewhere in this prospectus.

General

        Rationale for our cash distribution policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our available cash. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

        Limitations on cash distributions and our ability to change our cash distribution policy.    There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  our cash distribution policy may be subject to restrictions on distributions under our revolving credit facility or other debt agreements entered into in the future. Our revolving credit facility contains financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility;"

  •
  our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders;

  •
  although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by USA Compression Holdings) after the subordination period has ended. At the closing of this offering, USA Compression Holdings will own our general partner and will own an aggregate of approximately        % of our outstanding common and subordinated units;

  •
  even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement;

  •
  under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets;

  •
  we may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expense, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Our general partner is entitled to reimbursement of all direct and indirect expenses incurred on our behalf, which we expect to be approximately $                        for the twelve months ending June 30, 2013;

  •
  if and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution in order to service or repay our debt or fund expansion capital expenditures; and

  •
  all available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Accordingly, it is possible that return of capital distributions could be made from operating surplus. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

        Our ability to grow is dependent on our ability to access external expansion capital.    Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon completion of this offering, the board of directors of our general partner will establish a minimum quarterly distribution of $          per unit per complete quarter, or $          per unit per year, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter ending                   . This equates to an aggregate cash distribution of approximately $           million per quarter, or approximately $           million per year, based on the number of common and subordinated units and the 2.0% general partner interest to be outstanding immediately after the completion of this offering. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to this policy will be subject to the factors described above under the caption "—General—Limitations on Cash Distributions and Our Ability to Change Our Distribution Policy."

        If the underwriters' option to purchase additional common units is exercised, we will issue additional common units to the public and use the net proceeds to redeem an equivalent number of common units from USA Compression Holdings. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting."

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

        The table below sets forth the number of outstanding common units and subordinated units and the general partner interest upon the closing of this offering and the aggregate distribution amounts payable on such units at our minimum quarterly distribution rate of $          per unit per quarter ($          per unit on an annualized basis).

Distributions
	Number of Units/GP Interest	One Quarter	Four Quarters
Publicly held common units		$	$
Common units held by USA Compression Holdings
Subordinated units held by USA Compression Holdings
General partner interest held by USA Compression GP, LLC

Total		$	$

        The subordination period generally will end if we have earned and paid at least $            on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2015. If, in respect of any quarter, we have earned and paid at least $            (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest and the related distribution on the incentive distributions rights for the four-quarter period immediately preceding that date, the subordination period will terminate automatically and all of the subordinated units will convert into an equal number of common units. Please read the "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        The requirement to distribute available cash quarterly, as provided in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. We do not anticipate that our general partner will establish cash reserves as of the closing of this offering or during the twelve months ending June 30, 2013. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through June 30, 2012 based on the actual length of the period.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $              per unit each quarter for the year ending December 31, 2012. In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of cash we would have had available for distribution on a pro forma basis for the twelve months ended December 31, 2011 and March 31, 2012, derived from our unaudited pro forma financial data included in this prospectus, as adjusted to give pro forma effect to the offering and the offering-related transactions; and

  •
  "Estimated Cash Available for Distribution," in which we demonstrate our ability to generate the minimum estimated Adjusted EBITDA necessary for us to pay the minimum quarterly distribution on all units for each quarter for the twelve months ending June 30, 2013.

Pro Forma Cash Available for Distribution for the Twelve Months Ended December 31, 2011 and March 31, 2012

        If we had completed the transactions contemplated in this prospectus on January 1, 2011, our pro forma cash available for distribution for the twelve months ended December 31, 2011 and March 31, 2012 would have been approximately $33.6 million and $33.2 million, respectively. This amount would have been sufficient to pay the full minimum quarterly distribution on all of the common units for the twelve months ended December 31, 2011 and March 31, 2012, but would have been insufficient by approximately $         million and $         million, respectively, to pay the full minimum quarterly distribution on the subordinated units for these periods.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods. Please see our unaudited pro forma financial statements included elsewhere in this prospectus.

        The following table illustrates, on a pro forma basis, for the twelve months ended December 31, 2011 and March 31, 2012, the amount of available cash (without any reserve) that would have been available for distribution to our unitholders, assuming that the offering had been consummated on January 1, 2011. The pro forma adjustments presented below give effect to (i) this offering and the related transactions, (ii) the entry into the second amendment to our revolving credit facility in November 2011, (iii) the entry into the third amendment to our revolving credit facility in June 2012 and (iv) the effectiveness of our amended and restated credit agreement, which we entered into in June 2012. Pro forma Adjusted EBITDA and pro forma cash available for distribution are further adjusted to give effect to (i) the purchase on December 15, 2011 of the compression units previously leased from Caterpillar for $43 million, (ii) the termination of interest rate swaps related to our revolving credit facility in connection with the closing of this offering and (iii) the elimination of management fees and restructuring charges that we do not expect to incur in future periods. Certain of the adjustments are explained in further detail in the footnotes to such adjustments.

 Unaudited Pro Forma Cash Available for Distribution

	Twelve Months Ended(1)
	December 31, 2011	March 31, 2012
	(in thousands, except per unit and operating data)
Pro forma revenues:
Contract operations	$93,896	$97,690
Parts and service	4,824	4,658

Total pro forma revenues	98,720	102,348
Pro forma costs and expenses:
Cost of operations, exclusive of depreciation and amortization(2)	39,605	39,685
Selling, general and administrative	12,726	13,717
Restructuring charges(3)	300	300
Depreciation and amortization	32,738	34,264
(Gain) loss on sale of assets	178	137

Total pro forma costs and expenses	85,547	88,103

Pro forma operating income	13,173	14,245
Pro forma other income (expense):
Interest expense(4)	(6,239)	(7,625)
Other	21	21

Pro forma total other expense	(6,218)	(7,604)

Pro forma income before income tax expense	6,955	6,641
Pro forma income tax expense(5)	155	167

Pro forma net income	$6,800	$6,474

Adjustments to reconcile pro forma net income to pro forma Adjusted EBITDA(6):
Add:
Depreciation and amortization	32,738	34,264
Interest expense	6,239	7,625
Income tax expense	155	167
Share-based compensation expense	—	—
Equipment operating lease expense(7)	4,053	3,084
Riverstone management fee(8)	1,000	750
Restructuring charges	300	300

Pro forma Adjusted EBITDA	$51,285	$52,664
Adjustments to reconcile pro forma Adjusted EBITDA to pro forma cash available for distribution:
Less:
Cash interest expense before termination of interest rate swaps and equipment operating lease schedules(9)	6,998	8,477
Increase in cash interest expense due to the purchase of equipment and termination of the equipment operating lease schedules(10)	717	634
Income tax expense	155	167
Riverstone management fee	1,000	750
Expansion capital expenditures(11)	124,303	170,259
Maintenance capital expenditures(12)	8,961	9,609
Add:
Borrowings to fund expansion capital expenditures(13)	124,303	170,259
Reduction in cash interest expense due to termination of interest rate swaps(14)	3,254	3,258

Pro forma cash available for distribution	36,708	36,285
Less: Incremental general and administrative expenses associated with being a publicly traded partnership(15)	3,100	3,100

Pro forma cash available for distribution by USA Compression Partners, LP	$33,608	$33,185
Per unit minimum annual distribution(16)
Annual distributions to:
Publicly held common units
Common units held by USA Compression Holdings
Subordinated units held by USA Compression Holdings
General partner interest of our general partner
Total minimum annual cash distributions
Surplus / (Shortfall)
Fixed charge coverage ratio

(1)
Unaudited pro forma cash available for distribution for the year ended December 31, 2011 was derived from the unaudited pro forma financial statements included elsewhere in this prospectus. Unaudited pro forma cash available for distribution for the twelve months ended March 31, 2012 was derived by combining pro forma amounts for the nine months ended December 31, 2011 (not included in this prospectus) and the three months ended March 31, 2012 (included in this prospectus).

(2)
Includes $4.1 million and $3.1 million for the twelve months ended December 31, 2011 and March 31, 2012, respectively, of equipment operating lease expense related to compression units leased from Caterpillar. On December 15, 2011, we purchased the compression units that were previously leased under the operating lease facility for $43 million.

(3)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges that were for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations for the year ended December 31, 2011. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012, and we expect to pay the remaining $0.2 million in the three month period ending June 30, 2012.

(4)
On June 1, 2012 we amended our revolving credit facility to increase the overall commitments under the facility from $500 million to $600 million. Our revolving credit facility provides for an applicable margin for LIBOR loans of 200 to 275 basis points above LIBOR, depending on our leverage ratio, a reduction from 300 to 375 basis points above LIBOR prior to an earlier amendment dated November 16, 2011. Historical interest rates averaged 3.71% for the year ended December 31, 2011 and 3.02% for the three month period ended March 31, 2012. Pro forma interest expense is based on an average rate of 2.2% for the year ended December 31, 2011 and 2.3% for the three-month period ended March 31, 2012.

(5)
This represents the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007) which, in accordance with ASC 740, is classified as an income tax for reporting purposes.

(6)
Adjusted EBITDA is defined as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees and expenses under our operating lease with Caterpillar. Please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for more information regarding Adjusted EBITDA.

(7)
Represents equipment operating lease expenses related to the Caterpillar equipment operating lease described in footnote (2) above. Because we purchased the compression units subject to this equipment operating lease from Caterpillar on December 15, 2011, we believe it is useful to investors to view our results excluding these payments.

(8)
Represents management fees paid to Riverstone, recorded in selling, general and administrative expense, for services performed during 2011. As these fees have not been paid by us after December 31, 2011 and will not be paid by us following this offering, we believe it is useful to investors to view our results excluding these fees.

(9)
Comprised of estimated interest expense of $5.9 million for the year ended December 31, 2011, (i) increased by the $2.6 million fair value gain on the interest rate swaps and (ii) less debt issuance amortization cost of $1.8 million for the year ended December 31, 2011. Comprised of estimated interest expense of $7.2 million for the twelve months ended March 31, 2012, (i) increased by the $2.7 million fair value gain on the interest rate swaps and (ii) less debt issuance amortization cost of $1.8 million.

(10)
Reflects a net increase in cash interest expense of $0.7 million and $0.6 million for the twelve months ended December 31, 2011 and March 31, 2012, respectively, from additional borrowings under our revolving credit facility to finance the purchase of compression units leased from Caterpillar as described in footnotes (2) and (7) above.

(11)
Reflects actual expansion capital expenditures for the period presented. Expansion capital expenditures are capital expenditures made to expand the operating capacity or revenue generating capacity of existing or new assets, including by acquisition of compression units or through modification of existing compression units to change their capacity. On December 15, 2011, we purchased all the compression units previously leased from Caterpillar for $43 million, which is included in expansion capital expenditures for the twelve months ended December 30, 2011. On December 16, 2011, we entered into an agreement with one of our compression equipment suppliers to reduce certain previously made progress payments by $8 million and received a credit. We applied this $8 million credit to new compression units purchased from this supplier in the first quarter of 2012 and included the $8 million in expansion capital expenditures for the twelve months ended March 31, 2012.

(12)
Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of our assets and extend their useful lives, or other capital expenditures that are incurred in maintaining our existing business and related cash flow.

(13)
Represents borrowings we made under our revolving credit facility to fund expansion capital expenditures.

(14)
Reflects a reduction in cash interest expense of $3.3 million for the twelve months ended December 31, 2011 and March 31, 2012, due to the termination of out-of-the money interest rate swap agreements. We intend to terminate these interest rate swap agreements prior to the closing of this offering and, therefore, believe it is useful to investors to view our cash available for distribution excluding the impact of these swaps.

(15)
Reflects an adjustment for estimated incremental cash expenses associated with being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audits, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. We estimate these incremental general and administrative expenses, some of which will be allocated to us by USA Compression Holdings, will increase our expenses by approximately $3.1 million per year.

(16)
Pro forma cash distributions are based on an assumed distribution of $        per unit per quarter. Our pro forma cash available for distribution for the twelve months ended December 31, 2011 and March 31, 2012 would have been sufficient to pay the full minimum quarterly distribution on the common units and          % and         %, respectively, of the minimum quarterly distribution on the subordinated units during this period.

Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2013

        As a result of the factors described in this section and in "—Assumptions and Considerations" below, we believe we will be able to pay the minimum quarterly distribution on all of our common units, subordinated units and the 2.0% general partner interest for each quarter in the twelve months ending June 30, 2013.

        In order to pay the minimum quarterly distribution of $        per unit on all our common units, subordinated units and the 2.0% general partner interest for four quarters, we estimate that our Adjusted EBITDA for the twelve months ending June 30, 2013 must be at least $         million. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure our operating performance, liquidity or ability to service debt obligations. Please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for an explanation of Adjusted EBITDA.

        We also anticipate that if our Adjusted EBITDA for such period is at or above our estimate, we would be permitted to make the minimum quarterly distributions on all the common units, subordinated units and the 2.0% general partner interest under the applicable covenants, if any, under our revolving credit facility.

        We believe we will generate estimated Adjusted EBITDA of $68.5 million for the twelve months ending June 30, 2013, which includes approximately $3.1 million of estimated incremental cash expense associated with being a publicly traded partnership. You should read "—Assumptions and Considerations" below for a discussion of the material assumptions underlying this belief, which reflects our judgment of conditions we expect to exist and the course of action we expect to take. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on all our units. We can give you no assurance that our assumptions will be realized or that we will generate the $             million in Adjusted EBITDA required to pay the minimum quarterly distribution on all our common units, subordinated units and the 2.0% general partner interest for the four-quarter period ending June 30, 2013. There will likely be differences between our estimates and the actual results we will achieve, and those differences could be material. If we do not generate the estimated Adjusted EBITDA or if our maintenance capital expenditures or interest expense are higher than estimated, we may not be able to pay the minimum quarterly distribution on all units for the four-quarter period ending June 30, 2013.

        When considering our ability to generate our estimated Adjusted EBITDA of $68.5 million, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth below.

        We do not as a matter of course make public projections as to future revenues, earnings, or other results of operations. However, our management has prepared the prospective financial information set forth below to present the estimated cash available for distribution for the twelve months ending June 30, 2013. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and the 2.0% general partner interest for the four-quarter period ending June 30, 2013 should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions.

        The following table shows how we calculate the estimated Adjusted EBITDA necessary to pay the minimum quarterly distribution on all our common units, subordinated units and the 2.0% general partner interest for the four quarters ending June 30, 2013. Our estimated Adjusted EBITDA presents the forecasted results of operations of USA Compression Partners, LP for the twelve months ending June 30, 2013. Our assumptions that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes and in "—Assumptions and Considerations."

Estimated Cash Available for Distribution

Twelve Months Ending June 30, 2013
(in thousands, except per unit data)
Revenues:
Contract operations	$128,499
Parts and service	1,139

Total revenues	129,638
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization(1)	42,774
Selling, general and administrative(2)	18,337
Depreciation and amortization	46,228

Total costs and expenses	107,339

Operating income	22,299
Interest expense	(9,956)

Income before income tax expense	12,343
Income tax expense(3)	218

Net income	$12,125

Adjustments to reconcile net income to estimated Adjusted EBITDA(4):
Add:
Depreciation and amortization	46,228
Interest expense	9,956
Income tax expense	218

Estimated Adjusted EBITDA	$68,527
Adjustments to reconcile estimated Adjusted EBITDA to estimated cash available for distribution:
Less:
Cash interest expense(5)	8,492
Income tax expense	218
Expansion capital expenditures(6)	104,513
Maintenance capital expenditures(7)	12,067
Add:
Borrowings to fund expansion capital expenditures	104,513

Estimated cash available for distribution	$47,750
Per unit minimum annual distribution
Annual distributions to:(8)
Publicly held common units
Common units held by USA Compression Holdings
Subordinated units held by USA Compression Holdings
General partner interest of our general partner
Total minimum annual cash distributions
Excess of cash available for distributions over total minimum annual distributions
Fixed charge coverage ratio

(1)
Excludes equipment operating lease expense related to compression units leased from Caterpillar. On December 15, 2011, we purchased all the compression units that were previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility.

(2)
Includes $3.1 million for estimated incremental cash expense associated with being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audits, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. Also includes $            of estimated direct and indirect expenses for which our general partner will be entitled to reimbursement.

(3)
This represents the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007) which, in accordance with ASC 740, is classified as an income tax for reporting purposes.

(4)
Adjusted EBITDA is defined as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment and share-based compensation expense. Please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" for more information regarding Adjusted EBITDA.

(5)
Estimated cash interest expense of $8.5 million is comprised of estimated interest expense of $10.0 million, which includes an adjustment to give effect to this offering and the use of the net proceeds of $         million, less debt issuance amortization cost of $1.5 million.

(6)
Reflects estimated expansion capital expenditures. Expansion capital expenditures are capital expenditures made to expand the operating capacity or revenue generating capacity of existing or new assets, including by acquisition of compression units or through modification of existing compression units to change their capacity.

(7)
Reflects estimated maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of our assets and extend their useful lives, or other capital expenditures that are incurred in maintaining our existing business and related cash flow.

(8)
For information regarding the number of units outstanding after this offering, as well as assumptions relating to common units to be issued pursuant to the distribution reinvestment plan that we intend to institute following the completion of this offering, please see "—Units Outstanding" below.

Assumptions and Considerations

        Based on a number of specific assumptions, we believe that, following completion of this offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and the 2.0% general partner interest for the four-quarter period ending June 30, 2013. We believe that our assumptions, which include the following, are reasonable:

        Contract operations revenue.    We estimate that our contract operations revenue will be $128.5 million for the twelve months ending June 30, 2013, as compared to $97.7 million for the twelve months ended March 31, 2012 on a pro forma basis. The anticipated increase in our revenue is based upon the following assumptions:

  •
  we expect to add significant new compression unit horsepower from March 31, 2012 through June 30, 2013, substantially all of which will be comprised of units greater than 1,000 horsepower, as we believe we will have strong demand for compression services in shale plays in the U.S.;

  •
  our estimated revenue generating horsepower is based upon (i) customer commitments representing approximately         % of the 132,722 increase in revenue generating horsepower from March 31, 2012 to June 30, 2013, (ii) customer indications of horsepower needs related to their shorter-term field development drilling commitments and processing and transportation requirements and (iii) general discussions with our customers regarding their longer-term planned field development and enhancement programs; and

  •
  the actual amount of revenue generating horsepower as of March 31, 2012, and the estimated amount of revenue generating horsepower for each quarter in the twelve months ending June 30, 2013, is as follows:

		Estimated
	Actual March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
Revenue generating horsepower	697,500	720,058	765,458	799,748	827,720	830,222
Increase in revenue generating horsepower		22,558	45,400	34,290	27,972	2,502
Percentage increase		3.2%	6.3%	4.5%	3.5%	0.3%
  •
  for the twelve months ending June 30, 2013, the estimated service fee revenue assumes an average monthly revenue per revenue generating horsepower of $13.47 compared to $13.84 for the twelve months ended March 31, 2012 and revenue generating horsepower of 830,222 at June 30, 2013 compared to 697,500 at March 31, 2012.

  •
  the decrease of our average monthly service fee per revenue generating horsepower results from the fact that market rates in 2009 and early 2010 were lower than market rates prior to 2009, and that as older contracts at higher rates expire, a larger percentage of our contracts are at the lower rates prevalent since 2009. Rates improved in the second half of 2010 and remained relatively stable through 2011. However, we expect to experience pricing pressure in 2012 across the horsepower ranges of our fleet (other than our largest horsepower units). The reduction in average monthly revenue per revenue generating horsepower is also related, in part, to the increase in the estimated average horsepower per revenue generating compression unit, which is estimated to be 816 for the twelve months ending June 30, 2013 as compared to 711 for the twelve months ended March 31, 2012. Over the long term, we expect that continued improved pricing will ultimately improve our average monthly revenue per revenue generating horsepower as contracts that we entered into in 2009 and early 2010 expire and we enter into new contracts at higher rates.

  •
  we intend to grow the number of large-horsepower units in our fleet. While large-horsepower units in general generate better gross operating margin than lower-horsepower units, they also generate lower average revenue per revenue generating horsepower. If we continue to grow the number of large-horsepower units and deploy those units to provide services to our larger customers via multi-unit orders, our average revenue per revenue generating horsepower rates for the entire fleet will slightly decline while revenue generating horsepower increases.

  •
  our average monthly service fee per revenue generating horsepower is calculated by averaging the service fee per revenue generating horsepower for each of the months in the applicable period. For the quarters ended June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012, our pro forma average monthly service fee per revenue generating horsepower was $14.26, $13.97, $13.67 and $13.45 respectively;

  •
  the increase in contract operations revenue of $30.8 million for the twelve months ending June 30, 2013 as compared to the twelve months ended March 31, 2012 is primarily attributable to the increase in revenue generating horsepower; and

  •
  parts and services revenue represents repair services that are performed on compressor units owned by our customers and other third parties. Our estimate for parts and service revenue is consistent with our historical experience. We do not anticipate any significant increases in these revenues.

        Cost of operations, exclusive of depreciation and amortization.    We estimate that our cost of operations will be $42.8 million for the twelve months ending June 30, 2013, which excludes equipment operating lease expense related to compression units previously leased from Caterpillar that we purchased on December 15, 2011 for $43 million, as compared to $39.7 million for the twelve months ended March 31, 2012 on a pro forma basis, which includes $3.1 million of equipment operating lease expense. The anticipated increase in our cost of operations is based upon the following assumptions:

  •
  we estimate that the average monthly cost of operations per revenue generating horsepower will be $4.48 for the twelve months ending June 30, 2013 as compared to $5.02 for the twelve months ended March 31, 2012 (excluding, for purposes of this comparison, $3.1 million of equipment operating lease expense). This decrease is primarily due to recognizing economies of scale from the addition of large-horsepower units, partially offset by estimates of cost escalations including the effect of inflation, higher labor rates, increases in labor costs due to the hiring and training of new field technicians and increases in lubrication costs. Our average monthly cost of operations per revenue generating horsepower is calculated by averaging the monthly cost of operations per revenue generating horsepower for each of the months in the applicable period.

        Selling, general and administrative expense.    We estimate that selling, general and administrative expense will be $18.3 million for the twelve months ending June 30, 2013, which includes approximately $3.1 million in expenses associated with being a publicly traded partnership, as compared to $13.7 million for the twelve months ended March 31, 2012 on a pro forma basis. As a percentage of revenue, selling, general and administrative expense is expected to decrease in the twelve months ending June 30, 2013 (excluding the estimated $3.1 million of expenses associated with being a publicly traded partnership) as a result of the increase in revenue from period to period. Our estimate does not include any amounts for potential cash-based compensation awards pursuant to our 2012 Long-Term Incentive Plan. Any such cash-based awards would increase our selling, general and administrative expense and decrease our cash available for distribution.

        Depreciation and amortization expense.    We estimate that depreciation expense will be $46.2 million for the twelve months ending June 30, 2013, as compared to $34.3 million for the twelve months ended March 31, 2012 on a pro forma basis. Depreciation expense is consistently assumed to be based on the average depreciable asset lives and depreciation methodologies, taking into account estimated capital expenditures primarily for additional new compression units as described below.

        Interest expense.    The anticipated increase in interest expense and cash interest expense is based upon the following assumptions:

  •
  the balance on our revolving credit facility was approximately $402.7 million at March 31, 2012 and is expected to be approximately $         million as of June 30, 2013. The $       million net decrease in the loan balance between March 31, 2012 and June 30, 2013 reflects the use of $        million of net proceeds from this offering to repay amounts outstanding under our revolving credit facility offset by borrowings to terminate interest rate swaps related to our revolving credit facility, incremental borrowings in connection with running our business and application of the net proceeds from this offering of $             million to repay borrowings under the revolving credit facility.

  •
  we estimate average borrowings of approximately $           million under our revolving credit facility for the twelve months ending June 30, 2013, with an estimated average interest rate of 2.60% through June 30, 2013. An increase or decrease of 1.0% in the interest rate will result in increased or decreased, respectively, annual interest expense of $             million;

  •
  interest expense includes commitment fees for the unused portion of our revolving credit facility at an assumed rate of 0.375%;

  •
  we have assumed that distributions on common and subordinated units held by USA Compression Holdings will be reinvested in additional common units under a distribution reinvestment plan that we intend to institute following the completion of this offering. We assume that proceeds from the reinvested distributions will be used to reduce borrowings under our revolving credit facility, reducing interest expense by $                for the twelve months ending June 30, 2013; and

  •
  we assume that we will remain in compliance with the financial and other covenants in our revolving credit facility.

        Cash interest expense.    Cash interest expense excludes $1.5 million in non-cash amortization of debt issuance costs incurred in connection with borrowings under our revolving credit facility.

        Income tax expense.    Income tax expense represents Texas franchise tax calculated on the forecasted gross revenue apportioned to Texas for the twelve months ending June 30, 2013. The tax is estimated to be approximately $218,000 for the twelve months ending June 30, 2013, as compared to $167,000 for the twelve months ended March 31, 2012 on a pro forma basis. Our estimate of the franchise tax for the twelve months ending June 30, 2013 is based on a tax rate of 0.7% (the maximum effective rate after allowable deductions). This tax is reflected in our financials as an income tax in accordance with ASC 740.

        Capital expenditures.    The anticipated decrease in capital expenditures is based upon the following assumptions:

  •
  we estimate expansion capital expenditures will be approximately $104.5 million for the twelve months ending June 30, 2013, compared to $170.3 million for the twelve months ended March 31, 2012. The estimated expansion capital expenditures for the twelve months ending June 30, 2013 include $89.5 million of expenditures for the addition of 113,943 horsepower of compression units to our fleet, which we initially intend to deploy primarily in the shale plays where our customers are most active, as well as expenditures for the acquisition of additional vehicles and other ancillary assets required to support our growth.

  •
  we estimate that maintenance capital expenditures will be approximately $12.1 million for the twelve months ending June 30, 2013 compared to approximately $9.6 million for the twelve months ended March 31, 2012. Our maintenance capital expenditures are estimated based on the anticipated overhaul requirements of our compression units. We assume our maintenance capital expenditures for the twelve months ending June 30, 2013 will be higher than for the twelve months ended March 31, 2012, primarily due to the growing size of our fleet.

        Units Outstanding.    We assume that, following completion of this offering, the public will own                common units, representing a       % limited partner interest in us, and USA Compression Holdings will own                common units and                subordinated units, representing an aggregate      % limited partner interest in us. We also assume that, following this offering, our general partner, USA Compression GP, LLC, will own a 2.0% general partner interest in us, and all of our incentive distribution rights. Following completion of this offering, we intend to institute a distribution reinvestment plan, or a DRIP, pursuant to which owners of common and subordinated units can reinvest their distributions in additional common units. We have been informed by USA Compression Holdings that they intend to reinvest their distributions in additional common units for the foreseeable future, and we expect USA Compression GP, LLC will utilize its distributions to make capital contributions to maintain its 2.0% general partner interest in us. We have assumed that            additional common units are issued as a result of the DRIP for the twelve month period ending June 30, 2013 at an assumed price of $            per common unit related to the common and subordinated units that will be held by USA Compression Holdings. We cannot predict the level of participation in the DRIP by holders of our common units other than USA Compression Holdings, and therefore have assumed no additional common units will be issued to them pursuant to the DRIP. The issuance of additional common units as a result of the reinvestment of distributions by USA Compression Holdings under the DRIP will reduce our forecasted cash available for distribution on a per unit basis.

While we believe that our assumptions supporting our estimated Adjusted EBITDA and cash available for distribution for the twelve months ending June 30, 2013 are reasonable in light of management's current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual Adjusted EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units for the four-quarter period ending June 30, 2013, in which event the market price of the common units may decline materially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

        General.    Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2012.

        Definition of available cash.    Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, our revolving credit facility or other agreements; and

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

        Intent to distribute the minimum quarterly distribution.    We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $          per unit, or $          on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

        General partner interest and incentive distribution rights.    Initially, our general partner will be entitled to 2.0% of all quarterly distributions that we make after inception and prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $          per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on limited partner units that it owns.

Operating Surplus and Capital Surplus

        General.    All cash distributed will be characterized as either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

        Operating surplus.    Operating surplus for any period consists of:

  •
  $             million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions, which include the following:

  •
  borrowings (including sales of debt securities) that are not working capital borrowings;

  •
  sales of equity interests;

  •
  sales or other dispositions of assets outside the ordinary course of business; and

  •
  capital contributions received;

  provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred; less

  •
  any loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $             million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

        Capital surplus.    Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        Characterization of cash distributions.    Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity and/or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

        As described above, neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

 Subordination Period

        General.    Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $      per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination period.    Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2015, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early termination of subordination period.    Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Expiration upon removal of the general partner.    In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        Expiration of the subordination period.    When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

        Adjusted operating surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

 Distributions of Available Cash From Operating Surplus After the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its percentage general partner interest, subject to restrictions in the partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution per unit." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest, assume our general partner has contributed any additional capital to maintain its 2.0% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit	Unitholders	General partner
Minimum Quarterly Distribution		$98.0%	2.0%
First Target Distribution	up to $	98.0%	2.0%
Second Target Distribution	above $ up to $	85.0%	15.0%
Third Target Distribution	above $ up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, or IDRs, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event are above the reset first target distribution described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal percentage interest in distribution
				Quarterly distribution per unit following
	Quarterly distribution		General partner
	per unit prior to reset	Unitholders		hypothetical reset
Minimum Quarterly Distribution		$98.0%	2.0%	$
First Target Distribution	up to $	98.0%	2.0%	up to $ (1)
Second Target Distribution	above $ up to $	85.0%	15.0%	above $ (1) up to $ (2)
Third Target Distribution	above $ up to $	75.0%	25.0%	above $ (2) up to $ (3)
Thereafter	above $	50.0%	50.0%	above $ (3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be            common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit would be $            for the two quarters prior to the reset.

Cash distributions to general partner prior to reset
Cash distributions to common unitholders prior to reset
Quarterly distribution per unit prior to reset
			Common Units	2.0% general partner interest	Incentive distribution rights		Total	Total distributions
Minimum Quarterly Distribution	$	$	$—	$		$—	$	$
First Target Distribution	above $ up to $		—			—
Second Target Distribution	above $ up to $		—
Third Target Distribution	above $ up to $		—
Thereafter	above $		—

		$	$—	$	$		$	$

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be            common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its IDRs for the two quarters prior to the reset as shown in the table above, or $            , by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $            .

Cash distributions to general partner after reset
Cash distributions to common unitholders prior to reset
	Quarterly distribution per unit prior to reset			Common Units issued in connection with reset		2.0% general partner interest		Incentive distribution rights		Total		Total distributions
Minimum Quarterly Distribution	$	$		$		$			$—	$		$
First Target Distribution	up to $		—		—		—		—		—		—
Second Target Distribution	above $ up to $		—		—		—		—		—		—
Third Target Distribution	above $ up to $		—		—		—		—		—		—
Thereafter	above $		—				—				—
		$		$		$		$		$		$

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

 Distributions From Capital Surplus

        How distributions from capital surplus will be made.    Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

        Effect of a distribution from capital surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution to zero, all future distributions will be made such that 50.0% will be paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the initial unit price as described below; and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

        For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by them to us for their units, which we refer to as the "initial unit price" for each unit. The initial unit price for the common units will be the price paid for the common units issued in this offering. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of adjustments for gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (i) the initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (i) the initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of adjustments for losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to capital accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table presents our selected historical financial and operating data and pro forma financial data for the periods and as of the dates presented. The following table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus.

        The selected historical financial and operating data has been prepared on the following basis:

  •
  the historical financial information as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 is derived from our audited financial statements, which are included elsewhere in this prospectus;

  •
  the historical financial information as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 is derived from our audited financial statements, which are not included in this prospectus;

  •
  the historical financial information as of March 31, 2012 and for the three months ended March 31, 2011 and March 31, 2012 is derived from our unaudited financial statements, which are included elsewhere in this prospectus; and

  •
  the historical financial information as of March 31, 2011 is derived from our unaudited financial statements, which are not included in this prospectus.

        We were acquired by USA Compression Holdings on December 23, 2010. In connection with this acquisition, our assets and liabilities were adjusted to fair value on the closing date by application of "push-down" accounting. Due to these adjustments, our unaudited condensed consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (i) the periods prior to the acquisition date for accounting purposes, using a date of convenience of December 31, 2010, are identified as "Predecessor," and (ii) the periods from December 31, 2010 forward are identified as "Successor." Please read note 1 to our audited financial statements as of December 31, 2011 included elsewhere in this prospectus.

        The selected pro forma financial information for the year ended December 31, 2011 and as of and for the three months ended March 31, 2012 is derived from our unaudited pro forma financial statements included elsewhere in this prospectus. The pro forma adjustments have been prepared as if the transactions described below had taken place on March 31, 2012, in the case of the pro forma balance sheet, or as of January 1, 2011, in the case of the pro forma statement of operations for the year ended December 31, 2011 and the three months ended March 31, 2012. These transactions include:

  •
  the entry into the second amendment to our revolving credit facility on November 16, 2011;

  •
  the entry into the third amendment to our revolving credit facility on June 1, 2012 and the effectiveness of our amended and restated credit agreement, which we entered into on June 1, 2012;

  •
  the conversion of our limited partner interests held by USA Compression Holdings into                        of our common units and                        of our subordinated units;

  •
  the conversion of our general partner interest held by USA Compression GP, LLC, our general partner, into a 2.0% general partner interest in us;

  •
  the issuance by us of all of our incentive distribution rights to USA Compression GP, LLC; and

  •
  the issuance by us of                        common units to the public in exchange for net proceeds of approximately $             million, all of which will be used to repay indebtedness outstanding under our revolving credit facility.

        The pro forma financial information should not be considered as indicative of the historical results we would have had or the results we will have after this offering.

        The following table includes the non-GAAP financial measure of Adjusted EBITDA. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures."

	Historical							Pro Forma
	Predecessor				Successor(1)
						Three Months Ended March 31, 2011	Three Months Ended March 31, 2012		Three Months Ended March 31, 2012
	Year ended December 31,				Year Ended December 31, 2011			Year Ended December 31, 2011
	2007	2008	2009	2010
	(in thousands, except per unit and operating data)
Revenues:
Contract operations	$67,339	$87,905	$93,178	$89,785	$93,896	$22,758	$26,552	$93,896	$26,552
Parts and service	2,296	2,918	2,050	2,243	4,824	738	572	4,824	572

Total revenues	69,635	90,823	95,228	92,028	98,720	23,496	27,124	98,720	27,124
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	20,513	29,320	30,096	33,292	39,605	8,941	9,021	39,605	9,021
Selling, general and administrative(2)	10,958	8,709	9,136	11,370	12,726	2,703	3,694	12,726	3,694
Restructuring charges(3)	—	—	—	—	300	—	—	300	—
Depreciation and amortization	13,437	18,016	22,957	24,569	32,738	7,902	9,428	32,738	9,428
(Gain) loss of sale of assets	(3)	(235)	(74)	(90)	178	202	161	178	161
Impairment of compression equipment	1,028	—	1,677	—	—	—	—	—	—

Total costs and expenses	45,933	55,810	63,792	69,141	85,547	19,748	22,304	85,547	22,304

Operating income	23,702	35,013	31,436	22,887	13,173	3,748	4,820	13,173	4,820
Other income (expense):
Interest expense	(16,468)	(14,003)	(10,043)	(12,279)	(12,970)	(3,182)	(3,534)	(6,239)	(2,890)
Other	43	20	25	26	21	5	5	21	5

Total other expense	(16,425)	(13,983)	(10,018)	(12,253)	(12,949)	(3,177)	(3,529)	(6,218)	(2,885)

Income before income tax expense	7,277	21,030	21,418	10,634	224	571	1,291	6,955	1,935

Income tax expense(4)	155	119	190	155	155	36	48	155	48

Net income	$7,122	$20,911	$21,228	$10,479	$69	$535	$1,243	$6,800	$1,887

Adjusted EBITDA	$40,562	$53,274	$56,917	$51,987	$51,285	$12,874	$14,253	$51,285	$14,253
Pro forma net income per limited partner unit:
Common unit
Subordinated unit
Other Financial Data:
Capital expenditures(5)	$63,010	$92,708	$29,580	$18,886	$133,264	$4,765	$43,395
Cash flows provided by (used in):
Operating activities	26,441	40,699	42,945	38,572	33,782	9,871	4,523
Investing activities	(62,642)	(88,102)	(26,763)	(18,768)	(140,444)	(4,250)	(43,348)
Financing activities	37,591	46,364	(16,545)	(19,804)	106,662	(3,070)	38,828
Operating Data (at period end, except averages)—unaudited
Fleet horsepower(6)	453,508	542,899	582,530	609,730	722,201	622,039	774,514
Total available horsepower(7)	476,698	568,359	582,530	612,410	809,418	632,215	866,596
Revenue generating horsepower(8)	405,807	496,606	502,177	533,692	649,285	533,693	697,500
Average revenue generating horsepower(9)	370,826	455,673	489,243	516,703	570,900	534,007	680,063
Revenue generating compression units	613	763	749	795	888	793	920
Average horsepower per revenue generating compression unit(10)	665	651	655	667	692	673	748
Horsepower utilization(11):
At period end	93.7%	95.2%	92.0%	91.8%	95.7%	90.4%	95.7%
Average for the period(12)	93.9%	95.9%	92.7%	92.6%	92.3%	90.1%	95.8%
	Predecessor			Successor(1)					Pro Forma
Balance Sheet Data (at period end):
Working capital(13)	$(2,794)	$(7,656)	$(4,678)	$(3,984)	$(11,295)	$(2,848)	$(5,253)		$(5,253)
Total assets	276,983	349,645	352,757	614,718	727,876	612,591	763,633		763,783
Long-term debt	229,861	276,537	260,470	255,491	363,773	252,519	402,682		218,676
Partners' capital	32,795	49,685	72,626	338,954	339,023	339,489	340,266		524,422

(1)
Reflects the push-down of the purchase accounting for the Holdings Acquisition.

(2)
Pro forma selling, general and administrative expense does not include incremental general and administrative expenses we expect to incur as a result of being a publicly traded partnership. We expect these expenses to total approximately $3.1 million per year.

(3)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012 and we expect to pay the remaining $0.2 million in the three month period ending June 30, 2012.

(4)
This represents the Texas franchise tax (applicable to income apportioned to Texas) which, in accordance with ASC 740, is classified as income tax for reporting purposes.

(5)
On December 15, 2011, we purchased all the compression units previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. This amount is included in capital expenditures for the year ended December 31, 2011. On December 16, 2011, the Partnership entered into an agreement with a compression equipment supplier to reduce certain previously made progress payments from $10 million to $2 million. The Partnership applied this $8 million credit to new compression unit purchases from this supplier in the three months ended March 31, 2012. Before the application of this credit, capital expenditures were $51.4 million for the three months ended March 31, 2012.

(6)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes any units on order). As of March 31, 2012, we had 123,842 of additional new compression unit horsepower on order, of which 89,964 horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(7)
Total available horsepower is revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(8)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(9)
Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(10)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(11)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.5%, 91.5%, 86.2%, 87.5% and 89.9% for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively, and 85.8% and 90.1% for the three months ended March 31, 2011 and 2012, respectively.

(12)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

(13)
Working capital is defined as current assets minus current liabilities.

 Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measure of Adjusted EBITDA. We view Adjusted EBITDA as one of our primary management tools, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

        Adjusted EBITDA does not include interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Because we borrow money under our revolving credit facility and have historically utilized operating leases to finance our operations, interest expense and operating lease expense are necessary elements of our costs. Because we use capital assets, depreciation and impairment of compression equipment is also a necessary element of our costs. Expense related to share-based compensation expense related to equity awards to employees is also necessary to operate our business. Therefore, measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making processes.

        The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Historical							Pro Forma
	Predecessor				Successor
	Year ended December 31,				Year Ended December 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2007	2008	2009	2010
	(in thousands)
Net income	$7,122	$20,911	$21,228	$10,479	$69	$535	$1,243	$6,800	$1,887
Interest expense	16,468	14,003	10,043	12,279	12,970	3,182	3,534	6,239	2,890
Depreciation and amortization	13,437	18,016	22,957	24,569	32,738	7,902	9,428	32,738	9,428
Income taxes	155	119	190	155	155	36	48	155	48
Impairment of compression equipment(1)	1,028	—	1,677	—	—	—	—	—	—
Share-based compensation expense	2,352	225	269	382	—	—	—	—	—
Equipment operating lease expense(2)	—	—	553	2,285	4,053	969	—	4,053	—
Riverstone management fee(3)			—	—	1,000	250	—	1,000	—
Restructuring charges(4)			—	—	300	—	—	300	—
Fees and expenses related to the Holdings Acquisition(5)	—	—	—	1,838	—	—	—	—	—

Adjusted EBITDA	$40,562	$53,274	$56,917	$51,987	$51,285	$12,874	$14,253	$51,285	$14,253

Interest expense	(16,468)	(14,003)	(10,043)	(12,279)	(12,970)	(3,182)	(3,534)
Income tax expense	(155)	(119)	(190)	(155)	(155)	(36)	(48)
Equipment operating lease expense	—	—	(553)	(2,285)	(4,053)	(969)	—
Riverstone management fee			—	—	(1,000)	(250)	—
Restructuring charges			—	—	(300)	—	—
Fees and expenses related to the Holdings Acquisition	—	—	—	(1,838)	—	—	—
Other	1,666	201	288	3,362	(920)	(167)	(152)
Changes in operating assets and liabilities:
Accounts receivable and advance to employee	(563)	(2,458)	1,865	(336)	(976)	529	(439)
Inventory	(216)	(155)	(3,680)	503	1,974	(180)	(1,577)
Prepaids	(358)	(1,165)	608	(18)	(219)	196	371
Other non-current assets	(2)	(3)	(4)	1	(2,601)	—	(163)
Accounts payable	211	1,960	(857)	(825)	1,987	(473)	(6,090)
Accrued liabilities and deferred revenue	1,764	3,167	(1,406)	455	1,730	1,529	1,902

Net cash provided by operating activities	$26,441	$40,699	$42,945	$38,572	$33,782	$9,871	$4,523

(1)
Represents non-cash charges incurred to write-down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

(2)
Represents expenses for the respective periods under the operating lease facility with Caterpillar, from whom we historically leased compression units and other equipment. On December 15, 2011, we purchased all the compression units that were previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. As such, we believe it is useful to investors to view our results excluding these lease payments.

(3)
Represents management fees paid to Riverstone for services performed during 2011. As these fees have not been paid by us after December 31, 2011 and will not be paid by us following this offering, we believe it is useful to investors to view our results excluding these fees.

(4)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012 and we expect to pay the remaining $0.2 million in the three month period ending June 30, 2012. We believe that it is useful to investors to view our results excluding this non-core expense.

(5)
Represents one-time fees and expenses related to the Holdings Acquisition. These fees and expenses are not related to our operations, and we do not expect to incur similar fees or expenses in the future as a publicly traded partnership.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our historical financial condition and results of operations in conjunction with the audited and unaudited financial statements and related notes and the unaudited pro forma financial statements and related notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe that we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. We have been providing compression services since 1998. We currently operate in a number of U.S. natural gas shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. We believe compression services for shale production will increase in the future. According to the Annual Energy Outlook 2012 Early Release Overview prepared by the EIA, natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035. We also provide compression services in more mature conventional basins that will require increasing amounts of compression as they age and pressures decline.

        We operate in a single business segment, the compression service business. We provide our customers with compression services to maximize their natural gas and crude oil production, throughput and cash flow. We provide domestic compression services to major oil companies and independent producers, processors, gatherers and transporters of natural gas using our modern, flexible fleet of compression units, which have been designed to be rapidly deployed and redeployed throughout the country. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment.

        We provide our compression services primarily under long-term, fixed fee contracts. Our contracts have initial contract terms of up to five years. Our customers generally require compression services at their locations for longer than the initial contract term. We typically continue to provide compression services to our customers beyond their initial contract terms, either through renewals or on a month-to-month basis. As of and for the three months ended March 31, 2012, approximately 38% of our compression services on a horsepower basis (and 43% on a revenue basis) were provided to customers under contracts continuing on a month-to-month basis. Our customers are typically required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. We are not directly exposed to natural gas price risk because we do not take title to the natural gas we compress and because the natural gas used as fuel for our compression units is supplied by our customers without cost to us. Our indirect exposure to short-term volatility in natural gas and crude oil commodity prices is mitigated by the long-term nature of the majority of our contracts. As of March 31, 2012, we estimate that over 90% of our revenue generating horsepower was deployed in large-volume gathering systems, processing facilities and transportation applications.

General Trends and Outlook

        From 2006 through 2008, the compression industry in the U.S. experienced a period of significant strength. Our average annual horsepower utilization rates ranged from 94% to 97% during these years, and our average revenue per revenue generating horsepower per month increased from $14.18 in 2006 to $16.24 in 2008. During 2009 and the first half of 2010, the industry experienced pricing pressure as a result of reduced commodity prices and energy activity, an excess supply of gas compression equipment in the industry and the rationalization of compression equipment by producers, processors, gatherers and transporters of natural gas that has included replacing outsourced compression services with customer-owned equipment and downsizing compression units. Average monthly revenue per revenue generating horsepower declined to $16.05 in 2009, $14.70 in 2010 and $14.07 in 2011, although our utilization rates remained high at 93% for 2009 and 2010 and 92% for 2011. Pricing for the compression industry in the U.S. began to stabilize in mid-2010 and improved slightly during the second half of 2010 and remained stable in 2011.

        We anticipate that our average monthly revenue per revenue generating horsepower will continue to decline slightly through 2012, as market rates in 2009 and early 2010 were lower than market rates prior to 2009, and as older contracts at higher rates expire, a larger percentage of our contracts are at the lower rates prevalent since 2009. During 2009 and early 2010, we elected to sign shorter term contracts wherever practical to limit our long-term exposure to the lower rates prevalent at the time. Rates improved in the second half of 2010 and remained relatively stable through 2011. However, we expect to experience pricing pressure in 2012 across the horsepower ranges of our fleet (other than our largest horsepower units), with increases forecasted through the second quarter of 2013. Over the long term, we expect that continued improved pricing will ultimately improve our average monthly revenue per revenue generating horsepower as contracts that we entered into in 2009 and early 2010 expire and we enter into new contracts at higher rates. We intend to grow the number of large-horsepower units in our fleet. While large-horsepower units in general allow us to generate higher gross operating margins than lower-horsepower units, they also generate lower average monthly revenue per revenue generating horsepower.

        Our ability to increase our revenues is dependent in large part on our ability to add new revenue generating compression units to our fleet and increase the utilization of idle compression units. During 2010, we began to see an increase in overall natural gas activity in the U.S. and experienced an increase in demand for our compression services. Our revenue generating horsepower increased approximately 30.7% as of March 31, 2012 as compared to March 31, 2011. Average revenue generating horsepower increased approximately 27.4% from the three months ended March 31, 2011 compared to the three months ended March 31, 2012. We believe the activity levels in the U.S. will continue to increase, particularly in shale plays. We anticipate this activity will result in higher demand for our compression services, which we believe should result in increasing revenues. However, the expected increase in overall natural gas activity and demand for our compression services may not occur for a variety of reasons. See "Forward-looking Statements."

Factors That Affect Our Future Results

  Customers

        We provide compression services to major oil companies and independent producers, processors, gatherers and transporters of natural gas, and operate in a number of U.S. natural gas shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. Our customers use our services primarily in large-volume gathering systems, processing facilities and transportation applications. Regardless of the application for which our services are provided, our customers rely upon the availability of the equipment used to provide compression services and our expertise to help generate the maximum throughput of product, reduce fuel costs and reduce emissions. While we are currently focused on our existing service areas, our customers have natural gas compression demands in other areas of the U.S. in conjunction with their field development projects. We continually consider expansion of our areas of operation in the U.S. based upon the level of customer demand. Our modern, flexible fleet of compression units, which have been designed to be rapidly deployed and redeployed throughout the country, provides us with continuing opportunities to expand into other areas with both new and existing customers. From April 2008 through March 2012, we redeployed approximately 52,000 horsepower of our compression units from our Central operating region to our Northeast operating region, which includes the Marcellus shale, to meet increasing customer demand in that geographic area. Many of our customers have access to low-cost capital made available by banks and equipment manufacturers and have elected to access this capital to add compression units to their owned compression fleets. Additional purchases of compression equipment by our customers may result in reduced demand for our compression services by these customers, which could materially reduce our results of operations and ability to make cash distributions to our unitholders.

  Supply and Demand for Natural Gas

        We believe that as a clean alternative to other fuels, natural gas will continue to be a fuel of choice for many years to come for many industries and consumers. The EIA forecasts in its Annual Energy Outlook 2012 Early Release Overview that natural gas consumption in the U.S. will increase by approximately 10% from 2010 to 2035. We believe this long-term increasing demand for natural gas will create increasing demand for compression services, for both natural gas fields as they age and for the development of new natural gas fields. Additionally, the shift to production of natural gas from shale, tight gas and coal bed formations that often have lower producing pressures than conventional reservoirs, results in a further increase in compression needs. In the short-term, changes in natural gas pricing, based primarily upon the supply of natural gas, will affect the development activities of natural gas producers based upon the costs associated with finding and producing natural gas in the particular natural gas and oil fields in which they are active. Although short-term declines in natural gas prices have a short-term negative effect on the development activity in natural gas fields, periods of lower development activity tend to place emphasis on improving production efficiency. As a result of our commitment to providing a high level of availability of the equipment used to provide compression services, we believe our service run times position us to satisfy the needs of our customers.

  Access to External Expansion Capital

        In determining the amount of cash available for distribution, the board of directors of our general partner will determine the amount of cash reserves to set aside for our operations, including reserves for future working capital, maintenance capital expenditures, expansion capital expenditures and other matters, which will impact the amount of cash we are able to distribute to our unitholders. However, we expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and issuances of debt and equity securities, rather than cash reserves, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally and are unwilling to establish cash reserves to fund future expansions, our cash available for distribution will not significantly increase. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or in the terms of our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units.

How We Evaluate Our Operations

  Revenue Generating Horsepower

        One of our measures of operational performance is the amount of revenue generating horsepower we are able to install monthly, quarterly and annually. Revenue generating horsepower growth is the primary driver for our revenue growth and it is also the base measure for evaluating our efficiency of capital deployed. Revenue generating horsepower is horsepower under contract for which we are billing a customer.

  Horsepower Utilization

        Each month we identify idle compression units in our compression fleet and analyze their availability for redeployment. The primary reason for tracking and analyzing idle horsepower is to facilitate redeployment and therefore increase our contract operations revenue and efficiency of capital deployed. Our horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Fleet horsepower utilization is calculated as (i) revenue generating horsepower divided by (ii) fleet horsepower.

  Cost of Operations

        We use cost of operations as a performance measure for each of our operating areas and the managers in charge of those operating areas. We track the items in cost of operations down to the compression unit level, and are able to compare operating costs to the budget we have for the type of horsepower and the area in which it is located. We use these comparisons to identify, research and address trends and variances. We also track our cost of operations on a company-wide basis, using month-to-month, year-to-date and year-to-year comparisons, and as compared to budget. This analysis is useful in identifying company-wide cost trends and allows us to take corrective actions as required.

  Adjusted EBITDA

        We view Adjusted EBITDA as one of our primary management tools, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

        Adjusted EBITDA does not include interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar or certain fees and expenses related to the Holdings Acquisition. Because we borrow money under our revolving credit facility and have historically utilized operating leases to finance our operations, interest expense and operating lease expense are necessary elements of our costs. Because we use capital assets, depreciation and impairment of compression equipment is also a necessary element of our costs. Expense related to share-based compensation expense related to equity awards to employees is also necessary to operate our business. Therefore, measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA excludes some, but not all, items that affect net income, operating income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making processes.

  Gross Operating Margin

        Gross operating margin (defined as revenue less cost of operations, exclusive of depreciation and amortization expense) is a key measure for our business. Gross operating margin is impacted primarily by the pricing trends for our service operations and our cost of operations including labor rates for our service technicians, volume and per unit costs for our lubricant oils, quantity and pricing for our routine preventative maintenance to our compression units and property tax rates on our compression units. For a reconciliation of gross operating margin, a non-GAAP financial measure, to operating income, its most directly comparable financial measure calculated and presented in accordance with GAAP, see "—Operating Highlights."

Accounting Terminology and Principles

        Our discussion and analysis uses the following accounting terminology and principles:

  •
  Contract operations revenue.  Contract operations revenue consists of gross revenue derived from the provision of compression services.

  •
  Parts and service revenue.  Parts and service revenue represents revenues derived from repair services that are performed on compression units owned by our customers.

  •
  Cost of operations.  Cost of operations consists of direct non-capitalized costs associated with the operation, repair and maintenance of compression units, engine and compressor frame lubrication oil costs, direct and indirect personnel related costs including salaries and benefits, operating expenses incurred in connection with our operating lease agreement with Caterpillar and other costs to support operational activities.

  •
  Selling, general and administrative expense.  Selling, general and administrative, or SG&A, expense consists of centralized support functions such as accounting, payroll, treasury, insurance administration and risk management, marketing, sales, human resources, legal, information technology and other services.

  •
  Depreciation expense.  Depreciation expense represents depreciation taken on the capitalized cost of asset additions beginning in the month the asset is placed in service. Depreciation is calculated on the straight-line method with various lives including 25-year lives for new compression units.

  •
  Amortization expense of intangible assets.  Intangible assets consist of trade names and customer relationships that are amortized on a straight-line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to future cash flows. The estimated useful lives range from 25 to 30 years.

Operating Highlights

        The following table summarizes certain horsepower and horsepower utilization percentages for the periods presented.

				Successor
	Predecessor			Year Ended December 31,	Percent Change	Three Months Ended March 31,		Percent Change
	Year Ended December 31,		Percent Change
Operating Data (unaudited):	2009	2010	2010	2011	2011	2011	2012	2012
Fleet horsepower(1)	582,530	609,730	4.7%	722,201	18.4%	622,039	774,514	24.5%
Total available horsepower(2)	582,530	612,410	5.1%	809,418	32.2%	632,215	866,596	37.1%
Revenue generating horsepower(3)	502,177	533,692	6.3%	649,285	21.7%	533,693	697,500	30.7%
Average revenue generating horsepower(4)	489,243	516,703	5.6%	570,900	10.5%	534,007	680,063	27.4%
Revenue generating compression units	749	795	6.1%	888	11.7%	793	920	16.0%
Average horsepower per revenue generating compression unit(5)	655	667	1.8%	692	3.7%	673	748	11.1%
Horsepower utilization(6):
At period end	92.0%	91.8%	(0.2)%	95.7%	4.2%	90.4%	95.7%	5.9%
Average for the period(7)	92.7%	92.6%	(0.1)%	92.3%	(0.3)%	90.1%	95.8%	6.3%

(1)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes units on order). As of March 31, 2012, we had 123,842 of additional new compression unit horsepower on order, of which 89,964 horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(2)
Total available horsepower is revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(3)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(4)
Calculated as the average of the month-end horsepower per revenue generating horsepower for each of the months in the period.

(5)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(6)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.2%, 87.5% and 89.9% for the years ended December 31, 2009, 2010 and 2011, respectively, and 85.8% and 90.1% for the three months ended March 31, 2011 and 2012, respectively.

(7)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

        The increase in fleet horsepower as of December 31, 2011 compared to December 31, 2010 is attributable to the compression units added to our fleet to meet the incremental demand by new and current customers. Revenue generating horsepower increased by 21.7% from December 31, 2010 to December 31, 2011. The average horsepower per revenue generating compression unit increased from 667 to 692 between 2010 and 2011. The increase in fleet horsepower as of March 31, 2012 compared to March 31, 2011 is attributable to the compression units added to our fleet to meet the incremental demand by new and current customers. Revenue generating horsepower increased by 30.7% from March 31, 2011 to March 31, 2012. The average horsepower per revenue generating compression unit increased from 673 to 748, or 11.1%, over that same period.

	Predecessor			Successor
	Year Ended December 31,		Percent Change	Year Ended December 31,	Percent Change	Three Months Ended March 31,		Percent Change
Other Financial Data:	2009	2010	2010	2011	2011	2011	2012	2012
Gross Operating Margin(1)	$65,132	$58,736	(9.8)%	$59,115	0.6%	$14,555	$18,103	24.4%
Adjusted EBITDA(2)	$56,917	$51,987	(8.7)%	$51,285	(1.4)%	$12,874	$14,253	10.7%
Gross operating margin percentage(3)	68.4%	63.8%	(6.7)%	59.9%	(6.1)%	61.9%	66.7%	7.8%
Adjusted EBITDA percentage(3)	59.8%	56.5%	(5.5)%	51.9%	(8.1)%	54.8%	52.5%	(4.2)%

(1)
Gross operating margin is a non-GAAP financial measure. We calculate gross operating margin as revenue less cost of operations, exclusive of depreciation and amortization expense. We believe that gross operating margin is useful as a supplemental measure of our operating profitability. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because we capitalize assets, depreciation and amortization of equipment is a necessary element of our costs. To compensate for the limitations of gross operating margin as a measure of our performance, we believe that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate our operating profitability.

The following table reconciles gross operating margin to operating income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Predecessor		Successor
	Year Ended December 31,			Three Months Ended March 31,
			Year Ended December 31, 2011
	2009	2010		2011	2012
	(in thousands)
Revenues:
Contract operations	$93,178	$89,785	$93,896	$22,758	$26,552
Parts and service	2,050	2,243	4,824	738	572

Total revenues	95,228	92,028	98,720	23,496	27,124
Cost of operations, exclusive of depreciation and amortization	30,096	33,292	39,605	8,941	9,021

Gross operating margin	65,132	58,736	59,115	14,555	18,103
Other operating and administrative costs and expenses:
Selling, general and administrative	9,136	11,370	12,726	2,703	3,694
Restructuring charges	—	—	300	—	—
Depreciation and amortization	22,957	24,569	32,738	7,902	9,428
(Gain) loss on sale of assets	(74)	(90)	178	202	161
Impairment of compression equipment	1,677	—	—	—	—

Total other operating and administrative costs and expenses	33,696	35,849	45,942	10,807	13,283

Operating income	$31,436	$22,887	$13,173	$3,748	$4,820

(2)
For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income and cash flows from operating activities, its most directly comparable GAAP financial measures, see "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures."

(3)
Gross operating margin percentage and Adjusted EBITDA percentage are calculated as a percentage of revenue.

        Gross operating margin, as a percentage of total revenues, declined from 68% in 2009 to 64% in 2010. The decline in gross operating margin resulted from pricing pressure for compression services that began in 2009. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were contracted at lower market rates. In addition, expenses related to our operating lease with Caterpillar were $2.3 million in 2010, or 2.5% of revenue, and $0.6 million in 2009, or 0.6% of revenue.

        Gross operating margin, as a percentage of total revenues, declined from 64% in 2010 to 60% in 2011. The decline in gross operating margin was primarily attributable to continued cost increases for providing our compression services. Increased expenses related to the addition of new compression units in 2011 under our operating lease with Caterpillar, which were $2.3 million in 2010, or 2.5% of revenue, as compared to $4.1 million in 2011, or 4.1% of revenue. On December 15, 2011, we purchased all the compression units we previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. In addition, expenses related to fluids increased from $4.3 million in 2010, or 4.7% of revenue, to $5.1 million in 2011, or 5.2% of revenue. This increase was due to a 21.4% increase in fluids supplier pricing during 2011 as compared to 2010, offset by a 1.3% decrease in gallons used in 2011. Other significant increases in expenses included (1) maintenance expenses increased by $0.3 million, or 0.1% of revenue, (2) truck fleet fuel expenses increased by $0.4 million, or 0.3% of revenue, (3) supplies and equipment expenses increased by $0.2 million, or 0.2% of revenue, and (4) operating personnel salaries and benefits expense increased $0.4 million, each of which were attributable to the increase in the size of our fleet horsepower. Additionally, a portion of retail service revenue, including billings for trucking and crane services increased $1.1 million during 2011, including $1.0 million recognized during the fourth quarter of 2011, due to the deployment and redeployment of compression units. These ancillary trucking and crane services, all of which are billed to customers, resulted in no gross operating margin.

        Gross operating margin, as a percentage of total revenues, increased from 62% for the three months ended March 31, 2011 to 67% for the three months ended March 31, 2012. The increase in gross operating margin was primarily attributable to a 15.4% increase in total revenues when comparing the periods, offset by a slight increase in cost of operations of 0.9%. Average revenue generating horsepower increased from 534,007 for the three months ended March 31, 2011 to 680,063 for the three months ended March 31, 2012, an increase of 27.4%. Average revenue per revenue generating horsepower per month declined from $14.39 for the three months ended March 31, 2011 to $13.45 for the three months ended March 31, 2012, a decrease of 6.5%. The decline in average revenue per revenue generating horsepower per month related primarily to the 11.1% increase in average horsepower per revenue generating compression unit from 673 for the three months ended March 31, 2011 to 748 for the three months ended March 31, 2012. Approximately $0.4 million of the increase in cost of operations was related to higher lubrication oil expenses. Lubrication oil expenses increased due to both a 16.7% increase in the average supplier price per gallon and 20.7% increase in gallons consumed. Other significant increases include (1) $0.1 million of field and warehouse supplies expense, (2) $0.2 million related to vehicle tools and gasoline and (3) $0.1 million due to labor for maintenance projects, all of which were attributable to the increase in the size of our fleet. These cost increases were offset by a $1.0 million decrease in equipment operating lease expense, as the Caterpillar operating lease schedules were terminated on December 15, 2011.

        Gross operating margin, as a percentage of total revenues, increased from 60% for the year ended December 31, 2011 to 67% for the three months ended March 31, 2012. The increase was primarily attributable to an increase in revenue generating horsepower from 649,285 at December 31, 2011 to 697,500 at March 31, 2012, or a 7.4% increase. Higher revenue levels were partially offset by an increase in selling, general and administrative expense during the noted periods due to an increase in employee headcount to support operations and sales management and certain executive positions to operate as a public company. Selling, general and administrative expense represented 12.9% and 13.6% of revenue for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

 Financial Results of Operations

Three months ended March 31, 2012 compared to the three months ended March 31, 2011

        The following table summarizes our results of operations for the periods presented:

	Three months ended March 31,
			Percent Change
	2011	2012
	(in thousands)
Revenue:
Contract operations	$22,758	$26,552	16.7%
Parts and service	738	572	(22.5)%

Total revenues	23,496	27,124	15.4%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	8,941	9,021	0.9%
Selling, general and administrative	2,703	3,694	36.7%
Depreciation and amortization	7,902	9,428	19.3%
Loss on sale of assets	202	161	(20.3)%

Total costs and expenses	19,748	22,304	12.9%

Operating income	3,748	4,820	28.6%
Other income (expense):
Interest expense	(3,182)	(3,534)	11.1%
Other	5	5	0.0%

Total other expense	(3,177)	(3,529)	11.1%

Income before income tax expense	571	1,291	126.1%
Income tax expense	36	48	33.3%

Net income	$535	$1,243	132.3%

        Contract operations revenue.    Contract operations revenue was $26.6 million for the three months ended March 31, 2012 compared to $22.8 million during the same period in 2011, an increase of 16.7%. Average revenue generating horsepower increased from 534,007 for the three months ended March 31, 2011 to 680,063 for the three months ended March 31, 2012, an increase of 27.4%. Average revenue per revenue generating horsepower per month declined from $14.39 for the three months ended March 31, 2011 to $13.45 for the three months ended March 31, 2012, a decrease of 6.5%. The decline in average revenue per revenue generating horsepower per month related primarily to the 11.1% increase in average horsepower per revenue generating compression unit from 673 for the three months ended March 31, 2011 to 748 for the three months ended March 31, 2012. During the three month period ended March 31, 2012, we had a higher level of partial month billings and standby rates with certain customers in our revenues compared to that same period for 2011. Revenue generating horsepower was 697,500 at March 31, 2012 compared to 533,693 at March 31, 2011, a 30.7% increase.

        Parts and service revenue.    Parts and service revenue was $0.6 million for the three months ended March 31, 2012 compared to $0.7 million during the same period in 2011, a 22.5% decrease.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $9.0 million for the three months ended March 31, 2012 compared to $8.9 million for the three months ended March 31, 2011, an increase of 0.9%. Approximately $0.4 million of the increase in cost of operations was related to higher lubrication oil expenses. Lubrication oil expenses increased due to both a 16.7% increase in the average supplier price per gallon and 20.7% increase in gallons consumed. Freight costs, all of which were billed to customers, increased $0.3 million due to increased deployment of compression units during the first quarter of 2012. Other significant increases include (1) $0.1 million of field and warehouse supplies expense, (2) $0.2 million related to vehicle tools and gasoline and (3) $0.1 million due to labor for maintenance projects, all of which were attributable to the increase in the size of our fleet. These cost increases were offset by a $1.0 million decrease in equipment operating lease expense, as the Caterpillar operating lease schedules were terminated on December 15, 2011. The cost of operations was 33.3% of revenue for the three months ended March 31, 2012 as compared to 38.1% for the three months ended March 31, 2011.

        Selling, general and administrative expense.    Selling, general and administrative expense was $3.7 million for the three months ended March 31, 2012 compared to $2.7 million for the three months ended March 31, 2011, an increase of 36.7%. Selling, general and administrative expense represented 13.6% and 11.5% of revenue for the three months ended March 31, 2012 and 2011, respectively. Approximately $0.6 million of the increase in selling, general and administrative expense related to salaries increase due to an increase in employee headcount to support operations and sales management and certain executive positions to operate as a public company. Other significant increases include (1) $0.1 million due to office rent, (2) $0.1 million due to increased transportation costs and (3) $0.1 million of increased outside services costs, all of which were attributable to increased employee headcount and support services. The selling, general and administrative employee headcount was 61 at March 31, 2012, a 48.8% increase from March 31, 2011. The selling, general and administrative employee headcount increased to support the continued growth of the business.

        Depreciation and amortization expense.    Depreciation and amortization expense was $9.4 million for the three months ended March 31, 2012 compared to $7.9 million for the three months ended March 31, 2011, an increase of 19.3%. The increase was related to an increase in property, plant and equipment of 44.0% over these periods.

        Interest expense.    Interest expense was $3.5 million for the three months ended March 31, 2012 compared to $3.2 million for the three months ended March 31, 2011, an increase of 11.1%. Included in interest expense is amortization of deferred loan costs of $0.4 million and $0.3 million for the three months ended March 31, 2012 and 2011, respectively. Average borrowings outstanding under our revolving credit facility were $377.9 million for the three months ended March 31, 2012 compared to $253.1 million for the three months ended March 31, 2011. Interest expense for both periods was related to borrowings under our revolving credit facility. Our revolving credit facility had an interest rate of 2.99% and 3.76% at March 31, 2012 and 2011, respectively. The composite fixed interest rate for $140.0 million of notional coverage under three interest rate swap instruments was 2.52% at March 31, 2012 and 2011.

        Income tax expense.    We accrued approximately $48,000 and $36,000 in franchise tax for the three months ended March 31, 2012 and 2011, respectively, as a result of the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007). This tax is reflected in our financials as income tax in accordance with FASB ASC 740, which requires this classification for reporting purposes.

Year ended December 31, 2011 compared to the year ended December 31, 2010

        The following table summarizes our results of operations for the periods presented:

	Predecessor	Successor
	Year ended December 31,
			Percent Change
	2010	2011
	(in thousands)
Revenues:
Contract operations	$89,785	$93,896	4.6%
Parts and service	2,243	4,824	115.1%

Total revenues	92,028	98,720	7.3%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	33,292	39,605	19.0%
Selling, general and administrative	11,370	12,726	11.9%
Restructuring charges	—	300
Depreciation and amortization	24,569	32,738	33.2%
(Gain) loss on sale of assets	(90)	178

Total costs and expenses	69,141	85,547	23.7%

Operating income	22,887	13,173	(42.4)%
Other income (expense):
Interest expense	(12,279)	(12,970)	5.6%
Other	26	21	(19.2)%

Total other expense	(12,253)	(12,949)	5.7%

Income before income tax expense	10,634	224	(97.9)%
Income tax expense	155	155	0.0%

Net income	$10,479	$69	(99.3)%

        Contract operations revenue.    Contract operations revenue was $93.9 million for the year ended December 31, 2011 compared to $89.8 million in 2010, an increase of 4.6%. Average revenue generating horsepower increased from 516,703 for the year ended December 31, 2010 to 570,900 for the year ended December 31, 2011, an increase of 10.5%. Average revenue per revenue generating horsepower per month declined from $14.70 for the year ended December 31, 2010 to $14.07 for the year ended December 31, 2011, a decrease of 4.3%. The decline in average revenue per revenue generating horsepower per month related primarily to the 3.7% increase in the estimated average horsepower per revenue generating compression unit, which was 667 and 692 at December 31, 2010 and 2011, respectively. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were contracted at lower market rates. There were 888 revenue generating compression units at December 31, 2011 compared to 795 at December 31, 2010, an 11.7% increase. Revenue generating horsepower was 649,285 at December 31, 2011 compared to 533,692 at December 31, 2010, a 21.7% increase.

        Parts and service revenue.    Parts and service revenue was $4.8 million for the year ended December 31, 2011 compared to $2.2 million in 2010, or a 115.1% increase. Retail parts revenue increased $1.5 million during 2011 after our customers curtailed this work with us in 2010. A portion of retail service revenue, including billings for trucking and crane services increased $1.1 million during 2011, including $1.0 million recognized during the fourth quarter of 2011, due to the deployment and redeployment of compression units. These ancillary trucking and crane services, all of which are billed to customers, result in no gross operating margin.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $39.6 million for the year ended December 31, 2011 compared to $33.3 million for the year ended December 31, 2010, an increase of 19.0%. Approximately $1.8 million of this increase was related to higher expense levels under our operating lease facility with Caterpillar due to the addition of new compression units over the applicable periods. The amount drawn under this operating lease facility immediately prior to the termination of these lease schedules on December 15, 2011 was $39.9 million as compared to $28.9 million as of December 31, 2010. Approximately $0.8 million of the increase in cost of operations was related to higher lubrication oil expenses. Lubrication oil expenses increased due to a 21.4% increase in the average supplier price per gallon, offset by a 1.3% decrease in gallons consumed. Freight costs, all of which was billed to customers, increased $1.1 million due to the redeployment of compression units during the year ended December 31, 2011, as discussed above. Retail parts expense increased $1.1 million due to the sale of six spare engines. Other significant increases include (1) maintenance expenses increased by $0.3 million, (2) truck fleet fuel expenses increased by $0.4 million, (3) supplies and equipment expenses increased by $0.2 million and (4) operating personnel salaries and benefits expense increased $0.4 million, all of which were attributable to the increase in the size of our fleet. The cost of operations was 40.2% of revenue for the year ended December 31, 2011 as compared to 36.2% for the year ended December 31, 2010.

        Selling, general and administrative expense.    Selling, general and administrative expense was $12.7 million for the year ended December 31, 2011 compared to $11.4 million for the year ended December 31, 2010, an increase of 11.9%. Selling, general and administrative expense represented 12.9% and 12.4% of revenue for the year ended December 31, 2011 and 2010, respectively. Approximately $1.0 million of the increase in selling, general and administrative expense relates to a fee for management services provided by an affiliate of our general partner, which we expect will not be paid by us after this offering. The selling, general and administrative employee headcount was 51 at December 31, 2011, a 30.8% employee increase from December 31, 2010, resulting in $0.7 million increase in salary and benefit expenses. The selling, general and administrative employee headcount increased to support continued growth of the business.

        Restructuring charges.    During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations for the year ended December 31, 2011. We expect to pay these restructuring charges in 2012.

        Depreciation and amortization expense.    Depreciation and amortization expense was $32.7 million for the year ended December 31, 2011 compared to $24.6 million for the year ended December 31, 2010, an increase of 33.2%. The push-down accounting treatment for the Holdings Acquisition resulted in the recognition of identified intangibles for customer relationships and the USA Compression trade name as of December 31, 2010 and the amortization of these identified intangibles over their useful lives began on January 1, 2011, of which $3.0 million was recognized for the year ended December 31, 2011. The remaining increase was related to an increase in property, plant and equipment over these periods.

        Interest expense.    Interest expense was $13.0 million for the year ended December 31, 2011 compared to $12.3 million for the year ended December 31, 2010, an increase of 5.6%. Included in interest expense is amortization of deferred loan costs of $1.5 million and $3.4 million for the years ended December 31, 2011 and 2010, respectively. Interest expense for both periods was related to borrowings under our revolving credit facility. Average borrowings outstanding under our revolving credit facility were $275.1 million for the year ended December 31, 2011 compared to $249.1 million for the year ended December 31, 2010. Our revolving credit facility had an interest rate of 3.02% and 3.76% at December 31, 2011 and 2010, respectively, and an average interest rate of 3.71% and 2.06%, excluding the effects from the interest rate swap instruments discussed below, for the year then ended, respectively, with the higher interest rate at December 31, 2011 due to the amendment of our revolving credit facility in December 2010. The November 2011 amendment to our credit facility increased the overall commitments under the facility from $400 million to $500 million and reduced our applicable margin for LIBOR loans from a range of 300 to 375 basis points above LIBOR to a range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. The composite fixed interest rate for $140 million of notional coverage under three interest rate swap instruments was 2.52% at December 31, 2011 and 2010 plus the applicable margin of 2.75% and 3.50% at December 31, 2011 and December 31, 2010, respectively. As of December 31, 2010, we no longer designate our swap agreements as cash flow hedges. As a result, amounts paid or received from the interest rate swaps are charged or credited to interest expense. For the year ended December 31, 2011, we recorded a fair value gain of $2.6 million with respect to these swaps as a reduction in interest expense.

        Income tax expense.    We accrued approximately $155,000 in franchise tax for the years ended December 31, 2011 and 2010, as a result of the Texas franchise tax.

Year ended December 31, 2010 compared to the year ended December 31, 2009

        The following table summarizes our results of operations for the periods presented:

	Predecessor
	Year Ended December 31,
			Percent Change
	2009	2010
	(in thousands)
Revenues:
Contract operations	$93,178	$89,785	(3.6)%
Parts and service	2,050	2,243	9.4%

Total revenues	95,228	92,028	(3.4)%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	30,096	33,292	10.6%
Selling, general and administrative	9,136	11,370	24.5%
Depreciation and amortization	22,957	24,569	7.0%
(Gain) loss on sale of assets	(74)	(90)	21.6%
Impairment of compression equipment	1,677	—

Total costs and expenses	63,792	69,141	8.4%

Operating income	31,436	22,887	(27.2)%
Other income (expense):
Interest expense	(10,043)	(12,279)	22.3%
Other	25	26	4.0%

Total other expense	(10,018)	(12,253)	22.3%

Income before income tax expense	21,418	10,634	(50.4)%
Income tax expense	190	155	(18.4)%

Net income	$21,228	$10,479	(50.6)%

        Contract operations revenue.    Contract operations revenue was $89.8 million for the year ended December 31, 2010 compared to $93.2 million for the year ended December 31, 2009, a decrease of 3.6%. Average revenue generating horsepower increased from 489,243 for the year ended December 31, 2009, to 516,703 for the year ended December 31, 2010, an increase of 5.6%. Average revenue per revenue generating horsepower per month declined from $16.05 for the year ended December 31, 2009, to $14.70 for the year ended December 31, 2010, a decrease of 8.4%. The decline in revenue per revenue generating horsepower per month related to general pricing pressure for compression revenue that began in 2009. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were placed at lower market rates. There were 795 revenue generating compression units at December 31, 2010 compared to 749 at December 31, 2009, a 6.1% increase. Revenue generating horsepower was 533,692 at December 31, 2010 compared to 502,177 at December 31, 2009, a 6.3% increase.

        Parts and service revenue.    Parts and service revenue was $2.2 million for the year ended December 31, 2010 compared to $2.1 million for the year ended December 31, 2009, a 9.4% increase.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $33.3 million for the year ended December 31, 2010 compared to $30.1 million for the year ended December 31, 2009, an increase of 10.6%. Approximately $1.7 million of this increase was related to higher expense levels under our operating lease facility with Caterpillar. The amount drawn under this operating lease facility was $28.9 million as of December 31, 2010 as compared to $14.9 million as of December 31, 2009. Indirect operating expenses increased approximately $1.1 million for 2010 as compared to 2009 including field warehouse supplies, property taxes and our service technician vehicle fleet due to the increase in our compression unit fleet horsepower. The cost of operations was 36.2% of revenue for the year ended December 31, 2010 as compared to 31.6% for the year ended December 31, 2009.

        Selling, general and administrative expense.    Selling, general and administrative expense was $11.4 million for the year ended December 31, 2010 compared to $9.1 million for the year ended December 31, 2009, an increase of 24.5%. Selling, general and administrative expense represented 12.4% and 9.6% of revenue for the years ended December 31, 2010 and 2009, respectively. The selling, general and administrative employee headcount was 39 employees at December 31, 2010, level with the headcount at December 31, 2009. Selling, general and administrative expenses in 2010 included $1.8 million related to legal fees incurred by us in connection with the Holdings Acquisition.

        Depreciation and amortization expense.    Depreciation and amortization expense was $24.6 million for the year ended December 31, 2010 compared to $23.0 million for the year ended December 31, 2009, an increase of 7.0%, which resulted from an increase in property, plant and equipment in 2009 and 2010 and a change in the estimated useful lives of our vehicles in July 2009.

        Interest expense.    Interest expense was $12.3 million for the year ended December 31, 2010, compared to $10.0 million for the year ended December 31, 2009, an increase of 22.3%. Included in interest expense is amortization of deferred loan costs of $3.5 million and $0.4 million for the years ended December 31, 2010 and 2009, respectively. Interest expense for both periods was related to borrowings under our revolving credit facility. Average borrowings outstanding under our revolving credit facility were $249.1 million for the year ended December 31, 2010 compared to $270.3 million for the year ended December 31, 2009. Our revolving credit facility had an interest rate of 3.76% and 1.99% at December 31, 2010 and 2009, respectively, and an average interest rate of 2.06% in 2010 and 2.10% in 2009, excluding the effects from the interest rate swap instruments. The composite fixed interest rate for $140 million of notional coverage under three interest rate swap instruments was 2.52% at December 31, 2010 and 2009 plus the applicable margin of 1.75%.

        Income tax expense.    We accrued approximately $155,000 in franchise tax for the year ended December 31, 2010, and $190,000 for the year ended December 31, 2009, as a result of the Texas franchise tax.

Effects of Inflation

        In 2011, 2010 and 2009, even though the price for lubrication oil, gasoline, insurance and the capital cost of engines steadily increased, these increases did not adversely impact our overall results of operations. We have the ability to manage the effects of these price increases through rate adjustments in new service contracts, as well as through Consumer Price Index adjustments in most existing customer contracts. The primary price increases experienced for the period from January 1, 2009 to December 31, 2011 were the following: the hourly labor rate for certain classes of our service technicians had a composite increase of 6.0%; the price of lubrication oil per gallon decreased approximately 6.1%, but gallons consumed has increased 2.0%; for similarly configured 3516 type compression units, our price increased 8.0% for new compression units purchased during the quarter ended December 31, 2011 as compared to new compression units purchased during the quarter ended March 31, 2009.

Liquidity and Capital Resources

        Historically, our sources of liquidity have been cash generated from operations and third-party financing. As of March 31, 2012, total cash and cash equivalents was $6,500 compared to $3,000 at December 31, 2011, 2010 and 2009. Total liquidity, comprised of cash and availability of long-term borrowings, was $39.0 million at March 31, 2012 compared to $39.0 million, $66.0 million and $44.6 million as of December 31, 2011, 2010 and 2009, respectively.

        We have a $600 million revolving credit facility that matures on October 5, 2015. Commitments under our revolving credit facility increased from $305 million to $400 million in December 2010, from $400 million to $500 million on November 16, 2011 and from $500 million to $600 million on June 1, 2012. Availability under the revolving credit facility is determined by reference to the calculated borrowing base, up to the commitment amount, less the outstanding balance under the revolving credit facility. See "—Description of Revolving Credit Facility." The net proceeds from this offering will be used to repay indebtedness under our revolving credit facility. We incurred indebtedness to fund capital expenditures and for working capital needs. We expect to have approximately $             million outstanding under the revolving credit facility after the closing of this offering.

        The amount of available cash we need to pay the minimum quarterly distributions for four quarters on our common units, subordinated units and the 2.0% general partner interest outstanding immediately after this offering is approximately $             million. Our pro forma available cash to make distributions during the year ended December 31, 2011 and the twelve months ended March 31, 2012 would have been sufficient to allow us to pay 100% of the minimum quarterly distribution on our common units and      % and      %, respectively, of the minimum quarterly distribution on our subordinated units during the period.

        In addition to distributions on our equity interests, our primary short-term liquidity needs will be to fund general working capital requirements, while our long-term liquidity needs will primarily relate to expansion capital expenditures. We believe that cash from operations will be sufficient to meet our existing short-term liquidity needs for at least the next 12 months.

        Our long-term liquidity needs will generally be funded from cash from operations, borrowings under our revolving credit facility and other debt or equity financings. We cannot assure you that we will be able to raise additional funds on favorable terms. For more information, please read "—Capital Expenditures" below.

        The following table summarizes our sources and uses of cash for the periods presented:

	Predecessor		Successor
	Year Ended December 31,			Three Months Ended March 31,
			Year Ended December 31, 2011
	2009	2010		2011	2012
	(in thousands)

Net cash provided by operating activities	$42,945	$38,572	$33,782	$9,871	$4,523
Net cash used in investing activities	(26,763)	(18,768)	(140,444)	(4,250)	(43,348)
Net cash provided (used) in financing activities	(16,545)	(19,804)	106,662	(3,070)	38,828

        Net cash provided by operating activities.    Net cash provided by operating activities decreased to $4.5 million for the three months ended March 31, 2012, from $9.9 million for the three months ended March 31, 2011. The decrease related primarily to a higher income level in 2012, offset by a $7.6 million higher use of working capital in 2012.

        Net cash provided by operating activities decreased to $33.8 million for the year ended December 31, 2011, from $38.6 million in 2010. The decrease related primarily to a lower income level, offset by $1.9 million of working capital generated for the year ended December 31, 2011.

        Net cash provided by operating activities decreased to $38.6 million for the year ended December 31, 2010, from $42.9 million for the year ended December 31, 2009. The decrease related primarily to a lower income level in 2010, offset by the purchase of engines in 2009 totaling $3.3 million.

        Net cash used in investing activities.    Net cash used in investing activities increased to $43.3 million for the three months ended March 31, 2012, from $4.3 million for the three months ended March 31, 2011. The increase related primarily to higher capital expenditures of $38.6 million during the three months ending March 31, 2012, offset by $0.5 million of higher proceeds from the sale of equipment during the three months ended March 31, 2011.

        Net cash used in investing activities increased to $140.4 million for the year ended December 31, 2011, from $18.8 million in 2010. The increase related to capital expenditures of $133.3 million and a compression unit purchase deposit of $8.0 million, for the year ended December 31, 2011, offset by the collection of funds in this period of $0.8 million related to the sale of compression units, 6 engines, and trucks.

        Net cash used in investing activities decreased to $18.8 million for the year ended December 31, 2010, from $26.8 million for the year ended December 31, 2009. The decrease primarily related to lower capital expenditures for compression equipment in 2010. Approximately $13.9 million and $14.9 million of compression equipment was funded under our operating lease facility with Caterpillar in 2010 and 2009, respectively.

        Net cash provided (used) in financing activities.    Net cash provided by financing activities was $38.8 million for the three months ended March 31, 2012, compared to net cash used in financing activities of $3.1 million for the three months ended March 31, 2011. The change was due to net repayments of borrowings under our revolving credit facility for the three months ended March 31, 2011 versus net borrowings during 2012, due to higher levels of growth capital expenditures.

        Net cash provided by financing activities was $106.7 million for the year ended December 31, 2011, compared to net cash used in financing activities of $19.8 million in 2010. The change was due to net repayments of borrowings under our revolving credit facility for the year ended December 31, 2010 versus net borrowings during 2011, due to higher levels of growth capital expenditures.

        Net cash used in financing activities increased to $19.8 million for the year ended December 31, 2010, from $16.5 million for the year ended December 31, 2009. The increase was a result of a lower level of net repayments of borrowings under our revolving credit facility of $4.4 million offset by financing costs of $8.1 million related to the upsizing and extending of our revolving credit facility on December 23, 2010 in connection with the Holdings Acquisition.

  Capital Expenditures

        The compression business is capital intensive, requiring significant investment to maintain, expand and upgrade existing operations. Our capital requirements have consisted primarily of, and we anticipate that our capital requirements will continue to consist primarily of, the following:

  •
  maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of our assets and extend their useful lives, or other capital expenditures that are incurred in maintaining our existing business and related cash flow; and

  •
  expansion capital expenditures, which are capital expenditures made to expand the operating capacity or revenue generating capacity of existing or new assets, including by acquisition of compression units or through modification of existing compression units to increase their capacity.

        We expect that our maintenance capital expenditure requirements will continue to increase as the overall size and age of our fleet increases. Our aggregate maintenance capital expenditures for the year ended December 31, 2011 were $9.0 million and we estimate that our aggregate maintenance capital expenditures for the twelve months ending June 30, 2013 will be approximately $12.1 million.

        Given our growth objective, we anticipate that we will continue to make significant expansion capital expenditures. Our expansion capital expenditures were $124.3 million for the year ended December 31, 2011 and we estimate that our expansion capital expenditures will be approximately $104.5 million for the twelve months ending June 30, 2013, consisting of the acquisition of new compression units and related equipment. On December 16, 2011, we entered into an agreement with one of our compression equipment suppliers to reduce certain previously made progress payments by $8 million and received a credit. We applied this $8 million credit to new compression units purchased from this supplier in the first quarter of 2012. Before the application of this credit, expansion capital expenditures were $48.8 million and maintenance capital expenditures were $2.6 million for the three months ended March 31, 2012.

        In addition to organic growth, we may also consider a variety of assets or businesses for potential acquisition. We expect to fund any future acquisitions primarily with capital from external financing sources and issuance of debt and equity securities, including our issuance of additional partnership units and future debt offerings given market conditions.

  Description of Revolving Credit Facility

        We amended our revolving credit agreement in December 2010 to increase the overall commitments under the facility to $400 million and extend the term until October 5, 2015. On November 16, 2011, we amended the revolving credit agreement to increase the overall commitments under the facility from $400 million to $500 million and reduce our applicable margin for LIBOR loans from the previous range of 300 to 375 basis points above LIBOR to the new range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. We further amended our revolving credit agreement on June 1, 2012 to increase the overall commitments under the facility from $500 million to $600 million. We have the option to increase the overall commitments under our revolving credit agreement by an additional $50 million, subject to receipt of lender commitments and satisfaction of other conditions.

        The revolving credit facility is available for our general partnership purposes, including working capital, capital expenditures, and distributions. We expect to have approximately $             million outstanding under the revolving credit facility after the closing of this offering. Please read "Use of Proceeds."

        On June 1, 2012, we entered into the amended and restated credit agreement in order to provide a covenant structure that is more appropriate for a public company than is our current credit agreement. Borrowing availability under our amended and restated credit agreement will continue to be linked to our asset base, with the increased maximum capacity of $600,000,000 (subject to a further potential increase of $50,000,000). The revolving credit facility will continue to be secured by a first priority lien against our assets and mature on October 5, 2015, at which point all amounts outstanding will become due.

        Interest will continue to be due and payable in arrears and calculated, at our option, on either a floating rate basis, payable monthly or on a LIBOR basis, payable at the end of the applicable LIBOR period (1, 2, 3 or 6 months), but no less frequently than quarterly. LIBOR borrowings will bear interest at LIBOR for the applicable period plus a margin of 2.50% to 1.75% based on our leverage ratio of funded debt to consolidated EBITDA, each as defined in the amended and restated credit agreement. Floating rate borrowings will bear interest at a rate per annum that is the higher of bank prime rate, the federal funds rate plus 0.50% or the LIBOR rate for a 1 month period plus 1%, without additional margin. The revolving credit facility will include a $20,000,000 sub-line for issuing letters of credit for a fee at a per annum rate equal to the margin for LIBOR borrowings on the average daily undrawn stated amount of each letter of credit issued under the facility.

        Our amended and restated credit agreement will permit us to make distributions of available cash to unitholders so long as (a) no default or event of default under the facility occurs or would result from the distribution, (b) immediately prior to and after giving effect to such distribution, we are in compliance with the facility's financial covenants and (c) immediately after giving effect to such distribution, we have availability under the credit facility of at least $20,000,000. In addition, the amended and restated credit agreement will contain various covenants that may limit, among other things, our ability to:

  •
  grant liens;

  •
  make certain loans or investments;

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  subject to exceptions, enter into transactions with affiliates;

  •
  sell our assets; or

  •
  acquire additional assets.

        Our amended and restated credit agreement also will contain financial covenants requiring us to maintain:

  •
  a minimum EBITDA to interest coverage ratio of 2.5 to 1.0; and

  •
  a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the twelve month period then ending of (a) 5.50 to 1.0, with respect to any fiscal quarter ending on or after the closing of the offering through March 31, 2013 or (b) 5.00 to 1.0, with respect to the fiscal quarter ending June 30, 2013 and each fiscal quarter thereafter, in each case subject to a provision for increases to such thresholds by 0.5 in connection with certain future acquisitions for the six-consecutive month period following the period in which any such acquisition occurs.

        If an event of default exists under our amended and restated credit agreement, the lenders will be able to accelerate the maturity of the amended and restated credit agreement and exercise other rights and remedies.

        The effectiveness of our amended and restated credit agreement is subject to the closing of this offering.

        We are in compliance with all of the covenants under our current credit agreement.

        Total Contractual Cash Obligations.    The following table summarizes our total contractual cash obligations as of December 31, 2011:

	Payments Due by Period
Contractual Obligations	Total	1 year	2 - 3 years	4 - 5 years	More than 5 years
	(in thousands)
Long-term debt(1)	$363,773	$—	$—	$363,773	$—
Interest on long-term debt obligations(2)	41,197	10,986	21,972	8,239	—
Equipment/capital purchases(3)	136,100	136,100	—	—	—

Total contractual cash obligations	$541,070	$147,086	$21,972	$372,012	$—

(1)
Represents future principal repayments under our revolving credit facility.

(2)
Represents future interest payments under our revolving credit facility based on the interest rate at December 31, 2011 of 3.02%.

(3)
Represents commitments for new compression units that are being fabricated.

        We expect to have approximately $             million outstanding under the revolving credit facility after the closing of the offering. We anticipate subsequent borrowings under this revolving credit facility to fund interest payments, capital expenditures, including the acquisition of additional new compression units, and distributions.

Off Balance Sheet Arrangements

        We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations is based upon our financial statements. These financial statements were prepared in conformity with U.S. GAAP. As such, we are required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies that we believe require management's most difficult, subjective or complex judgments and are the most critical to its reporting of results of operations and financial position are as follows:

  Depreciation

        Property and equipment are stated at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. If the actual useful life of our property and equipment is less than the estimate used for purposes of computing depreciation expense, we could experience an acceleration in depreciation expense. Major overhauls and improvements that extend the life of an asset are capitalized. As of March 31, 2012, we had 1,035 compression units that were subject to depreciation. Given the large number of compression units being depreciated, the impact of a particular unit incurring an actual useful life that is less than the estimated useful life would not have a material impact on our results of operations.

  Business Combinations and Goodwill

        Goodwill acquired in connection with business combinations represents the excess of consideration over the fair value of net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.

        We perform an impairment test for goodwill annually or earlier if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of its reporting unit with its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. As of December 31, 2010, we performed an impairment analysis and determined that no impairment had occurred. If for any reason the fair value of our goodwill declines below the carrying value in the future, we may incur charges for the impairment. There was no impairment recorded for goodwill for the years ended December 31, 2010 and 2011 or the three months ended March 31, 2012.

  Long-Lived Assets

        Long-lived assets, which include property and equipment, and intangible assets comprise a significant amount of our total assets. Long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, we base our evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flows analysis. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. There was no impairment recorded for the years ended December 31, 2011 and 2010, and an impairment of $1.7 million was recorded for the year ended December 31, 2009.

  Allowances and Reserves

        We maintain an allowance for bad debts based on specific customer collection issues and historical experience. On an ongoing basis, we conduct an evaluation of the financial strength of our customers based on payment history and specific identification and makes adjustments to the allowance as necessary. The allowance for doubtful accounts was $260,598 and $173,808 at December 31, 2011 and 2010, respectively.

  Revenue Recognition

        Revenue is recognized by us using the following criteria: (i) persuasive evidence of an arrangement, (ii) delivery has occurred or services have been rendered, (iii) the customer's price is fixed or determinable and (iv) collectability is reasonably assured.

        Revenues from compression services are recognized as earned under our fixed fee contracts. Compression services are billed monthly in advance of the service period and are recognized as deferred revenue on the balance sheet until earned.

Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board, or FASB, issued new guidance requiring an entity to perform an analysis to determine whether the entity's variable interest gives it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the entity that has both the power to direct the activities that most significantly impact the variable interest entity's economic performance and the obligation to absorb losses or the right to receive benefits from the variable interest entity. The new guidance also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The new guidance is effective for fiscal years beginning after November 15, 2009. Our adoption of this new guidance on January 1, 2010 did not have a material impact on our consolidated financial statements.

        In October 2009, FASB issued an update to existing guidance on revenue recognition for arrangements with multiple deliverables. This update addresses accounting for multiple-deliverable arrangements to enable vendors to account for deliverables separately. The guidance establishes a selling price hierarchy for determining the selling price of a deliverable. This update requires expanded disclosures for multiple deliverable revenue arrangements. The update is effective for us for revenue arrangements entered into or materially modified on or after January 1, 2011. Our adoption of this new guidance on January 1, 2011 did not have a material impact on our consolidated financial statements.

        In January 2010, FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, or ASU 2010-06, which amends FASB ASC Topic 820, Fair Value Measurements and Disclosures. ASU 2010-06 requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-06 also clarifies existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. We have evaluated ASU 2010-06 and determined that we are not currently impacted by the update.

NATURAL GAS COMPRESSION INDUSTRY

Role of Natural Gas Compression

        Natural gas compression is a mechanical process whereby natural gas is compressed to a smaller volume resulting in a higher pressure. In the U.S., there exists a complex system of pipelines, known as the natural gas grid, designed to transport natural gas from producing areas to markets. Because the grid is generally designed to move gas at increasing pressures, natural gas compression is required throughout all stages of the natural gas chain, including production at the wellhead; gathering, treating and processing; and transportation and storage.

        Producing Regions (Wellhead).    In general, wellhead compression is used to allow natural gas to flow from the wellhead into local gathering systems. There are several variables that impact compression requirements for wellhead applications, including, but not limited to, the natural pressure of the producing reservoir, initial flow rates of producing wells and the production decline rate over the life of the producing well. The variability in production characteristics over time results in frequently changing compression requirements, causing a need for regular modification and adjustment of on-site compression equipment. As a result, wellhead compression typically employs lower-horsepower, portable equipment located at or very near the wellhead. Given the shorter-life of a given well (and the related compression requirement), operators often outsource these compression requirements.

        Central / Regional Gathering Systems.    Gathering systems consist of networks of smaller-diameter pipelines that gather raw natural gas at the wellhead and transport it to central locations for processing, treating and connection with long-haul pipelines for further transportation. Compression is used along gathering systems to facilitate the movement of natural gas from the smaller-scale gathering systems, through central delivery points, and into larger-scale, higher volume regional gathering systems. While gathering systems vary depending on the particular producing region, size of the coverage area and other factors, large-horsepower compression units are generally required. As the gathering systems serve as a centralized transportation system for multiple wells, they tend to be more permanent in nature. Operators of regional gathering systems will both own and outsource their compression requirements depending on their needs.

        Processing / Treating of Natural Gas.    Natural gas used by consumers is composed almost entirely of methane. Natural gas when produced out of the earth is a mixture of hydrocarbons (principally methane, ethane, propane, butanes and pentanes), water vapor, hydrogen sulfide, carbon dioxide, helium, nitrogen and other compounds. At various points from the wellhead to the major transportation pipelines, the gas stream is purified to remove the non-methane components from the raw natural gas stream. Compression is often utilized in the various processes used to purify the natural gas stream, which includes processing to remove the various hydrocarbons and fluids, treating to remove sulfur and carbon dioxide and dehydration to remove water vapor. Processors of natural gas will both own and outsource their compression requirements depending on their needs.

        Long-Haul Transportation and Storage.    Natural gas is transported from regional gathering facilities and processing plants to local end-user markets by long-haul transmission pipelines. These transmission lines consist of large-scale pipelines operating at very high pressures in order to move large quantities of gas efficiently. Additionally, transmission lines have highly stable compression conditions that are maintained for long periods of time. The compression for long haul transportation is provided using very large horsepower compression units. Further, these units tend to be installed as permanent components of the pipeline, and are generally owned by the pipeline operators themselves.

        Natural gas storage is primarily used to balance the relatively constant supply of natural gas with the more seasonal demand for natural gas. In natural gas storage operations, gas is injected into storage facilities, typically underground salt caverns or depleted hydrocarbon reservoirs, and stored until market demand dictates. Storage is also used to balance supply and demand between producing regions and consuming regions. Natural gas storage operations also require very large horsepower compression, resulting in the installation of permanent compression units typically owned by the storage operator.

Role of Compression Services in the Natural Gas Chain

        As described above, each portion of the natural gas chain has distinct compression requirements and timeframes under which compression requirements change. These components are important factors in understanding whether producers, processors, gatherers and transporters of natural gas own compression equipment or seek to contract for compression services through providers such as us.

Natural Gas Chain Component	Pressure Requirement	Typical Unit Horsepower (HP)	Typical Facility Horsepower (HP)	Compression Conditions	Outsource / Own	Typical Contract Tenor
Wellhead	Low	<250	<250	Variable	Outsource / Own	Short-Term
Central Gathering	Low /	>250	>250	Moderately	Outsource /	Medium /
	Moderate	<1,800	<10,000	Stable	Own	Long-Term
Regional Gathering	Moderate /	>1,000	>3,000	Stable	Outsource /	Medium /
	High	<5,000	<50,000		Own	Long-Term
Processing / Treating	Moderate /	>1,000	>3,000	Stable	Outsource /	Medium /
	High	<5,000	<50,000		Own	Long-Term
Long-Haul Pipelines /
Storage	Very High	>2,500	>10,000	Very Stable /	Typically	N/A
		<30,000	<150,000	Constant	Own

        As compression conditions increase in variability, it becomes economic for a customer to outsource compression services. Outsourced compression services permit customers to meet their changing compression needs more efficiently over time while limiting their capital investments in compression equipment. Moreover, customers benefit from the specialized personnel, including engineers and field service employees, and technical skills that compression services providers offer.

BUSINESS

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe that we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. As of March 31, 2012, we had 774,514 horsepower in our fleet and 123,842 horsepower on order for delivery by September 30, 2012, of which 92,671 horsepower on order was committed under customer contracts. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012. We employ a customer-focused business philosophy in partnering with our diverse customer base, which is comprised of producers, processors, gatherers and transporters of natural gas. Natural gas compression, a mechanical process whereby natural gas is compressed to a smaller volume, resulting in higher pressure, is an essential part of the production and transportation of natural gas. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment. The compression units in our modern fleet are designed to be easily adaptable to fit our customers' dynamic compression requirements. By focusing on the needs of our customers and by providing them with reliable and flexible compression services, we are able to develop long-term relationships, which lead to more stable cash flows for our unitholders. From 2003 through the first quarter of 2012, our average horsepower utilization was over 90%. We have been providing compression services since 1998.

        We focus primarily on large-horsepower infrastructure applications. As of March 31, 2012, we estimate that over 90% of our revenue generating horsepower was deployed in large-volume gathering systems, processing facilities and transportation applications. We operate a modern fleet, with an average age of our compression units of approximately five years. Our standard new-build compression unit is generally configured for multiple compression stages allowing us to operate our units across a broad range of operating conditions. This flexibility allows us to enter into longer-term contracts and reduces the redeployment risk of our horsepower in the field. Our modern and standardized fleet, decentralized field-level operating structure and technical proficiency in predictive and preventive maintenance and overhaul operations have enabled us to achieve average service run times consistently above the levels required by our customers.

        We generally provide our compression services to our customers under long-term, fixed-fee contracts, with initial contract terms of up to five years. We typically continue to provide compression services to our customers beyond their initial contract terms, either through contract renewals or on a month-to-month basis. Our customers are typically required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. We are not directly exposed to natural gas price risk because we do not take title to the natural gas we compress and because the natural gas used as fuel by our compression units is supplied by our customers without cost to us.

        We provide compression services in a number of shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. We believe compression services for shale production will increase in the future. According to the Annual Energy Outlook 2012 Early Release Overview prepared by the EIA, natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035. Not only are the production and transportation volumes in these and other shale plays increasing, but the geological and reservoir characteristics of these shales are also particularly attractive for compression services. The changes in production volume and pressure of shale plays over time result in a wider range of compression requirements than in conventional basins. We believe we are well-positioned to meet these changing operating conditions as a result of the flexibility our compression units. While our business focus is largely compression serving shale plays, we also provide compression services in more mature conventional basins. These conventional basins require increasing amounts of compression as they age and pressures decline, which we believe will provide an additional source of stable and growing cash flows for our unitholders.

        For the year ended December 31, 2011, our business generated revenues, net income and Adjusted EBITDA of $98.7 million, $0.1 million and $51.3 million, respectively. For the three months ended March 31, 2012, our business generated revenues, net income and Adjusted EBITDA of $27.1 million, $1.2 million and $14.3 million, respectively. Please read "—Non-GAAP Financial Measures" for an explanation of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability and growth of our business. We expect to achieve this objective by executing on the following strategies:

  •
  Capitalize on the increased need for natural gas compression in conventional and unconventional plays.  We expect additional demand for compression services to result from the continuing shift of natural gas production to domestic shale plays as well as the declining production pressures of aging conventional basins. Our fleet of modern, flexible compression units, which are capable of being rapidly deployed and redeployed and many of which are designed to operate in multiple compression stages, will enable us to capitalize on opportunities both in these emerging shale plays as well as conventional fields.

  •
  Continue to execute on attractive organic growth opportunities.  Between 2003 and 2011, we grew the horsepower in our fleet of compression units at a compound annual growth rate of 23% and grew our compression revenues at a compound annual growth rate of 24%, primarily through organic growth. We believe organic growth opportunities will continue to be our most attractive source of near-term growth. We seek to achieve continued organic growth by (i) increasing our business with existing customers, (ii) obtaining new customers in our existing areas of operations and (iii) expanding our operations into new geographic areas.

  •
  Partner with customers who have significant compression needs.  We actively seek to identify customers with major acreage positions in active and growing areas. We work with these customers to jointly develop long-term and adaptable solutions designed to optimize their lifecycle compression costs. We believe this is important in determining the overall economics of producing, gathering and transporting natural gas. Our proactive and collaborative approach positions us to serve as our customers' compression provider of choice.

  •
  Pursue accretive acquisition opportunities.  While our principal growth strategy will be to continue to grow organically, we may pursue accretive acquisition opportunities, including the acquisition of complementary businesses, participation in joint ventures or purchase of compression units from existing or new customers in conjunction with providing compression services to them. We will consider opportunities that (i) are in our existing geographic areas of operations or new, high-growth regions, (ii) meet internally established economic thresholds and (iii) may be financed on reasonable terms.

  •
  Maintain financial flexibility.  We intend to maintain financial flexibility to be able to take advantage of growth opportunities. Historically, we have utilized our cash flow from operations, borrowings under available debt facilities and operating leases to fund capital expenditures to expand our compression services business. This approach has allowed us to significantly grow our fleet and the amount of cash we generate, while maintaining our debt at levels we believe are manageable for our business. Pro forma for this offering, we will have $             million in borrowing capacity available under our revolving credit facility. We believe our financial flexibility positions us to take advantage of future growth opportunities without incurring debt beyond appropriate levels.

Competitive Strengths

        We believe that we are well positioned to successfully execute our business strategies and achieve our principal business objective because of the following competitive strengths:

  •
  Stable and growing fee-based cash flows.  We charge our customers a fixed monthly fee for our compression services, regardless of the volume of natural gas we compress in that month. Our contracts have initial terms of up to five years and typically extend beyond their initial contract terms, either through contract renewals or on a month-to-month basis. We believe the long-term nature of our fixed-fee contracts enhances our ability to generate stable cash flows and mitigates our exposure to short-term volatility in natural gas and crude oil commodity prices. Our focus on large-horsepower compression associated with large-volume gathering and transportation-related applications also mitigates our exposure to the higher volatility associated with smaller wellhead applications.

  •
  Modern and efficient large-horsepower compression fleet with multi-stage compression capabilities that can be rapidly and efficiently deployed or relocated.  We maintain and utilize a modern, flexible and reliable fleet of compression units to provide compression services. As of March 31, 2012, approximately 84% of our fleet by horsepower (including compression units on order) was comprised of units with greater than 500 horsepower. Our compression units are built on a standardized equipment package and have an average age of approximately five years. Approximately 70% of our fleet horsepower as of March 31, 2012 was comprised of convertible multi-stage compression units. The flexible configuration of our units enables us to quickly and effectively adapt to changing field conditions, allowing us to render our compression services across a broad range of operating conditions without the need to replace equipment. This adaptability results in lower downtime and operating costs for our customers, generally allowing us to obtain longer-term contracts and provide our compression services more efficiently within fields and across geographies.

  •
  Long-standing and strategic customer relationships.  We have developed long-standing and strategic customer relationships by consistently delivering outstanding service run time and superior service, and by effectively adapting to our customers' specific and continually changing compression needs. Our top ten customers, which accounted for 53% of our revenues for the year ended December 31, 2011, have contracted compression services from us for an average of nine years. Of these all have been customers for at least six years and six have been customers for over ten years. These relationships provide a strong platform for continued organic growth as we respond to our customers' increasing and dynamic natural gas compression needs.

  •
  Broad geographic presence in key domestic markets.  Our primary business focus is providing compression services in high-growth shale plays where typically steep declines in production volumes and changes in production pressures require significant compression. We also provide compression services in more mature conventional basins that will require increasing amounts of compression as these fields age and pressures decline.

  •
  Experienced management team with a proven ability to deliver strong organic growth.  Our Chief Executive Officer, Eric D. Long, co-founded our company and has over 20 years of experience in the compression industry. The members of our management team have an average of over 25 years of experience in energy and service industries, and several key executive members of our sales and operating team have worked together for over 14 years. Our organic growth has resulted from our management's commitment to optimize compression lifecycle cost for our customers by delivering outstanding customer service.

  •
  Supportive sponsor with significant industry expertise.  Riverstone is the principal owner of our general partner. Riverstone has substantial experience as a private equity investor in master limited partnerships, with current or prior investments in the general partners or managing members of Buckeye Partners, L.P., Kinder Morgan Energy Partners, L.P., Magellan Midstream Partners, L.P. and Niska Gas Storage Partners LLC. Riverstone's management has substantial experience in identifying, evaluating, negotiating and financing acquisitions and investments. By providing us with strategic guidance and financial expertise, we believe our relationship with Riverstone will greatly enhance our ability to grow our asset base and cash flow.

Our Operations

  Compression Services

        We provide compression services for a monthly service fee. As part of our services, we engineer, design, operate, service and repair our fleet of compression units and maintain related support inventory and equipment. We have consistently provided average service run times above the levels required by our customers. In general, our team of field service technicians service our compression fleet and do not service third-party owned equipment. We do not rent or lease our compressors to our customers and do not own any compression fabrication facilities.

  Our Compression Fleet

        The fleet of compression units that we own and use to provide compression services consists of specially engineered compression units that utilize standardized components, principally engines manufactured by Caterpillar, Inc. and compressor frames and cylinders manufactured by Ariel Corporation. Our units can be rapidly and cost effectively modified for specific customer applications. Approximately 95% of our fleet horsepower at March 31, 2012 was purchased new and the average age of our compression units is approximately five years. Our modern, standardized compressor fleet mainly consists of the Caterpillar 3508, 3512 and 3516 engine classes, which range from 630 to 1,340 horsepower per unit, and we are expanding our fleet to include the Caterpillar 3606 and 3608 engine class, which range from 1,775 to 2,352 horsepower per unit. These larger units, defined as 500 horsepower per unit or greater, represented approximately 84% of our fleet (including compression units on order) as of March 31, 2012. We believe the young age and overall composition of our compressor fleet results in fewer mechanical failures, lower fuel usage (a direct cost savings for our customers), and reduced environmental emissions.

        The following table provides a summary of our compression units by horsepower as of March 31, 2012 (including additional new compression unit horsepower on order for delivery between April 2012 and September, 2012):

Unit Horsepower	Fleet Horsepower	Horsepower on Order(1)	Total Horsepower(2)	Percentage of Total Horsepower
<500	140,524	3,790	144,314	16.1%
>500 <1,000	106,944	9,830	116,774	13.0%
>1,000	527,046	110,222	637,268	70.9%

Total	774,514	123,842	898,356	100.0%

(1)
89,964 of this horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 of this horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(2)
Comprised of 1,164 compression units, including 97 new compression units on order.

        The following table sets forth certain information regarding our compression fleet as of the dates and for the periods indicated:

	Predecessor
					Successor
	Year Ended December 31,
						Three Months Ended March 31, 2012
					Year Ended December 31, 2011
	2007	2008	2009	2010
Operating Data (at period end, except averages)—unaudited
Fleet horsepower(1)	453,508	542,899	582,530	609,730	722,201	774,514
Total available horsepower(2)	476,698	568,359	582,530	612,410	809,418	866,596
Revenue generating horsepower(3)	405,807	496,606	502,177	533,692	649,285	697,500
Average revenue generating horsepower(4)	370,826	455,673	489,243	516,703	570,900	680,063
Revenue generating compression units	613	763	749	795	888	920
Average horsepower per revenue generating compression unit(5)	665	651	655	667	692	748
Horsepower utilization(6)
At period end	93.7%	95.2%	92.0%	91.8%	95.7%	95.7%
Average for the period(7)	93.9%	95.9%	92.7%	92.6%	92.3%	95.8%

(1)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes units on order). As of March 31, 2012, we had 123,842 of additional new compression unit horsepower on order, of which 89,964 horsepower is expected to be delivered between April 2012 and June 2012, and 33,878 horsepower is expected to be delivered between July 2012 and September 2012. Of the 89,964 horsepower expected to be delivered between April 2012 and June 2012, 42,970 horsepower has been delivered as of June 1, 2012. In May 2012, we ordered 27,611 of additional horsepower which is expected to be delivered between October 2012 and December 2012.

(2)
Total available horsepower includes revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(3)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(4)
Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(5)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(6)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and will be fulfilled by horsepower subject to a purchase order divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.5%, 91.5%, 86.2%, 87.5% and 89.9% for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively, and 85.8% and 90.1% for the three months ended March 31, 2011 and 2012, respectively.

(7)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

        A substantial majority of our compression units have electronic control systems that enable us, if specified by our customers, to monitor our units remotely by satellite or other means to supplement our technicians' on-site monitoring visits. Our compression units are designed to automatically shut down if operating conditions deviate from a pre-determined range. While we retain the care, custody, ongoing maintenance and control of our compression units, we allow our customers, subject to a defined protocol, to start, stop, accelerate and slow down compression units in response to field conditions.

        We adhere to routine, preventive and scheduled maintenance cycles. Each of our compression units is subjected to rigorous sizing and diagnostic analyses, including lubricating oil analysis and engine exhaust emission analysis. We have proprietary field service automation capabilities that allow our service technicians to electronically record and track operating, technical, environmental and commercial information at the discrete unit level. These capabilities allow our field technicians to identify potential problems and act on them before such problems result in downtime.

        Generally, we expect each of our compression units to undergo a major overhaul between service deployment cycles once every eight to ten years for our larger horsepower units (500 horsepower or more) and on average every five years for smaller horsepower units. A major overhaul involves the periodic rebuilding of the unit to materially extend its economic useful life or to enhance the unit's ability to fulfill broader or more diversified compression applications. Because our compression fleet is comprised of units of varying horsepower that have been placed into service with staggered initial on-line dates, we expect that we will be able to schedule overhauls in a way to avoid excessive maintenance capital expenditures and minimize the revenue impact of downtime.

        We believe that our customers, by outsourcing their compression requirements, can increase their revenue by transporting or producing a higher volume of natural gas through decreased compression downtime and reduce their operating, maintenance and equipment costs by allowing us to manage efficiently their changing compression needs. We generally guarantee our customers availability ranging from 95% to 98%, depending on field level requirements.

  General Compression Service Contract Terms

        The following discussion describes the material terms generally common to our compression service contracts. We generally enter into a new contract with respect to each distinct application for which we will provide compression services.

        Term and termination.    Our contracts typically have an initial term between one and five years, after which the contract continues on a month-to-month basis until terminated by us or our customers upon notice as provided for in the applicable contract.

        Availability.    Our contracts often provide a guarantee of specified availability. We define availability as the percentage of time in a given period that our compression services are being provided or are capable of being provided. Availability is reduced by instances of "down-time" that are attributable to anything other than events of force majeure or acts or failures to act by the customer. "Down-time" under our contracts usually begins when our services stop being provided and when we receive notice of the problem. Down-time due to scheduled maintenance is also excluded from our availability commitment. As a consequence of our availability guarantee, we are incentivized to practice predictive and preventive maintenance on our fleet as well as promptly respond to a problem to meet our contractual commitments and ensure our customers the compression availability on which their business and our service relationship is based.

        Fees and expenses.    Our customers pay a fixed monthly fee for our services. We bill our customers 30 days in advance, and they are required to pay upon receipt of the invoice. We are not responsible for acts of force majeure, and our customers generally are required to pay our monthly fee even during periods of limited or disrupted throughput. We are generally responsible for the costs and expenses associated with operation and maintenance of our compression equipment, such as providing necessary lubricants, although certain fees and expenses are the responsibility of our customers under the terms of their contracts. For example, all fuel gas is provided by our customers without cost to us, and in many cases customers are required to provide all water and electricity, while lubricants in certain cases may be provided by the customer. We are also reimbursed by our customers for certain ancillary expenses such as trucking and crane, depending on the terms agreed to in the applicable contract, resulting in no gross operating margin.

        Service standards and specifications.    We commit to provide compression services under service contracts that typically provide that we will supply all compression equipment, tools, parts, field service support and engineering. Our contracts do not govern the compression equipment we will use; instead, we determine what equipment is necessary to perform our contractual commitments.

        Title; Risk of loss.    We own or lease all compression equipment we use to provide compression services, and we normally bear the risk of loss or damage to our equipment and tools and injury or death to our personnel.

        Insurance.    Our contracts typically provide that both we and our customers are required to carry general liability, worker's compensation, employers' liability, automobile and excess liability insurance.

  Marketing and Sales

        Our marketing and client service functions are performed on a coordinated basis by our sales and field technicians. Salespeople and field technicians qualify, analyze and scope new compression applications as well as regularly visit our customers to ensure customer satisfaction, to determine a customer's current needs related to services currently being provided and to determine the customer's future compression services requirements. This ongoing communication allows us to quickly identify and respond to our customers' compression requirements. We currently focus on geographic areas where we can achieve economies of scale through high density operations.

  Customers

        Our customers consist of more than 110 companies in the energy industry, including major integrated oil companies, public and private independent exploration and production companies and midstream companies. Our largest customer for the year ended December 31, 2011 and three months ended March 31, 2012 was Southwestern Energy. Southwestern Energy accounted for 15.9% of our revenue for the year ended December 31, 2011 and 13.5% of our revenues for the three months ended March 31, 2012. Our ten largest customers accounted for 53% of our revenues for the year ended December 31, 2011 and 54% of our revenues for the three months ended March 31, 2012.

  Suppliers and Service Providers

        The principal manufacturers of components for our natural gas compression equipment include Caterpillar (for engines), Air-X-Changers and Air Cooled Exchangers (for coolers), and Ariel Corporation (for compressor frames and cylinders). We also rely primarily on two vendors, A G Equipment Company and Standard Equipment Corp., to package and assemble our compression units. Although we rely primarily on these suppliers, we believe alternative sources for natural gas compression equipment are generally available if needed. However, relying on alternative sources may change the standardized nature of our fleet. We have not experienced any material supply problems to date, although lead-times for Caterpillar engines have in the past been in excess of one year due to increased demand and supply allocations imposed on equipment packagers and end-users by Caterpillar.

  Competition

        The compression services business is highly competitive. Some of our competitors have a broader geographic scope, as well as greater financial and other resources than we do. On a regional basis, we experience competition from numerous smaller companies that may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of available opportunities and adopt more aggressive pricing policies. Additionally, the current availability of attractive financing terms from financial institutions and equipment manufacturers makes the purchase of individual compression units increasingly affordable to our customers. We believe that we compete effectively on the basis of price, equipment availability, customer service, flexibility in meeting customer needs, quality and reliability of our compressors and related services.

  Seasonality

        Our results of operations have not historically reflected any material seasonality, and we do not currently have reason to believe seasonal fluctuations will have a material impact in the foreseeable future.

  Insurance

        We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas services industry, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. The compression business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer's liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. Under the terms of our standard compression services contract, we are responsible for the maintenance of insurance coverage on our compression equipment.

  Environmental and Safety Regulations

        We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health, safety and the environment. These regulations include compliance obligations for air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed for the protection of human health and safety and threatened or endangered species. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. We are often obligated to obtain permits or approvals in our operations from various federal, state and local authorities, which permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this trend of compliance will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in, or more stringent enforcement of, these laws and regulations that result in more stringent and costly pollution control equipment, waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of material environmental and safety laws that relate to our operations. We believe that we are in substantial compliance with all of these environmental laws and regulations.

        Air emissions.    The CAA and comparable state laws regulate emissions of air pollutants from various industrial sources, including natural gas compressors, and also impose certain monitoring and reporting requirements. Such emissions are regulated by air emissions permits, which are applied for and obtained through the various state or federal regulatory agencies. Our standard natural gas compression contract typically provides that the customer is responsible for obtaining air emissions permits and assuming the environmental risks related to site operations. Increased obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service have been enacted by governmental authorities. For example, on August 20, 2010, the EPA published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocal internal combustion engines, also known as Quad Z regulations. On May 22, 2012, the EPA proposed amendments to the final rule in response to several petitions for reconsideration. The EPA must finalize the proposed amendments by December 14, 2012. The rule will require us to undertake certain expenditures and activities, likely including purchasing and installing emissions control equipment on certain compressor engines and generators. Compliance with the final rule is required by October 2013. We are currently evaluating the impact that the proposed amendments will have on our operations but we do not believe that the costs associated with achieving compliance with the final rule and proposed amendments by the October 2013 compliance date will be material.

        On June 28, 2011, the EPA issued a final rule, effective August 29, 2011 modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines, also known as Quad J regulations. The final rule may require us to undertake significant expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment. Compliance with the final rule is not required until at least 2013. On May 22, 2012, the EPA proposed minor amendments in order to conform the final rule with the proposed amendments to the Quad Z regulations. The amendments must be finalized by December 14, 2012. We are currently evaluating the impact that this final rule and proposed amendments will have on our operations.

        In March 2008, the EPA also promulgated a new, lower National Ambient Air Quality Standard, or NAAQS, for ground-level ozone, or NOx. While the EPA announced in September 2009 that it would reconsider the 2008 NAAQS for NOx, it withdrew the reconsideration on September 2, 2011. Under the CAA, the EPA will be required to review and potentially issue a new NAAQS for ground level NOx in 2013. Designation of new non-attainment areas for the revised ozone and NOx NAAQS may result in additional federal and state regulatory actions that could impact our customers' operations and increase the cost of additions to property, plant and equipment.

        On April 17, 2012, the EPA finalized rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish specific new requirements regarding emissions from compressors and controllers at natural gas processing plants, dehydrators, storage tanks and other production equipment. In addition, the rules establish new leak detection requirements for natural gas processing plants at 500 ppm. These rules may require a number of modifications to our operations, including the installation of new equipment to control emissions from our compressors at initial startup, or 60 days after the final rule is published in the Federal Register, whichever is later. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

        In addition, the Texas Commission on Environmental Quality, or TCEQ, has finalized revisions to certain air permit programs that significantly increase the air permitting requirements for new and certain existing oil and gas production and gathering sites for 23 counties in the Barnett Shale production area. The final rule establishes new emissions standards for engines, which could impact the operation of specific categories of engines by requiring the use of alternative engines, compressor packages or the installation of aftermarket emissions control equipment. The rule became effective for the Barnett Shale production area in April 2011, with the lower emissions standards becoming applicable between 2015 and 2030 depending on the type of engine and the permitting requirements. The cost to comply with the revised air permit programs is not expected to be material at this time. However, the TCEQ has stated it will consider expanding application of the new air permit program statewide. At this point, we cannot predict the cost to comply with such requirements if the geographic scope is expanded.

        There can be no assurance that future requirements compelling the installation of more sophisticated emission control equipment would not have a material adverse impact.

        Climate change.    Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the U.S. Environmental Protection Agency, or the EPA, is beginning to adopt regulations controlling GHG emissions under its existing Clean Air Act authority. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future greenhouse gas legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of greenhouse gas emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition, and results of operations.

        Water discharge.    The Clean Water Act, or CWA, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The CWA also requires the development and implementation of spill prevention, control, and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak at such facilities. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. Our compression operations do not generate process wastewaters that are discharged to waters of the U.S. In any event, our customers assume responsibility under our standard natural gas compression contract for obtaining any discharge permits that may be required under the CWA.

        Safe drinking water act.    A portion of our customers' natural gas production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by the end of 2012. EPA also has recently announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing. Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce demand for our compression services, which would materially adversely affect our revenue and results of operations.

        Solid waste.    The Resource Conservation and Recovery Act, or the RCRA, and comparable state laws control the management and disposal of hazardous and non-hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents, and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes.

        Site remediation.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state laws impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. While we generate materials in the course of our operations that may be regulated as hazardous substances, we have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

        While we do not currently own or lease any material facilities or properties for storage or maintenance of our inactive compression units, we may use third-party properties for such storage and possible maintenance and repair activities. In addition, our active compression units typically are placed on properties owned or leased by third-party customers and operated by us pursuant to terms set forth in the natural gas compression services contracts executed by those customers. Under most of our natural gas compression services contracts, our customers must contractually indemnify us for certain damages we may suffer as a result of the release into the environment of hazardous and toxic substances. We are not currently responsible for any remedial activities at any properties used by us; however, there is always the possibility that our future use of those properties may result in spills or releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment that may cause us to become subject to remediation costs and liabilities under CERCLA, RCRA or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.

        Safety and health.    The Occupational Safety and Health Act, or OSHA, and comparable state laws strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and, as necessary, disclose information about hazardous materials used or produced in our operations to various federal, state and local agencies, as well as employees.

  Properties

        We do not currently own or lease any material facilities or properties for storage or maintenance of our compression units. Our headquarters consists of 3,065 square feet of leased space located at 100 Congress Avenue, Suite 450, Austin, Texas 78701.

  Employees

        We will be managed and operated by the officers and directors of USA Compression GP, our general partner. As of March 31, 2012, we employed 222 people either directly or through USAC Operating. None of our employees are subject to collective bargaining agreements. We consider our employee relations to be good.

  Legal Proceedings

        From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT OF USA COMPRESSION PARTNERS, LP

        Our general partner, USA Compression GP, LLC, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. As described in the Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC, or the GP Agreement, USA Compression GP, LLC will be member-managed. The sole member has delegated to the board of directors all power and authority related to management of the partnership to the fullest extent permitted by law and the GP Agreement. The GP Agreement provides that there shall be at least two and no more than nine directors, who will oversee our operations. The board of directors will elect one or more officers who will serve at the pleasure of the board. Unitholders will not be entitled to elect the directors of USA Compression GP, LLC or directly or indirectly participate in our management or operation.

        Upon the closing of this offering, the board of directors of our general partner will initially be comprised of five members, all of whom will be designated by USA Compression Holdings and one of whom will be independent as defined under the independence standards established by the New York Stock Exchange. In compliance with the rules of the NYSE, a second independent director will be appointed to the board of directors of USA Compression GP, LLC within 90 days of listing and a third independent director will be appointed within twelve months of listing. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

        As set forth in the GP Agreement, USA Compression GP, LLC may, from time to time, have a conflicts committee to which the board of directors will appoint independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest between us, our limited partners and USA Compression Holdings. The conflicts committee will determine the resolution of the conflict of interest in any manner referred to it in good faith. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including USA Compression Holdings, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. For a detailed discussion of the potential conflicts of interest we face and how they will be resolved, see "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

        In addition, USA Compression GP, LLC will have an audit committee comprised of directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

        Any person who is or was a member, partner, director, officer, affiliate, fiduciary or trustee of USA Compression GP, LLC, any person who is or was serving at the request of USA Compression GP, LLC or any affiliate of USA Compression GP, LLC as an officer, director, member, manager, partner, fiduciary or trustee of another person is entitled to indemnification under the GP Agreement for actions associated with such roles to the fullest extent permitted by law and the GP Agreement. The GP Agreement may be amended or restated at any time by the sole member.

 Directors and Executive Officers

        The following table shows information regarding the current directors, director nominee and executive officers of USA Compression GP, LLC.

Name	Age	Position with USA Compression GP, LLC
Eric D. Long	54	President and Chief Executive Officer and Director
Joseph C. Tusa, Jr.	54	Vice President, Chief Financial Officer and Treasurer
J. Gregory Holloway	54	Vice President, General Counsel and Secretary
David A. Smith	50	Vice President and President, Northeast Region
Dennis J. Moody	55	Vice President—Operations Services
Kevin M. Bourbonnais	46	Vice President and Chief Operating Officer
Robert F. End	56	Director Nominee
William H. Shea, Jr.	57	Director
Andrew W. Ward	45	Director
Olivia C. Wassenaar	32	Director

        The directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner.

        Eric D. Long has served as our President and Chief Executive Officer since September 2002 and has served as a director of USA Compression GP, LLC since June 2011. Mr. Long co-founded USA Compression in 1998 and has over 30 years of experience in the oil and gas industry. From 1980 to 1987, Mr. Long served in a variety of technical and managerial roles for several major pipeline and oil and natural gas producing companies, including Bass Enterprises Production Co. and Texas Oil & Gas. Mr. Long then served in a variety of senior officer level operating positions with affiliates of Hanover Energy, Inc., a company primarily engaged in the business of gathering, compressing and transporting natural gas. In 1993, Mr. Long co-founded Global Compression Services, Inc., a compression services company. Mr. Long was formerly on the board of directors of the Wiser Oil Company, an NYSE listed company from May 2001 until it was sold to Forest Oil Corporation in May 2004. Mr. Long received his bachelor's degree, with honors, in Petroleum Engineering from Texas A&M University. He is a registered Professional Engineer in the state of Texas.

        As a result of his professional background, Mr. Long brings to us executive-level strategic, operational and financial skills. These skills, combined with his over 30 years of experience in the oil and natural gas industry, including in particular his experience in the compression services sector, make Mr. Long a valuable member of our board.

        Joseph C. Tusa, Jr. has served as our Vice President and Chief Financial Officer since joining us in January 2008. Mr. Tusa began his career with Arthur Andersen in Houston, Texas in its oil and gas exploration and production division. He then served as Chief Financial Officer of DSM Copolymer, Inc., a producer and global supplier of synthetic rubber. From 1997 to 2001, Mr. Tusa served as Senior Vice President of Business Operations for Metamor Worldwide, Inc., an IT services company that was listed on the NASDAQ exchange. From 2001 to December 2007, Mr. Tusa served as the Chief Financial Officer of Comsys IT Partners, Inc., an information technology staffing company and an affiliate of Metamor. Mr. Tusa received his BBA from Texas State University and his MBA from Louisiana State University. He is licensed as a Certified Public Accountant in the state of Texas.

        J. Gregory Holloway has served as our Vice President, General Counsel and Secretary since joining us in June 2011. From September 2005 through June 2011, Mr. Holloway was a partner at Thompson & Knight LLP in its Austin office. His areas of practice at the firm included corporate, securities and merger and acquisition law. Mr. Holloway received his B.A. from Rice University and his J.D., with honors, from the University of Texas School of Law.

        David A. Smith has served as our President, Northeast Region since joining us in November 1998 and was appointed corporate Vice President in June 2011. Mr. Smith has approximately 20 years of experience in the natural gas compression industry, primarily in operations and sales. From 1985 to

1989, Mr. Smith was a sales manager for McKenzie Corporation, a marketing company. From 1989 to 1996, Mr. Smith held positions of General Manager and Regional Manager of Northeast Division with Compressor Systems Inc., a fabricator and supplier of compression services. Mr. Smith was the Regional Manager in the northeast for Global Compression Services, Inc., a compression services company, and served in that capacity from 1996 to 1998. Mr. Smith received an associates degree in Automotive and Diesel Technology from Rosedale Technical Institute.

        Dennis J. Moody has served as our Vice President—Operations Services since December 2011, as our General Manager, Central Region since December 2007 and previously served as sales manager since February 2002. Prior to this time, Mr. Moody served in positions of increasing responsibility since joining us in July 1999. Mr. Moody has over 30 years of experience with the operation, repair, sizing and sales of motor and electric driven compression equipment. From 1976 to 1979, Mr. Moody worked as an operator and repair mechanic and served on the overhaul crew at Mustang Fuel Corporation, an oil and gas company engaged in production, gathering, processing and marketing of natural gas. From 1979 to 1984, Mr. Moody managed the service, repair and parts distribution facilities for the drilling and industrial air compression distributors of Ingersoll-Rand and Sullair brand compressors in Oklahoma. From 1984 to July 1999, Mr. Moody served in an industrial and gas compression sales and sales support role at Bush Compression Industries, a fabricator of compression equipment.

        Kevin M. Bourbonnais has served as our Vice President and Chief Operating Officer since June 2011. Mr. Bourbonnais has approximately 13 years of experience in the natural gas compression industry, in operations, marketing, manufacturing, engineering and sales. Mr. Bourbonnais served in various roles for the Royal Bank of Canada from 1990 to 1999. In 1999, he moved to Weatherford Global Compression, which was acquired by a predecessor to Exterran Holdings, Inc. in 2001. Mr. Bourbonnais was named Senior Vice President, Manufacturing in 2003, Senior Vice President, Operations in March 2007, Regional Vice President, Western Division in August 2007 and Vice President, Marketing & Product Strategy in January 2010, in which role he served until June 2011. Mr. Bourbonnais received a BA and an MBA from the University of Calgary in 1989 and 2000, respectively.

        Robert F. End has agreed to serve as a director of USA Compression GP, LLC. Mr. End served as a director of Hertz Global Holdings, Inc. from December 2005 until August 2011. Mr. End was a Managing Director of Transportation Resource Partners, or TRP, a private equity firm from 2009 through 2011. Prior to joining TRP in 2009, Mr. End had been a Managing Director of Merrill Lynch Global Private Equity Division, or MLGPE, the private equity arm of Merrill Lynch & Co., Inc., where he served as Co-Head of the North American Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund which he joined in 2004. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, Merrill Lynch's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End received his AB from Dartmouth College and his MBA from the Tuck School of Business Administration at Dartmouth College.

        Mr. End will bring significant knowledge and expertise to our board from his service on other boards and his years of experience with private equity groups, including his useful insight into investments and business development and proven leadership skills as Managing Director of MLGPE. As a result of this experience and resulting skills set, we believe Mr. End will be a valuable member of our board.

        William H. Shea, Jr. has served as a director of USA Compression GP, LLC since June 2011. Mr. Shea served as the President and Chief Operating Officer of Buckeye GP LLC and its predecessor entities, or Buckeye, from July 1998 to September 2000, as President and Chief Executive Officer of Buckeye from September 2000 to July 2007, and Chairman from May 2004 to July 2007. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings, L.P., and as President and Chief Executive Officer of MainLine

Management LLC from May 2004 to July 2007. Mr. Shea served as a director of Penn Virginia Corp. from July 2007 to May 2010, and as President, Chief Executive Officer and director of the general partner of Penn Virginia GP Holdings, L.P. from March 2010 to March 2011. Mr. Shea has served as a director and the Chief Executive Officer of the general partner of Penn Virginia Resource Partners, L.P., or Penn Virginia, since March 2010. Mr. Shea has also served as a director of Kayne Anderson Energy Total Return Fund, Inc., and Kayne Anderson MLP Investment Company since March 2008 and Niska Gas Storage Partners LLC since May 2010. Mr. Shea has an agreement with Riverstone, pursuant to which he has agreed to serve on the boards of certain Riverstone portfolio companies. Mr. Shea received his B.A. from Boston College and his M.B.A. from the University of Virginia.

        Mr. Shea's experiences as an executive with both Penn Virginia and Buckeye, energy companies that operate across a broad spectrum of sectors, including coal, natural gas gathering and processing and refined petroleum products transportation, have given him substantial knowledge about our industry. In addition, Mr. Shea has substantial experience overseeing the strategy and operations of publicly-traded partnerships. As a result of this experience and resulting skills set, we believe Mr. Shea is a valuable member of our board.

        Andrew W. Ward has served as a director of USA Compression GP, LLC since June 2011. Mr. Ward has served as a Principal of Riverstone from 2002 until 2004, as a Managing Director since January 2005 and as a Partner and Managing Director since July 2009, where he focuses on the firm's investment in the midstream sector of the energy industry. Mr. Ward served on the boards of directors of Buckeye and MainLine Management LLC from May 2004 to June 2006. Mr. Ward has also served on the board of directors of Gibson Energy Inc. since 2008 and Niska Gas Storage Partners LLC since May 2006. Mr. Ward received his AB from Dartmouth College and received his M.B.A from the UCLA Anderson School of Management.

        Mr. Ward's experience in evaluating the financial performance and operations of companies in our industry make him a valuable member of our board. In addition, Mr. Ward's work with Gibson Energy, Inc., Buckeye and Niska Gas Storage Partners LLC has given him both an understanding of the midstream sector of the energy business and of the unique issues related to operating publicly-traded limited partnerships.

        Olivia C. Wassenaar has served as a director of USA Compression GP, LLC since June 2011. Ms. Wassenaar was an Associate with Goldman, Sachs & Co. in the Global Natural Resources investment banking group from July 2007 to August 2008, where she focused on mergers, equity and debt financings and leveraged buyouts for energy, power and renewable energy companies. Ms. Wassenaar joined Riverstone in September 2008 as Vice President, and has served as a Principal since May 2010. In this capacity, she invests in and monitors investments in the midstream, exploration & production, and solar sectors of the energy industry. Ms. Wassenaar has also served on the board of directors of Northern Blizzard Resources Inc. since June 2011. Ms. Wassenaar received her A.B., magna cum laude, from Harvard College and earned an M.B.A. from the Wharton School of the University of Pennsylvania.

        Ms. Wassenaar's experience in evaluating financial and strategic options and the operations of companies in our industry and as an investment banker make her a valuable member of our board.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of us. Our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of USA Compression GP, LLC or its affiliates that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf.

 Executive Compensation

Executive Summary

        This Executive Compensation disclosure provides an overview of the executive compensation program for our named executive officers identified below. Our general partner intends to provide our named executive officers with compensation that is significantly performance based. For the year ended December 31, 2011, our named executive officers, or our NEOs, were:

  •
  Eric D. Long, President and Chief Executive Officer;

  •
  Joseph C. Tusa, Jr., Vice President, Chief Financial Officer and Treasurer; and

  •
  David A. Smith, Vice President and President, Northeast Region.

Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Eric D. Long	2011	400,961	—		300,000	26,461	(4)	727,422
President and Chief Executive Officer	2010	350,000	244,200	(2)	350,000	163,309	(5)	1,107,509
Joseph C. Tusa, Jr.	2011	275,000	—		150,000	6,346	(6)	431,346
Vice President, Chief Financial Officer and Treasurer	2010	277,885	—		110,000	5,798	(7)	393,683
David A. Smith	2011	250,000	—		350,000	17,060	(8)	617,060
Vice President and President, Northeast Region	2010	250,000	—		320,000	17,060	(9)	587,060

(1)
On December 23, 2010, each of our NEOs received awards of Class B Units in USA Compression Holdings. The Class B Units are intended to allow recipients to receive a percentage of profits generated by USA Compression Holdings over and above certain return hurdles, as described in more detail in the discussion under the heading "—Discretionary Long Term Equity Incentive Awards" below. In accordance with FASB ASC Topic 718, we recognized a grant date fair value of $0 with respect to these awards and will recognize no dollar amount with respect to the Class B Units for financial reporting purposes unless and until the fair value of the Class B Units exceeds the grant date fair value.

(2)
Amount shown reflects an estimate of the grant date fair value of the Class C Units in a predecessor entity granted to Mr. Long pursuant to the provisions of his prior employment agreement, as determined in accordance with FASB ASC Topic 718.

(3)
Represents the awards earned under annual incentive bonus programs and commission programs, as applicable, for the years ended December 31, 2010 and 2011. For a discussion of the determination of the 2011 bonus amounts, see "—Annual Performance-Based Compensation for 2011" below.

(4)
Includes $18,000 of automobile allowance and $8,461 of employer contributions under the 401(k) plan.

(5)
Includes $18,000 of automobile allowance, $8,038 of employer contributions under the 401(k) plan and a tax reimbursement payment of $137,271 provided to Mr. Long in connection with the income and employment taxes incurred by him as a result of the equity award granted to him by the predecessor board in 2010, as described in more detail below under the heading "—Discretionary Long Term Equity Incentive Awards."

(6)
Includes $6,346 of employer contributions under the 401(k) plan.

(7)
Includes $5,798 of employer contributions under the 401(k) plan.

(8)
Includes $9,960 of automobile allowance and $7,100 of employer contributions under the 401(k) plan.

(9)
Includes $9,960 of automobile allowance and $7,100 of employer contributions under the 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Elements of the Compensation Program

        Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Annual performance-based compensation	To promote near-term performance objectives and reward individual contributions to the achievement of those objectives.
Discretionary long-term equity incentive awards	To emphasize long-term performance objectives, encourage the maximization of unitholder value and retain key executives by providing an opportunity to participate in the ownership of our partnership.
Severance benefits	To encourage the continued attention and dedication of key individuals and to focus the attention of key individuals when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide an opportunity for tax-efficient savings.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost.

        For 2011, the non-employee members of the USA Compression Holdings Board of Managers had primary authority to determine and approve compensation decisions with respect to our NEOs. Going forward, our NEOs will be employed and their compensation will be paid by our general partner, subject to reimbursement by us. Following the consummation of this offering, the compensation of our NEOs will be determined by the board of directors of our general partner.

Base Compensation For 2011

        Base salaries for our NEOs have generally been set at a level deemed necessary to attract and retain individuals with superior talent. Base salary increases are determined based upon the job responsibilities, demonstrated proficiency and performance of the executive officers and market conditions, each as assessed by the Board of Managers of USA Compression Holdings. No formulaic base salary increases are provided to the NEOs. Additionally, no changes to base salaries for our NEOs were made for the fiscal year ended December 31, 2011.

        The current base salaries for our NEOs, including for our Chief Executive Officer, are set forth in the following table:

Name and Principal Position	Current Base Salary ($)
Eric D. Long President and Chief Executive Officer	400,000
Joseph C. Tusa, Jr. Vice President, Chief Financial Officer and Treasurer	275,000
David A. Smith Vice President and President, Northeast Region	250,000

Annual Performance-Based Compensation For 2011

        Each of our NEOs participates in a discretionary annual incentive bonus compensation program, under which incentive awards are determined annually, with reference to target bonus amounts that are set forth in their employment agreements. For 2011, the target bonus amounts for each of our NEOs were as follows: Mr. Long: $300,000; Mr. Tusa: $110,000; and Mr. Smith: $120,000. In making individual annual bonus decisions, the Board of Managers of USA Compression Holdings, following the recommendations of our Chief Executive Officer, does not rely on pre-determined performance goals or targets. Instead, determinations regarding annual bonus compensation awards are based on a subjective assessment of all reasonably available information, including the applicable executive's performance, business impact, contributions and leadership.

        For 2011, our general partner's Board of Managers determined to provide each NEO with a 2011 annual bonus award at or above the NEO's target bonus, generally based on what it viewed as strong leadership and overall financial performance during a transitional year for our company as we operated under new ownership and prepared for this offering. In addition, the Board of Managers sought to reward our NEOs for our operational results and increased sales activity during the second half of 2011, which we believe left us well positioned for growth in 2012. As a result of these considerations, Mr. Long received an annual incentive award equal to 100% of his target amount and Mr. Smith received 125% of his target amount in recognition of his strong sales performance during the second half of 2011. Mr. Tusa received an award equal 136% of his target bonus in recognition of his extraordinary service and dedication in preparing us to become a publicly-traded company, which substantially expanded the scope of his duties in 2011.

        Awards in 2011 were:

Eric D. Long	$300,000
Joseph C. Tusa, Jr.	$150,000
David A. Smith	$150,000

        Mr. Smith also receives commissions in an amount up to $200,000 annually based on a percentage of qualifying sales. Based on sales performance in 2011, as in prior recent years, Mr. Smith earned the maximum potential amount of commissions available under this arrangement.

Benefit Plans and Perquisites

        We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees with respect to our medical, dental, vision, disability and life insurance plans and a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code and that we refer to as the 401(k) Plan. We also provide certain executive officers with an annual automobile allowance. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth above in our "—Summary Compensation Table."

Discretionary Long-Term Equity Incentive Awards

        Prior to the Holdings Acquisition, our NEOs historically received various forms of equity compensation, in the form of both capital and profits interests in us and our predecessor entities, and in connection with the Holdings Acquisition, each of our NEOs re-invested a substantial portion of the cash proceeds received in respect of his prior equity interests in certain classes of capital or profit interest units in USA Compression Holdings.

        Our NEOs were also granted Class B Units of USA Compression Holdings at the time of the Holdings Acquisition. In connection with the Holdings Acquisition in December 2010, the Board of Managers also reserved additional Class B Units for future grants to NEOs and other key employees.

        The Class B Units are profits interests that allow our NEOs to participate in the increase in value of USA Compression Holdings over and above an 8% annual and cumulative preferred return hurdle. The grants have time-based vesting requirements and are designed to not only compensate but also to motivate and retain the recipients by providing an opportunity for equity ownership by our NEOs. The grants to our NEOs also provide our NEOs with meaningful incentives to increase unitholder value over time.

        Generally, the Class B Units have vesting schedules that are designed to encourage NEOs' continued employment or service with USA Compression Holdings or one of its affiliates, including us and our general partner. The Class B Units generally (i) vest twenty-five percent on the first anniversary of the date of grant (December 31, 2011 for grants made at the time of the Holdings Acquisition) and (ii) with respect to the remaining Class B Units, will vest in thirty-six monthly installments thereafter, subject to the NEO's continued employment on each applicable vesting date. See "—Severance and Change in Control Arrangements" below for a description of the circumstances under which vesting of the Class B Units may be accelerated, including in connection with this offering.

        In anticipation of our initial public offering, we intend to adopt a new long-term equity incentive plan, or the LTIP, and which is discussed in more detail under "2012 Long-Term Incentive Plan" below.

Outstanding Equity Awards at December 31, 2011

        The following table provides information regarding the Class B Units in USA Compression Holdings held by the NEOs as of December 31, 2011. None of our NEOs held any option awards that were outstanding as of December 31, 2011.

	Unit Awards
Name	Number of Units That Have not Vested (#)		Market Value of Class B Units That Have Not Vested ($)(2)
Eric D. Long	346,875	(1)	—
Joseph C. Tusa, Jr.	93,750	(1)	—
David A. Smith	93,750	(1)	—

(1)
Represents the number of Class B Units in USA Compression Holdings that have not vested as of December 31, 2011. These Class B Units will vest in thirty-six equal monthly installments on each monthly anniversary of December 31, 2011.

(2)
As described in footnote 1 to the "—Summary Compensation Table" and in the discussion above under the heading "—Discretionary Long Term Equity Incentive Awards," the Class B Units are intended to allow recipients to receive a percentage of profits generated by USA Compression Holdings over and above certain return hurdles. The Class B Units had no recognizable value as of December 31, 2011.

Severance and Change in Control Arrangements

        Our NEOs are entitled to severance payments and benefits upon certain terminations of employment and, in certain cases, in connection with a change in control of Holdings.

        Each NEO currently has an employment agreement with USAC Operating which provides for severance benefits upon a termination of employment. In connection with the consummation of this offering, our general partner expects to enter into new employment agreements with each of our NEOs on terms that are substantially similar to these employment agreements. As described below, these agreements are substantially similar for each of the NEOs. In addition, pursuant to the Holdings Operating Agreement, our NEOs are entitled to accelerated vesting of certain Class B Units as described below.

  Severance Arrangements

        Each NEO's employment agreement, dated as of December 23, 2010, has an initial four-year term and is extended automatically for successive twelve-month periods thereafter unless either party delivers written notice to the other within ninety days prior to the expiration of the then-current employment term. Upon termination of an NEO's employment either by us for convenience or due to the NEO's resignation for good reason, subject to the timely execution of a general release of claims, the NEO is entitled to receive (i) an amount equal to one times his annual base salary, payable in equal semi-monthly installments over one year following termination (or, if such termination occurs within two years following a change in control, in a lump sum within thirty days following the termination of employment) and (ii) continued coverage for twenty-four months (or, with respect to Mr. Long, thirty months) under our group medical plan in which the executive and any of his dependents were participating immediately prior to his termination. Continued coverage under our group medical plan is subsidized for the first twelve months following termination, and Mr. Long is entitled to reimbursement by us to the extent the cost of such coverage exceeds $1,200 per month for the remainder of the applicable period. Additionally, upon a termination of an NEO's employment by us for convenience, by the NEO for good reason, or due to the NEO's death or disability, the NEO is entitled to receive a pro-rata portion of any earned annual bonus for the year in which termination occurs (calculated with reference to the performance targets established by the Board of Managers of USA Compression Holdings for that year). During employment and for two years following termination, each NEO's employment agreement prohibits him from competing with certain of our businesses.

        As used in the NEOs' employment agreements, a termination for "convenience" means an involuntary termination for any reason, including a failure to renew the employment agreement at the end of an initial term or any renewal term, other than a termination for "cause." "Cause" is defined in the NEOs' employment agreements to mean (i) any material breach of the employment agreement or the Amended and Restated Limited Liability Company Agreement of USA Compression Holdings, or the Holdings Operating Agreement, by the executive, (ii) the executive's breach of any applicable duties of loyalty to us or any of our affiliates, gross negligence or misconduct, or a significant act or acts of personal dishonesty or deceit, taken by the executive, in the performance of the duties and services required of the executive that has a material adverse effect on us or any of our affiliates, (iii) conviction or indictment of the executive of, or a plea of nolo contendere by the executive to, a felony, (iv) the executive's willful and continued failure or refusal to perform substantially the executive's material obligations pursuant to the employment agreement or the Holdings Operating Agreement or follow any lawful and reasonable directive from the Board of Managers of USA Compression Holdings or, as applicable, the Chief Executive Officer, other than as a result of the executive's incapacity, or (v) a pattern of illegal conduct by the executive that is materially injurious to us or any of our affiliates or our or their reputation.

        "Good reason" is defined in the NEOs' employment agreements to mean (i) a material breach by us of the employment agreement, the Holdings Operating Agreement, or any other material agreement with the executive, (ii) any failure by us to pay to the executive the amounts or benefits to which he is entitled, other than an isolated and inadvertent failure not committed in bad faith, (iii) a material reduction in the executive's duties, reporting relationships or responsibilities, (iv) a material reduction by us in the facilities or perquisites available to the executive or in the executive's base salary, other than a reduction that is generally applicable to all similarly situated employees, or (v) the relocation of the geographic location of the executive's principal place of employment by more than fifty miles from the location of the executive's principal place of employment as of December 23, 2010. With respect to Mr. Long's employment agreement, "good reason" also means the failure to appoint and maintain Mr. Long in the office of President and Chief Executive Officer.

  Change in Control Benefits

        Pursuant to the Holdings Operating Agreement, in the event of certain transactions, which could include a change in control, the vesting of certain Class B Units would be accelerated. The vesting of all unvested Class B Units would be accelerated either (i) upon a private liquidity event (generally defined as Riverstone's sale of 50.1% of its equity interests in USA Compression Holdings for cash, other than in connection with an initial public offering of securities) or (ii) upon a termination of an NEO's employment without cause or due to resignation by the executive for good reason, in each case, following a qualified public offering. In addition, upon a qualified public offering, 50% of each NEO's unvested Class B Units would vest.

        The Class B Units generally allow our NEOs to participate in the increase in value, following the December 23, 2010 grant date of such units, of the equity of USA Compression Holdings in excess of a specified hurdle, as described in more detail above under "—Discretionary Long-Term Equity Incentive Awards."

        Upon the consummation of this offering, which constitutes a qualified public offering for purposes of certain vesting provisions of the NEO's Class B Units, 50% of each NEO's unvested Class B Units will vest and, if an NEO's employment is terminated by our general partner without cause or the NEO resigns for good reason following the consummation of this offering, the remaining unvested Class B Units will vest in full. As used in the Holdings Operating Agreement, "good reason" and "cause" have the meanings set forth in each NEO's employment agreement and described above in the section entitled "—Severance Arrangements."

Director Compensation

        For the year ended December 31, 2011, our NEOs who also served as directors did not receive additional compensation for their service as directors. Additionally, directors who were not officers, employees or paid consultants or advisors of us or our general partner did not receive compensation for their services as directors.

        Following the consummation of this offering, officers, employees or paid consultants or advisors of us or our general partner or its affiliates who also serve as directors will not receive additional compensation for their service as directors. Following the consummation of this offering, our directors who are not officers, employees or paid consultants or advisors of us or our general partner or its affiliates will receive cash and equity-based compensation for their services as directors. We expect that our director compensation program will initially consist of the following and will be subject to revision by the board of directors of our general partner from time to time:

  •
  an annual cash retainer of $75,000,

  •
  an additional annual retainer of $15,000 for service as the chair of any standing committee,

  •
  meeting attendance fees of $2,000 per meeting attended, and

  •
  an annual equity-based award in the form of phantom units that will be granted under our LTIP, having a value as of the grant date of $75,000. Phantom unit awards are expected to be subject to vesting conditions and will be paid either on a current or deferred basis, in each case as will be determined at the time of grant of the awards.

Directors will also receive reimbursement for out-of-pocket expenses associated with attending such board or committee meetings and director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

2012 Long-Term Incentive Plan

        Prior to the consummation of this offering, our general partner intends to adopt a 2012 Long-Term Incentive Plan, or LTIP, primarily for the benefit of our, our subsidiaries' and our general partner's eligible officers, employees and directors. The description of the LTIP set forth below is a summary of the anticipated material features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP.

        The LTIP will provide for the grant, from time to time at the discretion of the board of directors of our general partner, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of            common units may be delivered pursuant to awards under the LTIP. Units that are cancelled or forfeited will be available for delivery pursuant to other awards. Units that are withheld to satisfy our general partner's tax withholding obligations or payment of an award's exercise price will not be available for future awards. We expect that the LTIP will be administered by our general partner's board of directors, though such administration function may be delegated to a committee that may be appointed by the board to administer the LTIP. The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of us, our subsidiaries and our general partner for delivering desired performance results, as well as by strengthening our and our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

  Unit Awards

        The administrator of the LTIP may grant unit awards to eligible individuals under the LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash that would otherwise be payable to a participant with respect to a bonus or an incentive compensation award. The unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or an incentive compensation award the amount of which is determined based on the achievement of performance criteria or other factors.

  Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

        Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The administrator of the LTIP, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

  Unit Options and Unit Appreciation Rights

        The LTIP may also permit the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the administrator of the LTIP may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

  Other Unit-Based Awards

        The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the administrator of the LTIP may determine.

  Source of Common Units; Cost

        Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. With respect to awards made to employees of our general partner, our general partner will be entitled to reimbursement by us for the cost incurred in acquiring such common units or, with respect to unit options, for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from an optionee at the time of exercise of an option. Thus, we will bear the cost of all awards under the LTIP. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash by our general partner, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

  Amendment or Termination of Long-Term Incentive Plan

        The administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the tenth anniversary of the date it was initially adopted by our general partner. The administrator of the LTIP will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

  •
  each person who then will beneficially own 5% or more of the then outstanding units;

  •
  all of the directors of USA Compression GP, LLC;

  •
  each executive officer of USA Compression GP, LLC; and

  •
  all directors and officers of USA Compression GP, LLC as a group.

        Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them and their address is 100 Congress Avenue, Suite 450, Austin, Texas 78701.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned		Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Common and Subordinated Units to be Beneficially Owned
USA Compression Holdings(1)			%		100%		%
Eric D. Long	—	—		—	—	—
Joseph C. Tusa, Jr.	—	—		—	—	—
J. Gregory Holloway	—	—		—	—	—
David A. Smith	—	—		—	—	—
Dennis J. Moody	—	—		—	—	—
Kevin M. Bourbonnais	—	—		—	—	—
William H. Shea, Jr.	—	—		—	—	—
Olivia C. Wassenaar	—	—		—	—	—
Andrew W. Ward	—	—		—	—	—
All directors and officers as a group (9 persons)	—	—		—	—	—

(1)
Eric D. Long, Joseph C. Tusa, Jr., Kevin M. Bourbonnais, J. Gregory Holloway, David A. Smith and Dennis J. Moody, each of whom are executive officers of our general partner, Aladdin Partners, L.P., a limited partnership affiliated with Mr. Long, and R/C IV USACP Holdings, L.P., or R/C Holdings, own equity interests in USA Compression Holdings. USA Compression Holdings is managed by a three-person board of managers consisting of Mr. Long, Mr. Ward and Ms. Wassenaar. The board of managers exercises investment discretion and control over the units held by USA Compression Holdings.

  R/C Holdings is the record holder of approximately 97.6% of the limited liability company interests of USA Compression Holdings and is entitled to elect a majority of the members of the board of managers of USA Compression Holdings. R/C Holdings is an investment partnership affiliated with Riverstone/Carlyle Global Energy and Power Fund IV, L.P., or R/C IV. Management and control of R/C Holdings is with its general partner, which is in turn managed and controlled by its general partner, R/C Energy GP IV, LLC, an affiliate of R/C IV. R/C Energy GP IV, LLC is managed by an eight-person management committee that includes Andrew W. Ward. The principal business address of R/C Energy GP IV, LLC is 712 Fifth Avenue, 51st Floor, New York, New York 10019.

  Mr. Long, Mr. Ward and Ms. Wassenaar, each of whom are members or the board of directors of our general partner, each disclaim beneficial ownership of the units owned by USA Compression Holdings.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, our general partner and its affiliates will own            common units and subordinated units representing an aggregate        % limited partner interest in us (or            common units and subordinated units representing an aggregate        % limited partner interest in us, if the underwriters exercise their option to purchase additional common units in full). In addition, our general partner will own a 2.0% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the ongoing operation and any liquidation of USA Compression Partners, LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Pre-IPO Stage

The consideration received by our general partner and its affiliates prior to or in connection with this offering	common units;
subordinated units;
all of our incentive distribution rights; and
2.0% general partner interest.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders pro rata, including our general partner and its affiliates, as the holders of an aggregate of common units and subordinated units, and 2.0% to our general partner assuming it makes any capital contributions necessary to maintain its 2% interest in us. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of our distributions, up to 50.0% of all distributions we make above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $             million on its 2.0% general partner interest and USA Compression Holdings would receive annual distributions of approximately $            million on its common and subordinated units.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its percentage general partner interest. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Reimbursements to our general partner and its affiliates

We will reimburse USA Compression Holdings and its affiliates for all expenses they incur or payments they make on our behalf, which we expect to be approximately $                million for the twelve months ending June 30, 2013. These expenses relate to salary, bonus, incentive compensation and other amounts to be paid by our general partner and its affiliates to persons who perform services for us.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of our General Partner."

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

        We and other parties have entered into or will enter into the various documents and agreements that will effect the transactions relating to our formation and this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Relationship with Penn Virginia Resource Partners

        Mr. Shea, a director of USA Compression GP, LLC, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of our compression services customers and, after such acquisition, has continued to purchase compression services from us. For the years ended December 31, 2010 and 2011, subsidiaries of PVR made compression services payments to us of approximately $1.0 million and $1.3 million, respectively.

 Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy. The transactions described above were not approved by an independent committee of our board of directors and the terms were determined by negotiation among the parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including USA Compression Holdings, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

        Our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires USA Compression Holdings to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Directors of USA Compression Holdings have a fiduciary duty to make these decisions in the best interests of the owners of USA Compression Holdings, which may be contrary to our interests.

        Because certain of the directors of our general partner are also directors and/or officers of USA Compression Holdings and its affiliates, such directors may have fiduciary duties to USA Compression Holdings that may cause them to pursue business strategies that disproportionately benefit USA Compression Holdings, or which otherwise are not in our best interests.

Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include our general partner's limited call right, its voting rights with respect to the units it owns and its determination whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it believed that the decision was in the best interest of our partnership;

  •
  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) "fair and reasonable" to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

  •
  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of our cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

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  the manner in which our business is operated;

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  the amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  the issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its subordinated units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  accelerating the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

        We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

        Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of our common units.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

Our general partner controls the enforcement of its and its affiliates' obligations to us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights."

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors will have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in where a conflict of interest is present be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith. These standards reduce the obligations to which our general partner would otherwise be held.
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. Our partnership agreement and the Delaware Act also provide that our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person's professional or expert competence.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity, an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions;"

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties;"

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;" and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        We were formed in 2008 as a Texas limited partnership and converted to a Delaware limited partnership in 2011. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, compressing and treating natural gas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2022. Please read "—Transfer of General Partner Interest."

Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement), any partnership interest or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

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  asserting a claim arising pursuant to any provision of the Delaware Act or other similar applicable statutes;

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  asserting a claim arising out of any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act relating to the Partnership or the partnership agreement; and

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  the federal securities laws of the U.S. or securities or antifraud laws of any governmental authority.

shall be exclusively brought in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction in connection with any such claims, suits, actions or proceedings.

 Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in five states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        Following completion of this offering, we intend to institute a distribution reinvestment plan, or a DRIP, pursuant to which owners of common and subordinated units can reinvest their distributions in additional common units. In the event that we institute a DRIP, we have been informed by USA Compression Holdings that they intend to reinvest their distributions in additional common units for the foreseeable future.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, affiliates of our general partner will own approximately          % of our outstanding common and subordinated units.

        No unitholder approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners considered as a whole (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of counsel and unitholder approval.    Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent

our general partner's removal. At the closing of this offering, affiliates of our general partner will own      % of our outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its or its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available, including any units acquired by them pursuant to our proposed DRIP. These registration rights continue for two years following any withdrawal or removal of USA Compression GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

 Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove USA Compression GP, LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Meetings; Voting

        Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

 Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

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  information regarding the status of our business and our financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

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  any other information regarding our affairs as the general partner determines in its sole discretion is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, USA Compression Holdings will hold an aggregate of            common units and                         subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement does not restrict our ability to issue additional partnership securities. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, our common units then outstanding. Following completion of this offering, we intend to institute a distribution reinvestment plan, or a DRIP, pursuant to which owners of common and subordinated units can reinvest their distributions in additional common units. We have been informed by USA Compression Holdings that they intend to reinvest their distributions in additional common units for the foreseeable future and we expect USA Compression GP, LLC will utilize its distributions to purchase additional general partner interests to maintain its 2.0% general partner interest in us. We can satisfy reinvestments under the DRIP by issuing new common units or by purchasing common units on the open market, at our discretion. We currently intend to satisfy reinvestments under the DRIP by issuing new common units. Please read "The Partnership Agreement—Issuance of Additional Partnership Interests."

        In connection with the closing of this offering, our partnership agreement will grant USA Compression Holdings certain demand and "piggyback" registration rights. Under the partnership agreement, USA Compression Holdings will generally have the right to require us to file a registration statement for the public sale of all of the partnership securities in the partnership owned by it. In addition, if we sell any partnership securities in a registered underwritten offering, USA Compression Holdings will have the right, subject to specified limitations, to include its partnership securities in that offering. We will pay all expenses relating to any demand or piggyback registration, except for underwriters or brokers' commission or discounts.

        USA Compression Holdings, our partnership, our general partner and its affiliates, including their respective executive officers and directors, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus, subject to certain exceptions.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us", "we" or "USA Compression" are references to USA Compression Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, IRAs, real estate investment trusts (REITs) or mutual funds. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units" beginning).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the production, transportation, processing and storage of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  we will be classified as a partnership for federal income tax purposes; and

  •
  each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  neither we nor any of our operating subsidiaries has elected or will elect to be treated as a corporation;

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  for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  we believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of USA Compression will be treated as partners of USA Compression for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of USA Compression for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in USA Compression. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in USA Compression for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections", we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be           % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. However, absent new legislation extending the current rates, these rates are scheduled to sunset after December 31, 2012, at which time the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

        The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination". The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

 Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated"

partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee.

Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Therefore, foreign unitholders may be subject to U.S. federal income tax gain from the sale or disposition of their units.

 Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names USA Compression GP, LLC as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  (i)
  a person that is not a U.S. person;

  (ii)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (iii)
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in 17 states. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN USA COMPRESSION PARTNERS, LP
BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors;" and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (i)
  the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (ii)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (iii)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) and (ii) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        Barclays Capital Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Under the terms of an underwriting agreement, a form of which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below.

Underwriters	Number of Common Units
Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
UBS Securities LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below) if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Paid by us per unit	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $        per common unit. After the offering, the representatives may change the offering price and other selling terms. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The expenses of the offering that are payable by us are estimated to be approximately $        (exclusive of underwriting discounts and commissions).

 Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of        additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than        common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section. The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used to redeem from USA Compression Holdings a number of common units equal to the number of common units issued to the public upon the exercise of the underwriters' option.

Lock-Up Agreements

        We, our subsidiaries, our general partner and USA Compression Holdings and its affiliates, including our directors and executive officers, have agreed that without the prior written consent of Barclays Capital Inc. and Goldman, Sachs & Co., subject to certain exemptions, including the issuance of units pursuant to a broad based distribution reinvestment plan, if applicable, we and they will not, for a period of 180 days from the date of this prospectus, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise hedge or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units, any options or warrants to purchase common units or securities convertible into or exercisable or exchangeable for, or that represent the right to receive, common units.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless such extension is waived in writing by Barclays Capital Inc. and Goldman, Sachs & Co.

        Barclays Capital Inc. and Goldman, Sachs & Co., in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. and Goldman, Sachs & Co. will consider, among other factors, the holder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

        As described below under "Directed Unit Program," participants in the directed unit program will be subject to a lock up period with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions and an identical extension provision as the lock-up agreement described above. Any common units sold in the directed unit program to our executive officers or directors will be subject to the lock-up agreement described above.

 Directed Unit Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to          common units offered hereby for officers, managers, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Any of our officers or directors participating in this program shall be prohibited from selling, pledging or assigning any common units sold to them pursuant to this program for a period of 180 days after the date of this prospectus. Individuals (other than our officers and directors) who purchase common units in the directed unit program will be subject to a     -day lock-up period. These lock up periods will be extended with respect to our issuance of an earnings release or if a material news or a material event relating to us occurs, in the same manner as described above under "—Lock-Up Agreements."

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives considered:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly-traded common units of generally comparable master limited partnerships.

Indemnification

        We and certain of our subsidiaries have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act.

  •
  stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  a short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        Our common units have been approved for listing (subject to official notice of issuance) on the New York Stock Exchange under the symbol "USAC".

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

 Conflicts of Interest/FINRA Rules

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various investment banking, commercial banking and financial advisory services for us, for which they received or will receive customary fees and expenses.

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the F1NRA Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. In no event will the maximum amount of compensation to be paid to FINRA members in connection with this offering exceed 10% of the offering proceeds.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Additionally, affiliates of each of the underwriters are lenders under our revolving credit facility and will receive a substantial portion of the proceeds from this offering pursuant to the repayment of a portion of the borrowings thereunder. See "Use of Proceeds." Affiliates of J.P. Morgan Securities LLC also serve as Agent, LC Issuer, Lead Arranger and Sole Bookrunner under the revolving credit facility, and an affiliate of Wells Fargo Securities, LLC serves as Documentation Agent under the revolving credit facility.

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PF Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

Provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive"

means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of any securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

        Our company may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA') that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at:

  (1)
  if our company is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our company.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

        The financial statements of USA Compression Partners, LP as of December 31, 2010 and 2011, and for each of the years in the three-year period ended December 31, 2011, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Partnership's change in controlling ownership on December 23, 2010, which resulted in a new cost basis for the Partnership.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "intend," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  changes in the long-term supply of and demand for natural gas;

  •
  actions taken by our customers, competitors and third party operators;

  •
  changes in the availability and cost of capital;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the effects of existing and future laws and governmental regulations;

  •
  the effects of future litigation; and

  •
  other factors discussed in this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma financial statements of USA Compression Partners, LP (together with its subsidiaries on a consolidated basis the "Partnership") as of March 31, 2012, and for the year ended December 31, 2011, and for the three months ended March 31, 2012 are derived from the historical balance sheet and results of operations of the Partnership. The adjustments are based on currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal and state income tax purposes but may be subject to applicable local and state taxes. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and with the historical financial statements and related notes of the Partnership.

        The pro forma adjustments have been prepared as if the transactions described below had taken place on March 31, 2012, in the case of the pro forma balance sheet, or as of January 1, 2011, in the case of the pro forma statement of operations for the year ended December 31, 2011 and three months ended March 31, 2012.

        The pro forma financial statements reflect the following transactions:

  •
  the entry into the second amendment to our revolving credit facility on November 16, 2011;

  •
  the entry into the third amendment to our revolving credit facility on June 1, 2012;

  •
  the effectiveness of our fourth amended and restated credit agreement, which we entered into on June 1, 2012;

  •
  the conversion of the Partnership's limited partner interests held by USA Compression Holdings into                        of the Partnership's common units and                        of the Partnership's subordinated units;

  •
  the conversion of the Partnership's general partner interest held by USA Compression GP, LLC, the Partnership's general partner, into a 2.0% general partner interest in the Partnership;

  •
  the issuance by the Partnership of all of its incentive distribution rights to USA Compression GP, LLC; and

  •
  the issuance by the Partnership of                        common units to the public in exchange for net proceeds of approximately $                     million, all of which will be used to repay indebtedness outstanding under the Partnership's revolving credit facility.

        The unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the transactions described above had occurred on the dates indicated.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

Unaudited Pro Forma Balance Sheet

March 31, 2012

(in thousands)

	Historical	Pro Forma Adjustments Related to the Offering			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$7	200,000	2(a	)	$7
		(15,844)	2(b	)
		(184,156)	2(c	)
Accounts receivable:
Trade	9,315				9,315
Other	48				48
Inventory	4,788				4,788
Prepaid expenses	1,274				1,274
Advances to employees	—				—

Total current assets	15,432	—			15,432
Property and equipment, net	499,620				499,620
Identifiable intangible asset-customer relationships	69,000				69,000
Identifiable intangible asset-trade names	14,820				14,820
Goodwill	157,075				157,075
Other assets	7,686	150	2(d	)	7,836

Total assets	$763,633	$150			$763,783

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$4,442				$4,442
Accrued liabilities	5,575				5,575
Deferred revenue	9,136				9,136
Short-term debt	—				—
Current portion of long-term debt	29				29
Liability from interest rate swaps	1,503				1,503

Total current liabilities	20,685	—			20,685
Long-term debt	402,682	(184,156)	2(c	)	218,676
		150	2(d	)
Liability from interest rate swaps	—				—
Partners' capital:
Partners' capital	340,266	200,000	2(a	)	524,422
		(15,844)	2(b	)
			2(e	)
Common unitholders			2(e	)
Subordinated unitholder			2(e	)
General partner			2(e	)

Total partners' capital	340,266	184,156			524,422

Total liabilities and partners' capital	$763,633	$150			$763,783

The accompanying notes are an integral part of the unaudited pro forma financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

Unaudited Pro Forma Statement of Operations

Year Ended December 31, 2011

(in thousands, except per unit data)

	Historical	Pro Forma Adjustments Related to the Offering			Pro Forma
Revenues:
Contract operations	$93,896				$93,896
Parts and service	4,824				4,824

Total revenues	98,720				98,720

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	39,605				39,605
Selling, general, and administrative	12,726				12,726
Restructuring charges	300				300
Depreciation and amortization	32,738				32,738
Gain on sale of assets	178				178

Total costs and expenses	85,547	—			85,547

Operating income	13,173	—			13,173

Other income (expense):
Interest expense	(12,970)	6,731	2	(f)	(6,239)
Other	21				21

Total other expense	(12,949)	6,731			(6,218)

Net income before income tax expense	224	6,731			6,955
Income tax expense	155				155

Net income	$69	$6,731			$6,800

General partner interest in net income
Limited partner interest in net income
Net income per:
Common unit (basic and diluted)
Subordinated unit (basic and diluted)
Weighted average number of units outstanding
Common unit (basic and diluted)
Subordinated unit (basic and diluted)

The accompanying notes are an integral part of the unaudited pro forma financial statements.

USA COMPRESSION PARTNERS LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

Unaudited Pro Forma Statement of Operations

Three Months Ended March 31, 2012

(in thousands, except per unit data)

	Historical	Pro Forma Adjustments Related to the Offering			Pro Forma
Revenues
Contract operations	$26,552				$26,552
Parts and service	572				572

Total revenues	27,124				27,124

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	9,021				9,021
Selling, general, and administrative	3,694				3,694
Depreciation and amortization	9,428				9,428
(Gain) loss on sale of assets	161				161

Total costs and expenses	22,304	—			22,304

Operating income	4,820	—			4,820

Other income (expense)
Interest expense	(3,534)	644	2	(f)	(2,890)
Other	5				5

Total other expense	(3,529)	644			(2,885)

Net income before income tax expense	1,291	644			1,935
Income tax expense	48				48

Net income	$1,243	$644			$1,887

General partner interest in net income
Limited partner interest in net income
Net income per
Common unit (basic and diluted)
Subordinated unit (basic and diluted)
Weighted average number of units outstanding
Common unit (basic and diluted)
Subordinated unit (basic and diluted)

The accompanying notes are an integral part of the unaudited pro forma financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Unaudited Pro Forma Financial Statements

(1) Estimated Incremental General and Administrative Expense

        Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expenses of approximately $3.1 million per year, as a result of being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The unaudited pro forma financial statements do not reflect these anticipated incremental general and administrative expenses.

(2) Pro Forma Adjustments and Assumptions

        (a) Reflects the gross proceeds to the Partnership of $           million from the issuance and sale of  common units at an assumed initial public offering price of $          per unit.

        (b) Reflects the payment of the estimated underwriting discounts and commission and other expenses of the offering of $           million, which will be allocated to the public common units.

        (c) Reflects the repayment of debt of $           million using the net proceeds from the offering.

        (d) Reflects fees and expenses related to amending the credit facility in connection with this offering.

        (e) Reflects the conversion of the adjusted net partners' capital of $           million from partners' capital to common and subordinated limited partner equity of the Partnership and the general partner's interest in the Partnership. The conversion is allocated as follows:

    (i)
    $             million for                        common units;

    (ii)
    $             million for                        subordinated units; and

    (iii)
    $             million for a 2.0% general partner interest.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Unaudited Pro Forma Financial Statements (Continued)

(2) Pro Forma Adjustments and Assumptions (Continued)

        (f) Reflects the reduction of interest expense for the following adjustments for each period:

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	(in thousands)
Historical interest expense	$12,970	$3,534
Add: additional debt issuance costs	50	13
Less: reduced interest expense due to lower spread under the second amendment on November 16, 2011 to the revolving credit facility	(4,141)	—
Less: reduced interest expense due to lower commitment fee under the second amendment on November 16, 2011 to the revolving credit facility	(164)	—
Add: incremental commitment fee due to the larger borrowing capacity under the third amendment on June 1, 2012 to the revolving credit facility	656	188
Less: interest reduction from lower revolver balance based upon the use of proceeds from the initial public offering	(4,112)	(1,045)
Add: incremental commitment fee based upon the use of proceeds from the initial public offering	691	173
Add: other	289	27

Pro forma interest expense	$6,239	$2,890

        The Partnership does not believe that the interest rate in the amended revolving credit facility will be materially different from the current revolving facility. As such, the Partnership calculated pro forma interest expense using the interest rate under the second amendment dated November 16, 2011 to the revolving credit facility, 2.2% for the year ended December 31, 2011 and 2.3% for the three months ended March 31, 2012.

(3) Pro Forma Net Income Per Limited Partner Unit

        Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of the limited partnership agreement, to the common and subordinated unitholders, by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the Partnership assumed that (i) pro forma distributions to limited partners were equal to 98% of pro forma net income, (ii) the pro forma number of units outstanding was                         common and                        subordinated units, (iii) all units were assumed to have been outstanding since the beginning of the periods presented and (iv) quarterly distributions are first made to common unitholders until $          per common unit has been paid, then to subordinated units until $          per subordinated unit has been paid, and thereafter in accordance with the terms of the partnership agreement. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership.

        Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations, which are based on an allocation of 2% of pro forma net income to the general partner, assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the periods.

Report of Independent Registered Public Accounting Firm

The Partners
USA Compression Partners, LP:

        We have audited the accompanying consolidated balance sheets of USA Compression Partners, LP (a Delaware limited partnership) and subsidiaries (formerly USA Compression Holdings, LP, a Texas limited partnership) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Compression Partners, LP and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 1 to the consolidated financial statements, effective December 23, 2010, USA Compression Partners, LP had a change in controlling ownership. As a result of this change in control, the consolidated financial information after December 23, 2010 is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

                      /s/ KPMG LLP

Dallas, Texas
February 13, 2012

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Balance Sheets

December 31, 2011 and 2010

	Successor
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,000	$3,000
Accounts receivable:
Trade	8,872,159	7,759,265
Other	51,606	6,780
Inventory	3,211,463	5,185,326
Prepaid expenses	1,646,490	1,427,983
Advances to employees	—	181,936

Total current assets	13,784,718	14,564,290
Property and equipment, net	456,648,605	350,069,378
Identifiable intangible asset-customer relationships	69,600,000	72,000,000
Identifiable intangible asset-trade names	14,976,000	15,600,000
Goodwill	157,075,195	157,075,195
Other assets	15,791,458	5,408,865

Total assets	$727,875,976	$614,717,728

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$10,050,835	$4,061,524
Accrued liabilities	4,231,821	3,469,990
Deferred revenue	8,577,789	7,609,333
Short-term debt	—	286,826
Current portion of long-term debt	39,067	36,467
Liability from interest rate swaps	2,180,049	3,084,399

Total current liabilities	25,079,561	18,548,539
Long-term debt	363,773,468	255,491,310
Liability from interest rate swaps	—	1,724,173
Partners' capital:
Limited partners' capital	336,671,919	336,603,370
General partner's capital	2,351,028	2,350,336

Total partners' capital	339,022,947	338,953,706

Total liabilities and partners' capital	$727,875,976	$614,717,728

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Operations

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Revenues:
Contract operations	$93,896,230	$89,785,052	$93,178,391
Parts and service	4,824,489	2,243,119	2,049,281

Total revenues	98,720,719	92,028,171	95,227,672

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	39,605,337	33,291,543	30,095,377
Selling, general, and administrative	12,725,930	11,369,996	9,136,298
Restructuring charges	300,000	—	—
Depreciation and amortization	32,737,779	24,569,323	22,957,029
Loss (Gain) on sale of assets	178,369	(89,799)	(74,450)
Impairment of compression equipment	—	—	1,677,379

Total costs and expenses	85,547,415	69,141,063	63,791,633

Operating income	13,173,304	22,887,108	31,436,039

Other income (expense):
Interest expense	(12,970,019)	(12,279,162)	(10,042,680)
Other	20,828	26,691	24,543

Total other expense	(12,949,191)	(12,252,471)	(10,018,137)

Net income before income tax expense	224,113	10,634,637	21,417,902
Income tax expense	154,872	155,179	190,164

Net income	$69,241	$10,479,458	$21,227,738

Earnings allocated to general partner	$692	$104,795	$212,277

Earnings available for limited partners	$68,549	$10,374,663	$21,015,461

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Changes in Partners' Capital

Years ended December 31, 2011, 2010 and 2009

	General partner	Limited partners	Accumulated other comprehensive income (loss)	Total partners' capital
Partners' capital (deficit), December 31, 2008, predecessor	$(533,793)	$54,778,074	$(4,559,100)	$49,685,181
Other comprehensive income	—	—	1,444,689	1,444,689
Share based compensation expense	—	268,868	—	268,868
Net income	212,277	21,015,461	—	21,227,738

Partners' capital (deficit), December 31, 2009, predecessor	(321,516)	76,062,403	(3,114,411)	72,626,476
Other comprehensive income	—	—	(1,694,161)	(1,694,161)
Share based compensation expense	—	382,435	—	382,435
Net income	104,795	10,374,663	—	10,479,458

Partners' capital (deficit), December 31, 2010, predecessor	(216,721)	86,819,501	(4,808,572)	81,794,208
Impact of change in control	2,567,057	249,783,869	4,808,572	257,159,498

Partners' capital opening balance, December 31, 2010, successor	2,350,336	336,603,370	—	338,953,706
Net income	692	68,549	—	69,241

Partners' capital December 31, 2011, successor	$2,351,028	$336,671,919	$—	$339,022,947

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Comprehensive Income

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Net income	$69,241	$10,479,458	$21,227,738
Other comprehensive income (loss)	—	(1,694,161)	1,444,689

Comprehensive income	$69,241	$8,785,297	$22,672,427

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Cash flows from operating activities:
Net income	$69,241	$10,479,458	$21,227,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,737,779	24,569,323	22,957,029
Amortization of debt issue costs, discount, other comprehensive loss	1,528,928	3,449,633	363,182
Share-based compensation expense	—	382,435	268,868
Net (gain) loss on sale of assets	178,369	(89,799)	(74,450)
Net gain on change in fair value of interest rate swap	(2,628,523)	—	—
Impairment of compression equipment	—	—	1,677,379
Changes in assets and liabilities:
Accounts receivable and advances to employees	(975,784)	(335,997)	1,865,372
Inventory	1,973,863	503,111	(3,680,280)
Prepaids	(218,507)	(18,128)	608,188
Other noncurrent assets	(2,600,602)	1,700	(4,513)
Accounts payable	1,986,800	(824,779)	(857,320)
Accrued liabilities and deferred revenue	1,730,287	455,335	(1,406,271)

Net cash provided by operating activities	33,781,851	38,572,292	42,944,922

Cash flows from investing activities:
Capital expenditures	(133,263,929)	(18,885,762)	(29,579,623)
Compression unit purchase deposit	(7,974,720)	—	—
Proceeds from sale of property and equipment	795,065	117,955	2,816,810

Net cash used in investing activities	(140,443,584)	(18,767,807)	(26,762,813)

Cash flows from financing activities:
Proceeds from short-term and long-term debt	209,164,480	82,176,687	80,746,849
Payments on short-term and long-term debt	(101,166,549)	(93,883,701)	(96,867,661)
Financing costs	(1,336,198)	(8,097,473)	(424,485)

Net cash provided (used in) financing activities	106,661,733	(19,804,487)	(16,545,297)

Decrease in cash and cash equivalents	—	(2)	(363,188)
Cash and cash equivalents, beginning of year	3,000	3,002	366,190

Cash and cash equivalents, end of year	$3,000	$3,000	$3,002

Supplemental cash flow information:
Interest paid	$13,727,393	$8,720,584	$9,918,525
Cash paid for taxes	$155,183	$190,226	$190,552

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions

        USA Compression Partners, L.P., a Texas limited partnership (the Former Partnership), was formed on July 10, 1998. In October 2008, the Former Partnership entered into several transactions through which the Former Partnership was reorganized into a holding company, USA Compression Holdings, LP (the Partnership). The owners of the Former Partnership caused the Partnership to be formed as a Texas limited partnership to conduct its affairs as the holding company of an operating and leasing structure of entities. The Former Partnership's owners then transferred their equity interests in the Former Partnership to the Partnership in exchange for identical interests in the Partnership. The Former Partnership became a wholly owned subsidiary of the Partnership, and was converted into USA Compression Partners, LLC, a Delaware, single-member, limited liability company (Operating Subsidiary) to continue providing compression services to customers of the Former Partnership. Concurrently, the Operating Subsidiary formed a wholly owned subsidiary, USAC Leasing, LLC, as a Delaware limited liability company (Leasing Subsidiary), and agreed to sell its then existing compressor fleet to the Leasing Subsidiary for assumption of debt relating to the then existing fleet. The Leasing Subsidiary agreed to lease the compressor fleet to the Operating Subsidiary for use in providing compression services to its customers. The consolidated financial statements as of December 31, 2011, 2010 and 2009 include the accounts of the Partnership, the Operating Subsidiary and the Leasing Subsidiary and all intercompany balances and transactions have been eliminated in consolidation. The Partnership joined the Operating Subsidiary's revolving credit facility as a guarantor and the Leasing Subsidiary joined the revolving credit facility as a co-borrower (see note 4). On June 7, 2011, the Partnership converted from a Texas limited partnership into a Delaware limited partnership and changed its name from USA Compression Holdings, LP to USA Compression Partners, LP.

        The Partnership, together with the Operating Subsidiary and the Leasing Subsidiary, primarily provides natural gas compression services under term contracts with customers in the oil and gas industry, using natural gas compressor packages that it designs, engineers, operates and maintains.

        In June 2009, the Partnership made an equity award of 100,000 Class C units representing profits interest in the Partnership.

        In September 2010 and 2009, the Partnership issued 200,000 and 200,000, respectively, Class C units representing capital interests in the Partnership to its chief executive officer pursuant to his employment agreement.

        Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

        On November 29, 2010, the Partnership and each of its partners entered into a unit purchase agreement with USA Compression Holdings, LLC in which USA Compression Holdings, LLC would acquire, subject to certain conditions, all of the limited partner interest of the Partnership and an affiliate of USA Compression Holdings, LLC would acquire the general partner interests of the Partnership. USA Compression Holdings, LLC was formed in November 2010 and its only operation is its investment in the Partnership. This transaction was closed on December 23, 2010 and USA Compression Holdings, LLC completed the transaction for cash consideration of approximately $330 million and an exchange of partnership interest in the Partnership with a value of approximately $9 million for Class A units in USA Compression Holdings, LLC. In connection with this change in control, the Partnership's assets and liabilities were adjusted to fair value on the closing date by

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions (Continued)

application of "push-down" accounting. The Partnership incurred $1,838,121 of acquisition related costs in conjunction with the transactions which are included in selling, general and administrative expenses in the consolidated statement of operations.

        As a result of the application of "push down" accounting in connection with the acquisition, the financial statements prior to December 31, 2010 represent the operations of the Predecessor and are not comparable with the financial statements on or after December 31, 2010. References to the "Successor" refer to the Partnership on or after December 31, 2010, after giving effect to "push down" accounting. References to the "Predecessor" refer to the Partnership prior to but excluding December 31, 2010.

        The Partnership applied the guidance in Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (ASC 820), in determining the fair value of partners' capital, which was based on the purchase of the limited partner and general partner interests in the amount of $338,953,706.

        The Partnership then developed the fair value of its assets and liabilities, with the assistance of third-party valuation experts, using the guidance in ASC 820.

        The consolidated financial statements of the Partnership have been prepared in accordance with GAAP and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions. The change of control transaction that occurred on December 23, 2010 has been reflected in the consolidated financial statements of the Partnership using, for accounting purposes, a date of convenience of December 31, 2010. The impact of recording the change in control as of December 23, 2010 would not have a material impact on the consolidated financial statements.

Current assets	$14,564,290
Plant, property and equipment	350,069,378
Identifiable intangible asset—customer relationships	72,000,000
Identifiable intangible asset—trade names	15,600,000
Goodwill	157,075,195

Assets acquired	609,308,863
Current liabilities	18,548,539
Long-term portion of interest rate swaps	1,724,173
Note payable—other	42,527
Note payable—senior debt	250,039,918

Net assets acquired	$338,953,706

        The sale of the Partnership on December 23, 2010, triggered the payment of $4,906,870 of success fees to a broker and $3,906,716 of stock based compensation expense. The Partnership has determined that its accounting policy for any cost that will be triggered by the consummation of a business combination will be to recognize the cost when the business combination is consummated. Accordingly, the broker fees and stock based compensation have not been recorded in the Statement of Operations for the predecessor period since that statement depicts the results of operations just prior to consummation of the transaction. In addition, since the successor period reflects the effects of

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions (Continued)

push-down accounting, these costs have also not been recorded as an expense in the successor period. However, the costs were reflected in the purchase accounting adjustments which were applied in arriving at the opening balances of the successor.

(2) Summary of Significant Accounting Policies

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents consist of all cash balances. As of December 31, 2011 and 2010, $3,000 in cash was subject to certain provisions under credit agreements with a financial institution, as more fully described in note 4.

  (b)    Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts of $260,598 and $173,808 at December 31, 2011 and 2010, respectively, is the Partnership's best estimate of the amount of probable credit losses in the Partnership's existing accounts receivable. The Partnership determines the allowance based upon historical write-off experience and specific identification. The Partnership does not have any off-balance-sheet credit exposure related to its customers.

  (c)    Inventories

        Inventories are valued at the lower of cost or market using the first-in, first-out method. Inventory consists of parts used in the assembly of compression units. Purchases of these assets are considered operating activities in the consolidated statement of cash flows.

  (d)    Property and Equipment

        Property and equipment are carried at cost. Overhauls and major improvements that increase the value or extend the life of compressor units are capitalized and depreciated over 3 to 5 years.

        Ordinary maintenance and repairs are charged to income. Depreciation is calculated using the straight-line method of accounting over the estimated useful lives of the assets as follows:

Compression equipment	25 years
Furniture and fixtures	7 years
Vehicles and computer equipment	3 - 7 years
Leasehold improvements	5 years

        Successor depreciation expense for the year ended December 31, 2011 was $29,713,779 and Predecessor depreciation expense for the years ended December 31, 2010 and 2009 was $24,569,322 and $22,957,029, respectively.

  (e)    Impairments of Long-Lived Assets

        Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value. An asset shall be tested for impairment when events or

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount of the carrying value exceeding the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows. In 2009, the Partnership recorded $1,677,379 related to the impairment of a certain group of its compression equipment. There were no events or circumstances in 2011 or 2010 indicating that the carrying value of any of the Partnership's assets may not be recoverable.

  (f)    Revenue Recognition

        Revenue from compression service and equipment rental operations is recorded when earned over the period of service, rental and maintenance contracts, which generally range from one month to five years. Parts and service revenue is recorded as parts are delivered or services are performed for the customer.

  (g)    Income Taxes

        The Partnership elected to be treated under SubChapter K of the Internal Revenue Code. Under SubChapter K, a partnership return is filed annually reflecting each partner's share of the partnership's income or loss. Therefore, no provision has been made for federal income tax. Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

        As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by the Partnership generally flow through to its unitholders. However, Texas imposes an entity-level income tax on partnerships.

        The State of Texas' margin tax became effective for tax reports originally due on or after January 1, 2008. This margin tax requires partnerships and other forms of legal entities to pay a tax of 1.0% on its "margin," as defined in the law, based on 2011, 2010 and 2009 results. The margin tax base to which the tax rate will be applied is either the lesser of 70% of total revenues for federal income tax purposes or total revenue less cost of goods sold or compensation for federal income tax purposes. For the years ended December 31, 2011, 2010 and 2009 the Partnership recorded an expense related to the Texas margin tax of $154,872, $155,179 and $190,164, respectively.

        The Partnership adopted a new accounting and reporting standard for uncertain tax positions as of January 1, 2009. The new standard prescribes a threshold for recognizing the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. Interest and penalties related to unrecognized tax benefits are included in income tax expense. Adoption of the new standard had no impact on the Partnership's financial statements and the Partnership has no uncertain tax positions as of December 31, 2011 and December 31, 2010.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

  (h)    Fair Value Hierarchy

        Accounting standards on fair-value measurement establish a framework for measuring fair value and stipulate disclosures about fair-value measurements. The standards apply to recurring and nonrecurring financial and non financial assets and liabilities that require or permit fair-value measurements. A new accounting standard became effective for the Partnership on January 1, 2008, for all financial assets and liabilities and recurring non financial assets and liabilities. On January 1, 2009, the standard became effective for non recurring non financial assets and liabilities. Among the required disclosures is the fair-value hierarchy of inputs the Partnership uses to value an asset or a liability. The three levels of the fair-value hierarchy are described as follows:

          Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.

          Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

          Level 3 inputs are unobservable inputs for the asset or liability.

        At December 31, 2011 and 2010, the only financial assets and liabilities measured at fair value in the Partnership's consolidated balance sheet on a recurring basis are its interest rate swaps. The following table presents assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at December 31, 2011 and 2010:

	December 31,	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Interest rate derivatives—2011	$2,180,049	—	2,180,049	—
Interest rate derivatives—2010	4,808,572	—	4,808,572	—

  (i)    Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, trade accounts payable, notes payable and interest rate swap arrangements. The book values of cash and cash equivalents, trade accounts receivable, and trade accounts payable are representative of fair value due to their short-term maturity. The carrying amounts of notes payable approximates fair value based on the interest rates charged on instruments with similar terms and risks. The carrying amounts of interest rate swap arrangements are based on valuation models prepared by the derivatives issuer which are intended to approximate current market values. For derivatives accounted for as cash flow hedges, the Partnership also assesses, both at inception and on an ongoing basis, whether the hedging transactions are highly effective in offsetting cash flows of the hedged item. Changes in the fair value of the highly effective portion of the derivative are recognized in other comprehensive income on the balance sheet. The ineffective portion of the change in fair value of the derivative is reported in earnings.

  (j)    Pass Through Taxes

        Taxes incurred on behalf of, and passed through to customers are accounted for on a net basis.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

  (k)    Use of Estimates

        The preparation of the consolidated financial statements of the Partnership in conformity with accounting principles generally accepted in the United States of America requires the management of the Partnership to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and the accompanying results. Actual results could differ from these estimates.

  (l)    Changes in Accounting Estimate

        In July 2009, the Partnership decreased the assumed service lives of its vehicles to better reflect the projected useful lives of the vehicles. The change in estimate, effective as of July 1, 2009, was accounted for prospectively and resulted in an increase in depreciation expense and decrease in net income of approximately $1,000,000 for the year ended December 31, 2009.

  (m)    Intangible Assets

        As of December 31, 2011, intangible assets consisted of trade names and customer relationships, and are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Partnership's future cash flows. The estimated useful lives range from 25 to 30 years. The expected amortization of the intangible assets for each of the five succeeding years is as follows:

Year ending December 31,	Total
2012	$3,024,000
2013	3,024,000
2014	3,024,000
2015	3,024,000
2016	3,024,000

        The Partnership assesses long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets. The Partnership did not record any impairment of intangible assets in 2011.

  (n)    Goodwill

        Goodwill represents the excess of the purchase price over the fair value of identifiable net assets upon the change in control on December 23, 2010. Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2011-08,

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

Testing Goodwill for Impairment, or ASU 2011-08, which amends FASB ASC Topic 350, Intangibles—Goodwill and Other. ASU 2011-08 allows an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is allowed and the Partnership has early adopted for the year ended December 31, 2011.

        Because quoted market prices for the Partnership's reporting unit are not available, management must apply judgment in determining if it is more likely than not that the fair value of the reporting unit is less than its carrying amount for purposes of performing the optional qualitative assessment for the annual goodwill impairment test. Management uses all available information to make these determinations, including evaluating the macroeconomic environment and industry specific conditions at the assessment date of October 1, 2011.

        As a result of the qualitative assessment, the Partnership has determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. The Partnership did not record any impairment of goodwill in 2011.

(3) Property and Equipment

        Property and equipment consisted of the following at December 31:

	2011	2010
Compression equipment	$478,596,628	$345,517,756
Furniture and fixtures	439,514	227,287
Automobiles and vehicles	5,640,430	3,375,362
Computer equipment	1,523,150	901,590
Leasehold improvements	53,076	47,383

Total	486,252,798	350,069,378
Less accumulated depreciation and amortization	(29,604,193)	—

Total	$456,648,605	$350,069,378

        The Partnership had leased, in 2011 and 2010, compressor units with certain purchase options as more fully described in note 8. The Partnership has no compressor units with material customer lease/purchase options as of December 31, 2011. On December 16, 2011, the Partnership entered into an agreement with a compression equipment supplier to reduce certain previously made progress payments from $10 million to $2 million. The Partnership will apply this $8 million credit to new compression unit purchases from this supplier in the first quarter of 2012. The $8 million prepayment is included in Other Assets on the balance sheet at December 31, 2011.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt

        The long-term debt of the Partnership consisted of the following at December 31:

	2011	2010
Senior debt	$363,773,468	$255,448,783
Various other notes	39,067	78,994

Total debt	363,812,535	255,527,777
Less current portion	39,067	36,467

Long-term debt	$363,773,468	$255,491,310

  (a)    Senior Debt

        On October 10, 2008, in connection with the reorganization of the Partnership (see note 1), the Partnership made a tenth amendment to the credit agreement whereby the requisite senior lenders approved these transactions. Holdings and Leasing Subsidiary were joined as loan parties under the credit agreement and certain provisions were amended including definitions in the credit agreement.

        On December 23, 2010, the Partnership made an eleventh amendment to the credit agreement whereby certain of the senior lenders agreed to backstop the approval of the change of control provisions under the credit agreement related to the acquisition of the Partnership by USA Compression Holdings, LLC. The fees related to this amendment of $2,998,879 were recorded as capitalized loan costs and fully realized as interest expense upon the closing of the purchase of the Partnership by USA Compression Holdings, LLC on December 23, 2010. The eleventh amendment expired upon the execution of the Third Amended and Restated Credit Agreement as described below.

        On December 23, 2010, the Partnership entered into a Third Amended and Restated Credit Agreement. Borrowing availability under this senior debt facility is limited to the lesser of the $400,000,000 committed facility amount and a borrowing base defined in the credit agreement. The senior debt facility is evidenced by notes issued to each of several lenders named in the credit agreement, is secured by a first priority lien against the assets of the Partnership and matures on October 5, 2015. Interest on debt issued under the facility is due and payable in arrears and calculated, at the option of the Partnership, on either a floating rate basis, payable monthly or a LIBOR basis, payable at the end of the applicable LIBOR period (1, 2, 3, or 6 months), but no less frequently than quarterly. LIBOR borrowings bear interest at LIBOR for the applicable period plus a margin of 3.00% to 3.75% based on the leverage ratio of the Partnership's amount outstanding under this facility to consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) as defined in the credit agreement. Floating rate borrowings bear interest at a rate per annum that is the higher of bank prime rate or the federal funds rate plus 0.50%, without additional margin. Generally, the Partnership maintains several tranches of LIBOR and floating rate borrowings at any time. In addition, the Partnership pays an annual administration fee and an unused commitment fee of 0.50%. The $400,000,000 facility includes a $20,000,000 sub-line for issuing letters of credit for a fee at a per annum rate equal to the margin for LIBOR borrowings on the average daily undrawn stated amount of each letter of credit issued under the facility. The Partnership paid various loan fees and incurred costs in respect of the Third Amended and Restated Credit Agreement in the amount of $5,059,781 in 2010.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt (Continued)

        On June 6, 2011, the Partnership made a first amendment to the credit agreement converting each reference to "USA Compression Holdings, LP" to "USA Compression Partners, LP." Additionally, each reference to USA Compression Holdings, LP as a "Texas limited partnership" in the credit agreement or any other loan document shall now mean a reference to USA Compression Partners, LP as a "Delaware limited partnership."

        On November 16, 2011, the Partnership made a second amendment to the credit agreement whereby the aggregate commitment under the facility increased from $400 million to $500 million and reduced the applicable margin for LIBOR loans to a range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. In addition, the unused commitment fee was reduced to 0.375%.

        At December 31, 2011, borrowing availability was $39,002,215. The borrowing base consists of eligible accounts receivable, inventory and compression units. The largest component, representing 96% of the borrowing base at December 31, 2011 and 2010, is eligible compression units—compressor packages that are leased, rented or under service contracts to customers and carried in the financial statements as fixed assets. The Partnership's effective interest rate in effect for all borrowings under its senior debt facility at December 31, 2011 and 2010, respectively, (as adjusted by the interest rate swap referred to in note 4(b) below), was 5.55% and 4.95%, respectively. There were no letters of credit issued at December 31, 2011 and 2010. The Partnership paid various loan fees and incurred costs in respect of the second amendment in the amount of $650,000 in 2011 which were capitalized to loan costs and will be amortized through October 2015.

        The senior debt facility expires in 2015 and the Partnership expects to maintain its facility for the term. The facility is a "revolving credit facility" that includes a "springing" lock box arrangement, whereby remittances from customers are forwarded to a bank account controlled by the Partnership, and the Partnership is not required to use such remittances to reduce borrowings under the facility, unless there is a default or excess availability under the facility is reduced below $20,000,000. As the remittances do not automatically reduce the debt outstanding absent the occurrence of a default or a reduction in excess availability below $20,000,000, the debt has been classified as long-term at December 31, 2011 and 2010.

        The senior debt credit agreement contains various financial, negative and affirmative covenants, including covenants requiring the Partnership to maintain minimum ratios of consolidated cash flow to consolidated fixed charges and a minimum utilization of its compression fleet. In addition, this agreement limits or restricts the Partnership's ability to incur other debt, create liens and make investments and distributions to partners, enter transactions with affiliates and undertake certain fundamental changes, including merger and consolidation, sale of all or substantially all assets, dissolution and liquidation. The Partnership was in compliance with these covenants at December 31, 2011 and 2010.

  (b)    Hedging and Use of Derivative Instruments

        The Partnership has only limited involvement with derivative financial instruments and uses them principally to manage well-defined interest rate risk. Interest rate swap agreements are used to reduce the potential impact of fluctuations in interest rates on variable rate long-term debt. The swaps are not used for trading or speculative purposes.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt (Continued)

        In November 2008, the Partnership entered into an interest rate swap agreement expiring October 5, 2012 for a notional amount of $75,000,000. The fair value of the interest rate swap was recorded on the balance sheet as a liability of $1,559,198 and $3,265,252 at December 31, 2011 and 2010, respectively.

        In May 2009, the Partnership entered into an interest rate swap agreement expiring June 1, 2012 for a notional amount of $35,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $277,923 and $765,065 at December 31, 2011 and 2010, respectively. In August 2009, the Partnership entered into an interest rate swap agreement expiring August 1, 2012 for a notional amount of $30,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $342,928 and $778,255 at December 31, 2011 and 2010, respectively.

        These swap agreements qualified for hedge accounting and were assumed to be perfectly effective prior to the change in control on December 23, 2010, and thus, there was no ineffectiveness to be recorded in earnings. During 2010 and 2009, $1,694,161 and $1,444,689, representing the changes in the fair value of the highly effective portion of the derivative, were recognized in accumulated other comprehensive income. As of December 31, 2010 and 2011, the Partnership does not designate these interest rate swaps as cash flow hedges.

        The swap agreements entitle the Partnership to pay or receive from the counter-party, monthly, the amount by which the counter-party's variable rate (reset monthly) is less than or exceeds the Partnership's fixed rate under the agreements. Under the swaps, the Partnership exchanged fixed rates of 3%, 1.9% and 2.055% on the notional amounts of $75,000,000, $35,000,000 and $30,000,000, respectively, for a floating rate tied to the BBA London Interbank Offering Rate (LIBOR). The swaps minimize interest rate exposure on the revolving senior debt facility, and in effect, convert variable interest payments on the aggregate notional amount to fixed interest payments. Amounts paid or received from the interest rate swap are charged or credited to interest expense and matched with the cash flow and interest expense of the senior debt being hedged, resulting in an adjustment to the effective interest rate. The swap payments (receipts) for the years ended December 31, 2011, 2010 and 2009 were $3,254,047, $3,196,806 and $3,566,246, respectively. As of December 23, 2010 and December 31, 2011 the interest rate swaps were recorded at fair value, and unrealized losses previously recorded in accumulated other comprehensive income related to the instruments, were eliminated. During 2011, interest expense was reduced by $2,628,523 due to changes in fair value of the interest rate swaps.

        Maturities of long term debt:

Year ending December 31:
2012	$39,067
2013	—
2014	—
2015	363,773,468

$363,812,535

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(5) Restructuring Charges

        During the year ended December 31, 2011, the Partnership incurred $300,000 of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We expect to pay these restructuring charges in 2012.

(6) Share-Based Compensation

        Prior to the sale of the Partnership on December 23, 2010 (see note 1), the Partnership had reserved certain partnership interest units as an incentive pool for issuance to its employees or other parties. The awards issued in 2011, 2010 and 2009 under this incentive pool are as follows:

	Total units reserved under incentive pool	Class C interest units
		Grant date fair value per unit	Vested	Unvested	Share based compensation expense
Balance of awards as of December 31, 2009	5,413,505		4,245,136	4,171,704

Expense recorded in 2009					$165,839

Issuance of capital interest units	200,000	$1.22	—	200,000	$81,400
Vesting	—		4,371,704	(4,371,704)	198,006
Settlement of profits interests	5,213,505		(8,616,840)	—	—
Forfeitures	—		—	—	—

Balance of awards as of December 31, 2010	—		—	—

Expense recorded in 2010					$279,406

        Generally, partnership interest unit awards that have vesting contingent on future service conditions are amortized over their applicable vesting period using the straight-line method. For nonvested share awards subject to service and performance conditions, the Partnership is required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, the Partnership will recognize the expense using the straight-line attribution method. The Partnership recognized $110,000 of share based compensation expense for the change in value of vested units granted to one of its officers during 2010. Upon their change in control, all of the profits interests vested and were settled for $3,868,118.

        The Partnership granted certain Class C common interests to two existing Special Limited Partners in 2006. The Partnership did not record any expense related to these awards in 2006 as it was determined that it was not probable that the performance conditions would be met. In June 2007, these Class C common interest awards were modified. The Special Limited Partners exchanged their 0.7% Class C common interest awards for 901,501 Class B units. These units were all unvested at December 31, 2009, and fully vest on March 31, 2016. Due to this modification and as the Partnership had determined that it is probable that the future service condition will be met, share-based compensation expense for the fair value on the date of the modification over the period July 2007 to December 2010 was recorded. The awards to these two Special Limited Partners fully vested upon the change of control that occurred on December 23, 2010. The amount of share-based compensation expense related to the modified awards was $103,029 in 2010 and 2009.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(6) Share-Based Compensation (Continued)

        Fair value of these awards was based on third party valuations of enterprise value of the Partnership. These awards were fully vested and terminated with the sale of Holdings as described in note 1.

        During 2010 and 2011, USA Compression Holdings, LLC has issued to certain employees and members of its management Class B nonvoting units. These Class B units are liability-classified profits interest awards which have a service condition.

        The Class B units are entitled to a cash payment of 10% of net proceeds primarily from a monetization event, as defined under the provisions related to these Class B unit awards, in excess of USA Compression Holdings, LLC's Class A unitholder's capital contributions and an 8% cumulative annual dividend (both of which are due upon a monetization event) to the extent of vested units over total units of the respective class. Each holder of Class B units is then allocated their pro-rata share of the respective class of unit's entitlement based on the number of units held over the total number of units in that class of units. The Class B units vest 25% on the first anniversary date of the grant date and then 25% on each successive anniversary for the next three years (pro-rated by month) subject to certain continued employment. Half of the annual vesting automatically is achieved for certain Class B unitholders when USA Compression Holdings, LLC, or one of its subsidiaries, achieves a defined performance target related to a public offering of securities. The units have no expiry date provided the employee remains employed with USA Compression Holdings, LLC or one of its subsidiaries.

	Class B interest units
	Grant date fair value per unit	Vested	Unvested	Share based compensation expense
Issuance of profit interest units	$—	—	1,000,000
Vesting		—	—
Forfeitures		—	—

Balance of awards as of December 31, 2010		—	1,000,000

Expense recorded in 2010				$—

Issuance of profit interest units	$—	—	187,500
Vesting		250,000	(250,000)
Forfeitures		—	—

Balance of awards as of December 31, 2011		250,000	937,500

Expense recorded in 2011				$—

        Fair value of the Class B units is based on enterprise value calculated by a predetermined formula. As of December 31, 2011, no compensation expense or liability has been recorded related to these Class B units.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(7) Transactions with Related Parties

        For the year ended December 31, 2011, the Partnership incurred $1,000,000 of expenses related to a management fee under an agreement between USA Compression Holdings, LLC and certain of its affiliates. The Partnership does not expect to pay management fees after December 31, 2011.

        On June 8, 2011, the Partnership received repayment for a loan made to an officer of $185,631.

        William Shea, who has served as a director of USA Compression GP, LLC since June 2011, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of the Partnership's compression services customers and, after such acquisition, has continued to purchase compression services from the Partnership. For the years ended December 31, 2011 and 2010, subsidiaries of PVR made compression services payments to us of approximately $1.3 million and $1.0 million, respectively.

(8) Commitments and Contingencies

  (a)    Operating Leases

        Rent expense for office space, warehouse facilities and certain corporate equipment for the years ended December 31, 2011, 2010 and 2009 was $783,800, $678,428 and $560,106, respectively. Commitments for future minimum lease payments for non-cancelable leases are as follows:

2012	$471,360
2013	369,140
2014	376,771
2015	359,568
2016	313,374
Thereafter	—

$1,890,213

  (b)    Operating Lease Facility

        On August 4, 2009, the Partnership entered into an operating lease facility with Caterpillar Financial Services Corporation (CFSC), whereby the Partnership had the ability to lease compression equipment with an aggregate value of up to $45,000,000. The Partnership paid commitment and arrangement fees of $200,000. As part of the facility, the Partnership would pay 150bps, amended December 23, 2010 to 220bps, on the value of the equipment for each lease as funded. The facility was available for leases with inception dates up to and including June 30, 2011, subject to renewals at the discretion of CFSC, and mitigates the need to use available capacity under the existing senior debt facility. Each compressor leased under this facility had a lease term of one hundred twenty (120) months with a buyout option of 25% of cost which approximates fair value at the end of the lease term. At the end of the lease term, the Partnership also had an option to extend the lease term for an additional period of sixty (60) months at an adjusted rate equal to the fair market rate at the time. In the event the Partnership elected not to exercise the buyout or renewal option, the equipment was to be returned in a manner fit for use at the end of the lease term. In addition to the fair value buyout

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(8) Commitments and Contingencies (Continued)

option at the end of the lease term, early buyout option provisions existed at month sixty (60) and at month eighty four (84) of the one hundred twenty (120) month lease term.

        On December 15, 2011, the Partnership purchased all the compression units previously leased from CFSC for $43 million and terminated all the lease schedules and covenants under the facility. This purchase was funded by additional borrowing under the revolving credit facility. Lease expense under the terms of the facility for the years ended December 31, 2011 and 2010 was $4,053,217 and $2,285,412, respectively. There are no commitments for future minimum lease payments as the lease schedules have been terminated.

  (c)    Major Customers

        The Partnership had revenue from three customers representing 15.9%, 9.2% and 4.4% of total revenue for the year ended December 31, 2011, revenue from two customers representing 18.7% and 6.7% of total revenue for the year ended December 31, 2010, and revenue from two customers representing 19.4% and 8.9% of total revenues for the year ended December 31, 2009.

  (d)    Litigation

        The Partnership may be involved in various claims and litigation arising in the ordinary course of business. In management's opinion, the resolution of such matters is not expected to have a material adverse effect on the Partnership's consolidated financial position, results of operations, or cash flows.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

	(unaudited) Successor March 31, 2012	Successor December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$6,500	$3,000
Accounts receivable:
Trade	9,315,054	8,872,159
Other	48,044	51,606
Inventory	4,788,192	3,211,463
Prepaid expenses	1,274,715	1,646,490

Total current assets	15,432,505	13,784,718
Property and equipment, net	499,619,562	456,648,605
Identifiable intangible asset-customer relationships	69,000,000	69,600,000
Identifiable intangible asset-trade names	14,820,000	14,976,000
Goodwill	157,075,195	157,075,195
Other assets	7,686,088	15,791,458

Total assets	$763,633,350	$727,875,976

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$4,442,237	$10,050,835
Accrued liabilities	5,575,428	4,231,821
Deferred revenue	9,135,823	8,577,789
Current portion of long-term debt	28,533	39,067
Liability from interest rate swaps	1,503,372	2,180,049

Total current liabilities	20,685,393	25,079,561
Long-term debt	402,682,310	363,773,468
Partners' capital:
Limited partners' capital	337,902,192	336,671,919
General partner's capital	2,363,455	2,351,028

Total partners' capital	340,265,647	339,022,947

Total liabilities and partners' capital	$763,633,350	$727,875,976

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2012 and 2011

(unaudited)

	Successor 2012	Successor 2011
Revenues:
Contract operations	$26,551,620	$22,758,195
Parts and service	572,605	737,452

Total revenues	27,124,225	23,495,647

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	9,021,421	8,940,567
Selling, general, and administrative	3,693,758	2,703,262
Depreciation and amortization	9,428,434	7,902,480
Loss on sale of assets	160,827	202,136

Total costs and expenses	22,304,440	19,748,445

Operating income	4,819,785	3,747,202

Other income (expense):
Interest expense	(3,533,597)	(3,181,483)
Other	4,512	5,442

Total other expense	(3,529,085)	(3,176,041)

Net income before income tax expense	1,290,700	571,161
Income tax expense	48,000	36,205

Net income	$1,242,700	$534,956

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statement of Changes in Partners' Capital

Three Months Ended March 31, 2012

(unaudited)

	General partners	Limited partners	Total partners' capital
Partners' capital, December 31, 2011	$2,351,028	$336,671,919	$339,022,947
Net income	12,427	1,230,273	1,242,700

Partners' capital, March 31, 2012	$2,363,455	$337,902,192	$340,265,647

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2012 and 2011

(unaudited)

	Successor 2012	Successor 2011
Cash flows from operating activities:
Net income	$1,242,700	$534,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,428,434	7,902,480
Amortization of debt issue costs and other	363,405	278,548
Net loss on sale of assets	160,827	202,136
Net gain on change in fair value of interest rate swap	(676,677)	(648,064)
Changes in assets and liabilities:
Accounts receivable and advances to employees	(439,333)	528,856
Inventory	(1,576,729)	(180,409)
Prepaids	371,775	196,213
Other noncurrent assets	(162,854)	—
Accounts payable	(6,089,957)	(473,415)
Accrued liabilities and deferred revenue	1,901,641	1,529,399

Net cash provided by operating activities	4,523,232	9,870,700

Cash flows from investing activities:
Capital expenditures	(43,395,440)	(4,764,743)
Proceeds from sale of property and equipment	47,300	514,850

Net cash used in investing activities	(43,348,140)	(4,249,893)

Cash flows from financing activities:
Proceeds from short-term and long-term debt	66,318,081	21,003,689
Payments on short-term and long-term debt	(27,419,773)	(24,073,543)
Financing Costs	(69,900)	—

Net cash provided by (used in) financing activities	38,828,408	(3,069,854)

Increase in cash and cash equivalents	3,500	2,550,953
Cash and cash equivalents, beginning of period	3,000	3,000

Cash and cash equivalents, end of period	$6,500	$2,553,953

Supplemental cash flow information:
Cash paid for interest	$3,753,811	$3,311,072
Cash paid for taxes	$—	$—

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements

March 31, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies

  (a)    Organization

        USA Compression Partners, L.P., a Texas limited partnership (the Former Partnership), was formed on July 10, 1998. In October 2008, the Partnership entered into several transactions through which the Partnership was reorganized into a holding company, USA Compression Holdings, LP (the Partnership). The owners of the Former Partnership caused the Partnership to be formed as a Texas limited partnership to conduct its affairs as the holding company of an operating and leasing structure of entities. The Former Partnership's owners then transferred their equity interests in the Former Partnership to the Partnership in exchange for identical interests in the Partnership. The Former Partnership became a wholly owned subsidiary of the Partnership, and was converted into USA Compression Partners, LLC, a Delaware, single-member, limited liability company (Operating Subsidiary) to continue providing contract compression services to customers of the Former Partnership. Concurrently, the Operating Subsidiary formed a wholly owned subsidiary, USAC Leasing, LLC, as a Delaware limited liability company (Leasing Subsidiary), and agreed to sell its then existing compressor fleet to the Leasing Subsidiary for assumption of debt relating to the then existing fleet. The Leasing Subsidiary agreed to lease the compressor fleet to the Operating Subsidiary for use in providing contract compression services to its customers. The consolidated financial statements as of March 31, 2012 and 2011 include the accounts of the Partnership, the Operating Subsidiary and the Leasing Subsidiary and all intercompany balances and transactions have been eliminated in consolidation. The Partnership joined the Operating Subsidiary's revolving credit facility as a guarantor and the Leasing Subsidiary joined the revolving credit facility as a co-borrower. On June 7, 2011, the Partnership converted from a Texas limited partnership into a Delaware limited partnership and changed its name from USA Compression Holdings, LP to USA Compression Partners, LP.

        The Partnership, together with the Operating Subsidiary and the Leasing Subsidiary, primarily provides natural gas compression services under term contracts with customers in the oil and gas industry, using natural gas compressor packages that it designs, engineers, operates and maintains.

        Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

  (b)    Basis of Presentation

        The unaudited financial information has been prepared on the same basis as the audited consolidated financial statements included in the Partnership's audited financial statements for the year ended December 31, 2011. In the opinion of the Partnership's management, such financial information reflects all adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with GAAP. All inter-company items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC. Therefore, these consolidated financial statements should be read in conjunction with the Partnership's audited consolidated financial statements for the year ended December 31, 2011.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies (Continued)

  (c)    Use of Estimates

        The unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which includes the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the condensed consolidated financial statements. Although these estimates are based on management's available knowledge of current and expected future events, actual results could be different from those estimates.

  (d)    Intangible Assets

        Intangible assets, net consisted of the following.

	Customer Relationships	Trade Names	Total
Balance at December 31, 2011	$69,600,000	$14,976,000	$84,576,000
Amortization	600,000	156,000	756,000

Balance at March 31, 2012	$69,000,000	$14,820,000	$83,820,000

        As of March 31, 2012, the amortization periods of customer relationships and trade names vary between 25 and 30 years. The expected amortization of the intangible assets for each of the five succeeding years is as follows.

Year ending December 31,	Total
2012 (remaining)	$2,268,000
2013	3,024,000
2014	3,024,000
2015	3,024,000
2016	3,024,000

  (e)    Fair Value Hierarchy

        Accounting standards on fair-value measurement establish a framework for measuring fair value and stipulate disclosures about fair-value measurements. The standards apply to recurring and nonrecurring financial and non financial assets and liabilities that require or permit fair-value measurements. A new accounting standard became effective for the Partnership on January 1, 2008, for all financial assets and liabilities and recurring non financial assets and liabilities. On January 1, 2009, the standard became effective for non recurring non financial assets and liabilities. Among the required disclosures is the fair-value hierarchy of inputs the Partnership uses to value an asset or a liability. The three levels of the fair-value hierarchy are described as follows:

  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.

  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies (Continued)

  Level 3 inputs are unobservable inputs for the asset or liability.

        At March 31, 2012 and December 31, 2011, the only financial assets and liabilities measured at fair value in the Partnership's consolidated balance sheet on a recurring basis are its interest rate swaps. The following table presents assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at March 31, 2012 and December 31, 2011:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Interest rate derivatives - March 31, 2012	—	$1,503,372	—
Interest rate derivatives - December 31, 2011	—	$2,180,049	—

  (f)    Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, trade accounts payable, notes payable and interest rate swap arrangements. The book values of cash and cash equivalents, trade accounts receivable, and trade accounts payable are representative of fair value due to their short-term maturity. The carrying amounts of notes payable approximates fair value based on the interest rates charged on instruments with similar terms and risks (a level 2 input). The carrying amounts of interest rate swap arrangements are based on valuation models prepared by the derivatives issuer which are intended to approximate current market values.

(2) Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts of $113,792 and $260,598 at March 31, 2012 and December 31, 2011, respectively, is the Partnership's best estimate of the amount of probable credit losses in the Partnership's existing accounts receivable. The Partnership determines the allowance based upon historical write-off experience and specific identification. The Partnership does not have any off-balance-sheet credit exposure related to its customers.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(3) Property and Equipment

        Property and equipment consisted of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Compression equipment	$529,251,305	478,596,628
Furniture and fixtures	307,407	439,514
Automobiles and vehicles	6,442,452	5,640,430
Computer equipment	1,726,114	1,523,150
Leasehold improvements	61,159	53,076

Total	537,788,437	486,252,798
Less accumulated depreciation and amortization	(38,168,875)	(29,604,193)

Total	$499,619,562	456,648,605

        The Partnership has no compressor units with material customer lease/purchase options. On December 16, 2011, the Partnership entered into an agreement with a compression equipment supplier to reduce certain previously made progress payments from $10 million to $2 million. The Partnership applied this $8 million credit to new compression unit purchases from this supplier in the three months ended March 31, 2012. Before the application of this credit, expansion capital expenditures were $48.8 million and maintenance capital expenditures were $2.6 million for the three months ended March 31, 2012.

(4) Long-Term Debt

  (a)
  The long-term debt of the Partnership consisted of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Senior debt	$402,682,310	363,773,468
Various other notes	28,533	39,067

Total debt	402,710,843	363,812,535
Less current portion	28,533	39,067

Long-term debt	$402,682,310	363,773,468

        On November 16, 2011, the Partnership made a second amendment to the credit agreement whereby the aggregate commitment under the facility increased from $400 million to $500 million and reduced the applicable margin for LIBOR loans to a range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. In addition, the unused commitment fee was reduced to 0.375%. At March 31, 2012, borrowing availability was $38,990,184. The borrowing base consists of eligible accounts receivable, inventory and compression units. The largest component, representing 96% of the borrowing base at March 31, 2012 and December 31, 2011, is eligible compression units—compressor packages that are leased, rented or under service contracts to customers and carried in the financial statements as fixed assets. The senior debt facility is evidenced by notes issued to each of several lenders named in

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(4) Long-Term Debt (Continued)

the credit agreement, is secured by a first priority lien against the assets of the Partnership and matures on October 5, 2015.

        The senior debt facility expires in 2015 and the Partnership expects to maintain its facility for the term. The facility is a "revolving credit facility" that includes a "springing" lock box arrangement, whereby remittances from customers are forwarded to a bank account controlled by the Partnership, and the Partnership is not required to use such remittances to reduce borrowings under the facility, unless there is a default or excess availability under the facility is reduced below $20,000,000. The facility qualifies as a refinancing and as such, the debt has been classified as long-term at March 31, 2012 and December 31, 2011.

        The senior debt credit agreement contains various financial, negative and affirmative covenants, including covenants requiring the Partnership to maintain minimum ratios of consolidated cash flow to consolidated fixed charges and a minimum utilization of its compression fleet. In addition, this agreement limits or restricts the Partnership's ability to incur other debt, create liens and make investments and distributions to partners, enter into transactions with affiliates and undertake certain fundamental changes, including merger and consolidation, sale of all or substantially all assets, dissolution and liquidation. The Partnership was in compliance with these covenants at March 31, 2012 and December 31, 2011.

        Maturities of long term debt:

Year ending March 31:
2013	28,533
2014	—
2015	402,682,310
2016	—
2017	—

$402,710,843

  (b)    Hedging and Use of Derivative Instruments

        The Partnership has only limited involvement with derivative financial instruments and uses them principally to manage well-defined interest rate risk. Interest rate swap agreements are used to reduce the potential impact of fluctuations in interest rates on variable rate long-term debt. The swaps are not used for trading or speculative purposes.

        In November 2008, the Partnership entered into an interest rate swap agreement expiring October 5, 2012 for a notional amount of $75,000,000. The fair value of the interest rate swap was recorded on the balance sheet as a liability of $1,125,818 and $1,559,198 at March 31, 2012 and December 31, 2011, respectively.

        In May 2009, the Partnership entered into an interest rate swap agreement expiring June 1, 2012 for a notional amount of $35,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $147,970 and $277,923 at March 31, 2012 and December 31, 2011, respectively. In August 2009, the Partnership entered into an interest rate swap agreement expiring

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(4) Long-Term Debt (Continued)

August 1, 2012 for a notional amount of $30,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $229,584 and $342,928 at March 31, 2012 and December 31, 2011, respectively.

        These swap agreements qualified for hedge accounting and were assumed to be perfectly effective prior the change in control on December 23, 2010, and thus, there was no ineffectiveness to be recorded in earnings. As of December 31, 2010, the Partnership does not designate these interest rate swaps as cash flow hedges. The amount of the change in fair value of these swap agreements for the three months ended March 31, 2012 and 2011 was $676,677 and $648,064, respectively, and has been reflected as a reduction of interest expense for this period.

        The swap agreements entitle the Partnership to pay or receive from the counter-party, monthly, the amount by which the counter-party's variable rate (reset monthly) is less than or exceeds the Partnership's fixed rate under the agreements. Under the swaps, the Partnership exchanged fixed rates of 3%, 1.9% and 2.055% on the notional amounts of $75,000,000, $35,000,000 and $30,000,000, respectively, for a floating rate tied to the BBA London Interbank Offering Rate (LIBOR). The swaps minimize interest rate exposure on the revolving senior debt facility, and in effect, convert variable interest payments on the aggregate notional amount to fixed interest payments. Amounts paid or received from the interest rate swap are charged or credited to interest expense and matched with the cash flow and interest expense of the senior debt being hedged, resulting in an adjustment to the effective interest rate. As of December 23, 2010 the interest rate swaps were recorded at fair value, and the amounts that were previously recorded in accumulated other comprehensive income related to the instruments, was eliminated.

(5) Share-Based Compensation

        USA Compression Holdings, LLC has issued to certain employees and members of its management Class B nonvoting units. These Class B units are liability-classified profits interest awards which have a service condition.

        The Class B units are entitled to a cash payment of 10% of net proceeds primarily from a monetization event, as defined under the provisions related to these Class B unit awards, in excess of USA Compression Holdings, LLC's Class A unitholder's capital contributions and an 8% cumulative annual dividend (both of which are due upon a monetization event) to the extent of vested units over total units of the respective class. Each holder of Class B units is then allocated their pro-rata share of the respective class of unit's entitlement based on the number of units held over the total number of units in that class of units. The Class B units vest 25% on the first anniversary date of the grant date and then 25% on each successive anniversary for the next three years (pro-rated by month) subject to certain continued employment. Half of the annual vesting automatically is achieved when USA Compression Holdings, LLC, or one of its subsidiaries, achieves a defined performance target related to a public offering of securities. The units have no expiry date provided the employee remains employed with USA Compression Holdings, LLC or one of its subsidiaries.

        As of March 31, 2012, no compensation expense or liability has been recorded related to these Class B units.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Financial Statements (Continued)

March 31, 2012 and 2011

(unaudited)

(6) Transactions with Related Parties

        For the three months ended March 31, 2011, the Partnership incurred $250,000 of expenses related to a management fee under an agreement between USA Compression Holdings, LLC and certain of its affiliates. No management fees were incurred during the three months ended March 31, 2012.

        On June 8, 2011, the Partnership received repayment for a loan made to an officer of $185,631.

        William Shea, who has served as a director of USA Compression GP, LLC since June 2011, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of the Partnership's compression services customers and, after such acquisition, has continued to purchase compression services from the Partnership. For the three months ended March 31, 2012 and 2011, subsidiaries of PVR made compression services payments to us of approximately $0.4 million and $0.3 million, respectively.

(7) Commitments and Contingencies

  (a)    Operating Leases

        Rent expense for office space, warehouse facilities and certain corporate equipment for the three months ended March 31, 2012 and 2011, was $308,329 and $178,552, respectively.

        Commitments for future minimum lease payments for noncancelable leases as of March 31 are as follows:

April 1, 2012 to December 31, 2012	$308,853
2013	381,106
2014	376,031
2015	306,268
2016	313,374
2017	324,180
Thereafter	—

$2,009,812

  (b)    Major Customers

        The Partnership had revenue from two customers representing 13.5% and 10.6% of total revenue for the three months ended March 31, 2012 and revenue from two customers representing 17.2% and 7.7% of total revenue for the three months ended March 31, 2011.

  (c)    Litigation

        The Partnership may be involved in various claims and litigation arising in the ordinary course of business. In management's opinion, the resolution of such matters is not expected to have a material adverse effect on the Partnership's consolidated financial position, results of operations, or cash flows.

APPENDIX A

USA COMPRESSION PARTNERS, LP

A Delaware limited partnership

FORM OF FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

Dated as of [    •    ], 2012

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, dated as of [    •    ], 2012, is entered into by and among USA Compression GP, LLC, a Delaware limited liability company, as the General Partner, and USA Compression Holdings, LLC, a Delaware limited liability company, as a Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing or expanding, for a period exceeding the short-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

        (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii) .

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person's Affiliates, shall be deemed to be Affiliates of the General Partner.

        "Aggregate Quantity of IDR Reset Common Units" is defined in Section 5.11(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

        (a)   the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

        (b)   the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member's pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

        "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "claim" (as used in Section 7.13(d)) has the meaning assigned to such term in Section 7.13(d).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" is defined in Section 11.3(a).

        "Commences Commercial Service" means the date a Capital Improvement is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, with respect to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

        "Consenting Party" or "Consenting Parties" is defined in Section 16.9(b).

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Disposed of Adjusted Property" has the meaning assigned to such term in Section 6.1(d)(xii)(B) .

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Estimated Incremental Quarterly Tax Amount" is defined in Section 6.9.

        "Event of Withdrawal" is defined in Section 11.1(a).

        "Excess Distribution" is defined in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" is defined in Section 6.1(d)(iii)(A).

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions on equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "Final Subordinated Units" is defined in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" is defined in Section 6.1(c)(i)(D).

        "First Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units plus (2) all Partnership Interests and options, rights, warrants, phantom units and appreciation rights or phantom or tracking interests relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests, options, rights, warrants and appreciation rights or phantom or tracking interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means USA Compression GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

        "Holder" as used in Section 7.13, has the meaning assigned to such term in Section 7.13(a).

        "IDR Reset Common Unit" has the meaning assigned to such term in Section 5.11(a).

        "IDR Reset Election" is defined in Section 5.11(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest which will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter (whether arising hereunder or under the Delaware Act or other applicable law or in equity) except as may otherwise be required by law.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

        "Incremental Income Taxes" is defined in Section 6.9.

        "Indemnified Persons" has the meaning assigned to such term in Section 7.13(d).

        "Indemnitee" means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial General Partner Interest" has the meaning assigned to such term in Section 5.1.

        "Initial Limited Partner Interest" has the meaning assigned to such term in Section 5.1.

        "Initial Limited Partners" means USA Compression Holdings, the General Partner (with respect to the Incentive Distribution Rights) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units issued pursuant to the exercise of the Over-Allotment Option.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering or pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

        "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "LTIP" means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity and/or operating income of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

        "Merger Agreement" is defined in Section 14.1.

        "Minimum Quarterly Distribution" means $[    •    ] per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" is defined in Section 15.1(b).

        "Notional General Partner Units" means notional units used solely to calculate the General Partner's Percentage Interest. Notional General Partner Units shall not constitute "Units" for any purpose of this Agreement. There shall initially be [    •    ] Notional General Partner Units (resulting in the General Partner's Percentage Interest being 2% after giving effect to the Initial Offering). If the General Partner makes additional Capital Contributions pursuant to Section 5.2(c) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

        (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

        (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

        (c)   Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners (including distributions with respect to Incentive Distribution Rights), or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a)   the sum of (i) $[    •    ] million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) on equity issued, other than equity issued on the Closing Date or the Option Closing Date, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the Closing Date or the Option Closing Date, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

        (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Other Entity" is defined in Section 14.1.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and such Partnership Interests shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class or group of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, at or prior to such acquisition, the General Partner, acting in its sole discretion, shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that, at or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means USA Compression Partners, LP, a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants, appreciation rights and phantom or tracking interests relating to an equity interest in the Partnership), including Common Units, Subordinated Units and Incentive Distribution Rights.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b) (2) and 1.704-2(d).

        "Percentage Interest" means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Plan of Conversion" is defined in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-174803) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi) , Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" is defined in Section 5.11(a).

        "Reset Notice" is defined in Section 5.11(b).

        "Second Liquidation Target Amount" is defined in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (in respect of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive

Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subordinated Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

        (a)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and (II) the General Partner Interest, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on (I) all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Interest, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the (I) Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units and (II) General Partner Interest, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

        (b)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2013 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and (II) the General Partner Interest, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Interest, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of (I) the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, (II) the General Partner Interest, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and (III) and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages;

        (c)   the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise; and

        (d)   the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" is defined in Section 14.2(b)(ii).

        "Target Distribution" means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "Transaction Documents" has the meaning assigned to such term in Section 7.1(b).

        "transfer" is defined in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement, dated as of [    •    ], 2012, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

        "Unpaid MQD" is defined in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "USA Compression Holdings" means USA Compression Holdings, LLC, a Delaware limited liability company.

        "Withdrawal Opinion of Counsel" is defined in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

        Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.

ORGANIZATION

        Section 2.1    Formation.     The General Partner and USA Compression Holdings previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and USA Compression Holdings hereby amend and restate the Agreement of Limited Partnership of USA Compression Partners, LP, dated June 7, 2011, in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.     The name of the Partnership shall be "USA Compression Partners, LP". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

        Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity and/or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.

RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.     No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.     Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, the reasonableness of which having been determined by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act;

           (ii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iii)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

          (iv)  to obtain such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

        (c)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV.

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.     Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the General Partner on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of the General Partner and the Secretary or any Assistant Secretary of the General Partner or any other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or Limited Partner and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

        (b)   The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        (e)   The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to June 30, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after June 30, 2022, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

        (a)   Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Common Unit that has been issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7.

        (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (e)   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.8    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows.

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    General Partner and Limited Partner Interests.     Prior to the Closing Date, the General Partner acquired all of the general partner interests in the Partnership (the "Initial General Partner Interest") and was admitted as the general partner of the Partnership, and USA Compression Holdings acquired all of the limited partner interests in the Partnership (the "Initial Limited Partner Interest") and was admitted as a limited partner of the Partnership.

        Section 5.2    Contributions by the General Partner and USA Compression Holdings.

        (a)   Immediately prior to and contingent upon the closing of the Initial Offering, pursuant to this Agreement and without any further action by the General Partner or the Partnership, (i) the Initial General Partner Interest shall automatically be converted into a General Partner Interest equal to a [0]% Percentage Interest in the Partnership, and (ii) the Initial Limited Partner Interest shall automatically be converted into [    •    ] Common Units in the Partnership representing a Limited Partner Interest equal to a [    •    ]% Percentage Interest and [    •    ] Subordinated Units representing a Limited Partner Interest equal to a [    •    ]% Percentage Interest in the Partnership.

        (b)   On the Closing Date and pursuant to this Agreement: (i) USA Compression Holdings shall contribute to the General Partner, as a capital contribution to the General Partner, [    •    ] Common Units and (ii) the General Partner shall contribute to the Partnership, as a Capital Contribution, [    •    ] Common Units in exchange for (A) a General Partner Interest equal to a 2% Percentage Interest (after giving effect to the Initial Offering), subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights.

        (c)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units and Subordinated Units issued pursuant to Section 5.2(a) and Section 5.2(b), the Common Units issued upon conversion of the Subordinated Units and any Common Units issued pursuant to Section 5.11), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General

Partner's Percentage Interest by (B) 100 less the General Partner's Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

        Section 5.3    Contributions by Limited Partners.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (b)   Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (c)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.4    Interest and Withdrawal.     No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

          (vi)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

        (c)   (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

           (ii)  Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Common Unit that has been issued upon conversion of a Subordinated Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or Common Units issued upon conversion of Subordinated Units will (A) first, be allocated to the Subordinated Units or Common Units issued upon conversion of Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or Common Units issued upon conversion of Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or Common Units issued upon conversion of Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or retained Common Units issued upon conversion of Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or Common Units issued upon conversion of Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

        (d)   (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to the Partnership Interests (including as described in Section 7.5(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests pursuant to this Section 5.6 or Section 7.5(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.7    Conversion of Subordinated Units.

        (a)   All of the Subordinated Units shall automatically convert into Common Units on a one-for-one basis on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

        (b)   Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        (c)   A Common Unit that has been issued upon conversion of a Subordinated Unit shall be subject to the provisions of Section 6.7.

        Section 5.8    Limited Preemptive Right.     Except as provided in this Section 5.8 and in Section 5.2 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.9    Splits and Combinations.

        (a)   Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership's term.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

        Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

        (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the "Reset MQD") (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). The Percentage Interest of the General Partner after the issuance of the Aggregate Quantity of IDR Reset Common Units shall equal the Percentage Interest of the General Partner prior to the issuance of the Aggregate Quantity of IDR Reset Common Units and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in order to maintain its Percentage Interest in connection therewith, which Percentage Interest shall be represented by the number of Notional General Partner Units as is necessary to calculate such Percentage Interest. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

        (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the aggregate number of Common Units which each holder of Incentive Distribution Rights will be entitled to receive.

        (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

        (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset

Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

        (e)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

        (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

        (a)    Net Income.     After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

            (i)  First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

           (ii)  The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).

        (b)    Net Loss.     After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

            (i)  First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

           (ii)  The balance, if any, 100% to the General Partner;

        (c)    Net Termination Gains and Losses.     After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c) , Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

            (i)  Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

            (A)  First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

            (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

            (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

            (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

           (ii)  Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

            (A)  First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

            (C)  Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

            (D)  Fourth, the balance, if any, 100% to the General Partner.

          (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to a Liquidation Date shall be allocated:

            (A)  First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

            (B)  The balance, if any, to the General Partner.

          (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to a Liquidation Date shall be allocated:

            (A)  First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

            (B)  Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

            (C)  The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

        (d)    Special Allocations.     Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner's Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

            (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

          (iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v)    Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

          (vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

          (ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x)    Economic Uniformity; Changes in Law.

            (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

            (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

            (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

            (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

          (xi)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii)    Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

            (B)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

            (C)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (D)  For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii) .

          (xiii)    Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period.     Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

        (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (f)    Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option is exercised in full or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2012, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." Notwithstanding any provision to the contrary contained in this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and any other applicable law.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions of Available Cash from Operating Surplus.

        (a)    During Subordination Period.     Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Interests issued pursuant thereto:

            (i)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

           (v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

         (vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)    After Subordination Period.     Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

            (i)  First, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions of Available Cash from Capital Surplus.     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from

Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

        (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such Common Units issued upon conversion of such Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such Common Units issued upon conversion of such Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x), 6.7(b) and 6.7(c).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Common Unit that has been issued upon conversion of a Subordinated Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or retained Common Units issued upon conversion of Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

        (c)   The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4 and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

        Section 6.9    Entity-Level Taxation.     If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII.

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests;

        (xiv)  the undertaking of any action in connection with the Partnership's participation in any Group Member; and

         (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Replacement of Fiduciary Duties.     Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement (i) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, the Board of Directors, any committee thereof or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) constitutes a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision is hereby approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

        Section 7.3    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.4    Restrictions on the General Partner's Authority.     Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.5    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        (d)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

        Section 7.6    Outside Activities.

        (a)   The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.

        (b)   Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner or any other Person bound by this Agreement. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

        (c)   Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership, all Partners, and all other Persons bound by this Agreement, (ii) it shall not be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

        (e)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

        Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.8    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate's obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

        (c)   The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's or any other Group Member's activities or such Person's activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        (j)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.8 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys' fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (k)   This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

        Section 7.9    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee, including any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal. To the fullest extent permitted by law, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement waives any and all rights to claim punitive damages or damages based upon the Federal, State or other income taxes paid or payable by any such Limited Partner or other Person.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the General Partner nor any other Indemnitee shall be responsible for any misconduct, negligence or wrong doing on the part of any such agent appointed by the General Partner or any such Indemnitee in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership, to any Partner, or to any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.10    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner, limited partner or holder of Incentive Distribution Rights) or any of its Affiliates or Associates or any Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or any of its Affiliates or Associates or any Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of holders of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Notwithstanding any other provision of this Agreement or applicable law, if Special Approval is sought or obtained, then it shall be conclusively deemed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

        (b)   Whenever the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate, Associate or Indemnitee of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee, or such Affiliate, Associate or Indemnitee causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable; provided further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee.

        (c)   Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates or Associates or any Indemnitee causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its sole discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Limited Partner Interests, it shall be acting in its individual capacity.

        (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

        (f)    Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or in equity, except as expressly set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (g)   The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

        (h)   The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners based on their particular circumstances) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

        Section 7.11    Other Matters Concerning the General Partner.

        (a)   The General Partner and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        Section 7.12    Purchase or Sale of Partnership Interests.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests; provided that, except as permitted pursuant to Section 4.9, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.13    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including, for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner at the Closing Date notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual's status as an officer, director or employee of the General Partner or of an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the "Holder") to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than four registrations in total pursuant to this Section 7.13(a) and Section 7.13(b), no more than two of which shall be required to be made at any time that the Partnership is not eligible to use Form S-3 (or a comparable form) for the registration under the Securities Act of its securities; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.13(a) or Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.13(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If any Holder holds Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Interests specified by the

Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than four registrations pursuant to Section 7.13(a) and this Section 7.13(b); and provided further, however, that if the Conflicts Committee determines that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.13(a) or this Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.13(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify each Holder that is an Affiliate of the Partnership at the time of such proposal and use all reasonable efforts to include such number or amount of securities held by such Holder in such registration statement as it shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of such Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.13(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and such Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Interests would have a material adverse effect on the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by such Holder that, in the opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the success of the offering. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by such Holder.

        (d)   If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (e)   The provisions of Section 7.13(a), Section 7.13(b) and Section 7.13(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.13(d) shall continue in effect thereafter.

        (f)    The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.13 may be assigned (but only with all related obligations) by a Holder to a transferee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Partnership Interests with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be bound by and subject to the terms set forth in this Section 7.13.

        (g)   Any request to register Partnership Interests pursuant to this Section 7.13 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests and (iv) contain the undertaking of such Person to provide all such information and materials regarding such Person and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

        Section 7.14    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General

Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year.     The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Section 8.3 Reports.

        (a)   As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

        (c)   The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX.

TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding; Tax Payments.

        (a)   The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

        (b)   Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X.

ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

        (a)   Upon the issuance by the Partnership of the Common Units, Subordinated Units and Incentive Distribution Rights and the Common Units to the General Partner, USA Compression Holdings and the Underwriters as described in Article V in connection with the Initial Offering, such parties shall be automatically admitted to the Partnership as Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights or Common Units issued to them, all with or without execution of this Agreement.

        (b)   By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any additional or successor Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

        (c)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (d)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

        Section 10.2    Admission of Successor General Partner.     A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to, and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI.

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

            (i)  the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

          (iii)  the General Partner is removed pursuant to Section 11.2;

          (iv)  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 p.m., prevailing Central Time, on June 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 p.m., prevailing Central Time, on June 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner who shall be admitted as a general partner of the Partnership upon the effective date of such withdrawal. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units, voting as a class, and a majority of the outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to

Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' or beneficial owners' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert shall consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner (including an appropriate "control premium"), the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist:

        (a)   the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; and

        (b)   if all of the Subordinated Units convert into Common Units pursuant to Section 11.4(a), all Cumulative Common Unit Arrearages on the Common Units will be extinguished and the Subordination Period will end;

provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7.

        Section 11.5    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

 ARTICLE XII.

DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.     Upon dissolution of the Partnership the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The

Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)).

        Section 12.5    Cancellation of Certificate of Limited Partnership.     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the winding up of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII.

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.     Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof); provided, however, for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d)(1), the General Partner shall disregard the effect on any class or classes of Partnership Interests that have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to the Partnership Interests pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

        (k)   a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.     Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than a provision of the Delaware Act that becomes a part of this Agreement by operation of law) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this

Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

        (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3 or Section 13.1 (this Section 13.3(c) being subject to the General Partner's authority to unilaterally approve amendments pursuant to Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.     The transactions at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting.     The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner or its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner or its Affiliates). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission is signed or transmitted by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units deemed owned by the General Partner or its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote thereon were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Article XIII shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

        Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units or the holders thereof shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV.

MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.     The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts, business trusts, associations, real estate investment trusts, common law trusts or unincorporated businesses or entities, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) (each an "Other Entity") or convert into any such Other Entity, whether such Other Entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)  the name, jurisdiction of formation or organization and type of entity of each of the business entities proposing to merge or consolidate;

           (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the

  Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any Other Entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any Other Entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

           (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles or certificate of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

         (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

            (i)  the name of the converting entity and the converted entity;

           (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

          (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or an Other Entity, or for the cancellation of such equity securities;

           (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership;

          (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

         (vii)  the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain and stated in such certificate of conversion); and

        (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent or consent by electronic transmission, in any case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the solicitation of written consent or consent by electronic transmission.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into an Other Entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

        (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger or Certificate of Conversion.     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Effect of Merger, Consolidation or Conversion.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

            (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

           (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

           (v)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner

or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).

        (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI.

GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

        (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        (b)   The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.     Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Sections 10.1(a) or (b) without execution hereof.

        Section 16.9    Applicable Law; Forum, Venue and Jurisdiction.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   The Partnership, each Partner, each Record Holder, each other Person who acquires any legal or beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and each other Person who is bound by this Agreement (collectively, the "Consenting Parties" and each a "Consenting Party"):

            (i)  irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (D) any provision of the Delaware Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of

  Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction;

           (ii)  irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

          (iii)  irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

           (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

          (vi)  irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9.

        Section 16.10    Invalidity of Provisions.     If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile Signatures.     The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERAL PARTNER:
USA COMPRESSION GP, LLC
By:	Name: Title:
USA COMPRESSION HOLDINGS:
USA COMPRESSION HOLDINGS, LLC
By:	Name: Title:

Signature Page to First Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
USA Compression Partners, LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
USA Compression Partners, LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), USA Compression Partners, LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                    (the "Holder") is the registered owner of                   Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 100 Congress Avenue, Suite 450, Austin, Texas 78701. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

A-1

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	USA Compression Partners, LP
Countersigned and Registered by:	By: USA Compression GP, LLC
[ ],	By:
As Transfer Agent and Registrar	Name:
	By:	Secretary

A-2

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT as tenants by the entireties	Custodian (Cust)
JT TEN -as joint tenants with right of survivorship and not as tenants in common	(Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

A-3

 ASSIGNMENT OF COMMON UNITS OF
USA COMPRESSION PARTNERS, LP

        FOR VALUE RECEIVED,                hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                            Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                as its attorney-in-fact with full power of substitution to transfer the same on the books of USA Compression Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, (Signature) SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-4

APPENDIX B

GLOSSARY OF TERMS

        Adjusted operating surplus:    Adjusted operating surplus for any period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus"); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

        Available cash:    For any quarter ending prior to liquidation:

  (a)
  the sum of:

            (1)   all cash and cash equivalents of USA Compression Partners, LP and its subsidiaries on hand at the end of that quarter; and

            (2)   if our general partner so determines all or a portion of any additional cash or cash equivalents of USA Compression Partners, LP and its subsidiaries on hand on the date of determination of available cash for that quarter;

  (b)
  less the amount of cash reserves established by our general partner to:

            (1)   provide for the proper conduct of the business of USA Compression Partners, LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of USA Compression Partners, LP and its subsidiaries) after that quarter;

            (2)   comply with applicable law or our revolving credit facility or other agreement or obligation to which USA Compression Partners, LP or any of its subsidiaries is a party or its assets are subject; and

            (3)   provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (b)(3) immediately above unless our general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

        Basin:    A geological province on land or offshore where hydrocarbons are generated and trapped.

        Capital account:    The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in USA Compression Partners, LP, held by a partner.

        Capital surplus:    All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus from the closing of the initial public offering through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

        Closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the New York Stock Exchange or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        Coal bed formations:    Geological formations in which natural gas is generated and stored within coal seams.

        Conventional basin:    A geological province in which the reservoir and fluid characteristics permit the oil and natural gas to readily flow to the wellbore.

        Cumulative common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        Current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        Energy Information Administration (EIA):    The statistical and analytical agency within the U.S. Department of Energy.

        GAAP:    Generally accepted accounting principles.

        Horsepower Utilization.    Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided (ii) by total available horsepower less idle horsepower that is under repair.

        Interim capital transactions:    The following transactions if they occur prior to liquidation:

          (a)   borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for items purchased on open account in the ordinary course of business) by USA Compression Partners, LP or any of its subsidiaries;

          (b)   sales of equity interests by USA Compression Partners, LP or any of its subsidiaries;

          (c)   sales or other voluntary or involuntary dispositions of any assets of USA Compression Partners, LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements); and

          (d)   capital contributions.

        Multi-stage compression:    A form of natural gas compression which involves sequentially compressing natural gas to achieve incrementally smaller volumes and higher pressures within each stage.

        Natural gas:    A mixture of hydrocarbons (principally methane, ethane, propane, butanes and pentanes), water vapor, hydrogen sulfide, carbon dioxide, helium, nitrogen and other chemicals that occur naturally underground in a gaseous state.

        Natural gas compression:    A mechanical process whereby natural gas is compressed to a smaller volume resulting in a higher pressure.

        Operating expenditures:    All of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

        Operating surplus.    Operating surplus for any period consists of:

  •
  $             million; plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

  •
  all of our operating expenditures after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred; less

  •
  any loss realized on disposition of an investment capital expenditure.

        Play:    A geological formation that contains petroleum and/or natural gas.

        Revenue Generating Horsepower.    Revenue generating horsepower is horsepower under contract for which we are billing a customer.

        Riverstone:    Riverstone/Carlyle Global Energy and Power Fund IV, L.P., and affiliated entities, including Riverstone Holdings LLC.

        Shale play:    A geological formation that contains petroleum and/or natural gas in nonporous rock that requires special drilling and completion techniques.

        Subordination period:    Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2015, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined above) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Tight gas:    Natural gas found in reservoirs with impermeable, hard rock, or in a sandstone or limestone formation that is unusually impermeable and non-porous.

        Throughput:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility in an economically meaningful period of time.

        Total available horsepower:    Includes revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower, but excludes new horsepower on order that is not yet delivered and for which we do not have a compression services contract.

        Wellhead:    The equipment at the surface of a well used to control the well's pressure; the point at which the hydrocarbons and water exit the ground.

        Working capital borrowings:    Borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, that in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

USA Compression Partners, LP

Common Units
Representing Limited Partner Interests

PROSPECTUS

        , 2012

Barclays
Goldman, Sachs & Co.
J.P. Morgan
Wells Fargo Securities

Raymond James
RBC Capital Markets
UBS Investment Bank

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

SEC registration fee		$23,220
FINRA filing fee		20,500
New York Stock Exchange listing fee			*
Printing and engraving expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of USA Compression Partners, LP and our general partner, their officers and directors, and any person who controls USA Compression Partners, LP and our general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. As of the consummation of this offering, the general partner of the registrant will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1	†	Certificate of Limited Partnership of USA Compression Partners, LP
3.2		Form of Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP (included as Appendix A to the Prospectus)
3.3	†	Certificate of Formation of USA Compression GP, LLC
3.4	†	Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC
5.1*		Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1*		Opinion of Latham & Watkins LLP relating to tax matters
10.1	†#	Third Amended and Restated Credit Agreement
10.2	†	First Amendment to Third Amended and Restated Credit Agreement
10.3	†	Second Amendment to Third Amended and Restated Credit Agreement
10.4	*	Form of Long Term Incentive Plan of USA Compression Partners, LP
10.5	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Eric D. Long
10.6	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Joseph C. Tusa, Jr.
10.7	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and David A. Smith
10.8		Third Amendment to Third Amended and Restated Credit Agreement
10.9		Fourth Amended and Restated Credit Agreement
21.1	†	List of subsidiaries of USA Compression Partners, LP
23.1		Consent of KPMG LLP
23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.3	*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1	†	Powers of Attorney (included on the signature page)
99.1		Consent of Director Nominee, Robert F. End

*
To be filed by amendment.
†
Previously filed.
#
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

        (b)   Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (2)
  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (3)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with USA Compression GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to USA Compression GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

  (6)
  The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 8, 2012.

USA COMPRESSION PARTNERS, LP
By:	USA Compression GP, LLC, its General Partner
	By:	/s/ ERIC D. LONG Eric D. Long President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 8, 2012.

	Signature	Title

/s/ ERIC D. LONG Eric D. Long		President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ JOSEPH C. TUSA, JR. Joseph C. Tusa, Jr.		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* William H. Shea, Jr.		Director
* Olivia C. Wassenaar		Director
* Andrew W. Ward		Director
*By:	/s/ J. GREGORY HOLLOWAY J. Gregory Holloway Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1	†	Certificate of Limited Partnership of USA Compression Partners, LP
3.2		Form of Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP (included as Appendix A to the Prospectus)
3.3	†	Certificate of Formation of USA Compression GP, LLC
3.4	†	Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC
5.1*		Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1*		Opinion of Latham & Watkins LLP relating to tax matters
10.1	†#	Third Amended and Restated Credit Agreement
10.2	†	First Amendment to Third Amended and Restated Credit Agreement
10.3	†	Second Amendment to Third Amended and Restated Credit Agreement
10.4	*	Form of Long Term Incentive Plan of USA Compression Partners, LP
10.5	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Eric D. Long
10.6	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Joseph C. Tusa, Jr.
10.7	†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and David A. Smith
10.8		Third Amendment to Third Amended and Restated Credit Agreement
10.9		Fourth Amended and Restated Credit Agreement
21.1	†	List of subsidiaries of USA Compression Partners, LP
23.1		Consent of KPMG LLP
23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.3	*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1	†	Powers of Attorney (included on the signature page)
99.1		Consent of Director Nominee, Robert F. End

*
To be filed by amendment.
†
Previously filed.
#
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.